FILED PURSUANT TO

RULE 424 (B) (3)

REGISTRATION NO:333-103941

MERGER PROPOSED—YOUR VOTE IS

VERY IMPORTANT

Millennium Bank Stockholders:

The Board of Directors of Millennium Bank has agreed to a merger of Millennium Bank with a wholly owned subsidiary of Alabama National BanCorporation. Before we can complete this merger, the merger agreement must be approved by Millennium Bank’s stockholders. We are sending you this proxy statement-prospectus to ask you to vote in favor of the merger.

If the merger is completed, for each share of Millennium Bank common stock that you own before the merger you will receive in exchange cash in the amount of $1.52 (as potentially increased or modified as described in this proxy statement-prospectus) plus either (1) 0.63115 shares of common stock in Alabama National or (2) at your option, but subject to certain limitations, an additional amount in cash in lieu of stock, determined based on an average trading price of Alabama National common stock prior to the merger. For a description of the calculation of optional additional cash, refer to page 18. As an example of the optional additional cash consideration, if the average price of Alabama National common stock used to determine the optional additional cash consideration is $42.00 per share, a Millennium Bank stockholder electing to receive additional cash would receive additional cash, in lieu of Alabama National common stock, of $26.5083, for each share of Millennium Bank common stock. For a discussion of limitations on your ability to receive cash instead of Alabama National common stock in the merger, see “SUMMARY—Approval of the Merger Agreement” on page 2. For a full description of the procedures you must follow to elect to receive cash in the merger, see “APPROVAL OF THE MERGER AGREEMENT—Procedures for Making a Cash Election” on page 19. You should also refer to page 17 where merger consideration examples are set forth. Shares of Alabama National common stock are quoted on the NASDAQ Stock Market under the symbol “ALAB.”

The merger cannot be completed unless holders of at least two-thirds of Millennium Bank’s common stock approve it. We have scheduled an annual stockholder meeting for you to vote on the merger. At the annual meeting you also will vote on the reelection of the Millennium Bank directors.

Your vote is very important. Whether or not you plan to attend our annual stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger and for the reelection of directors.

The date, time and place of the annual meeting is:

Date:	April 30, 2003
Time:	10:00 a.m.
Place:	Doubletree Hotel 1714 S.W. 34th Street Gainesville, Florida 32607

This proxy statement-prospectus provides you with detailed information about the proposed merger. You can also get information about Alabama National from documents Alabama National has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

In particular, please see the section entitled “ Risk Factors” beginning on page 10.

We are very enthusiastic about this merger and the strength and capabilities we expect to achieve from it.

Sincerely,

G. Andrew Williams

President and Chief Executive Officer

Millennium Bank

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement-prospectus is dated March 31, 2003

and was first mailed to stockholders on or about March 31, 2003

These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

We have not been authorized to give any information or make any representation about the merger or Millennium Bank or Alabama National that differs from, or adds to, the information in this proxy statement-prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Alabama National that is not included or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Alabama National that are incorporated by reference in this document through the Securities and Exchange Commission website at “http://www.sec.gov” or by requesting them in writing or by telephone from the company: Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, (205) 583-3650. If you would like to request documents, please do so by April 23, 2003 to receive them before Millennium Bank’s annual meeting. Instructions regarding how to obtain this information are contained on page 58 under the caption “WHERE YOU CAN FIND MORE INFORMATION.”

MILLENNIUM BANK

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 30, 2003

Millennium Bank will hold an annual meeting of stockholders at the Doubletree Hotel, 1714 S.W. 34th Street, Gainesville, Florida 32607 at 10:00 a.m. local time on Wednesday, April 30, 2003 to vote on:

1.	The Agreement and Plan of Merger, and related Plan of Merger, each dated as of January 28, 2003 (collectively, the “merger agreement”), by and between Alabama National BanCorporation and Millennium Bank and the transactions contemplated by the merger agreement. These transactions include the merger of Millennium Bank with a subsidiary of Alabama National and the issuance of Alabama National shares and the payment of cash consideration to Millennium Bank’s stockholders. This proposal is more fully described in the enclosed proxy statement-prospectus. You can find a copy of the Agreement and Plan of Merger in Appendix A to this document, and the related Plan of Merger in Appendix B to this document.

2.	The election of directors to serve until the effective time of the merger, or if the merger does not occur, until the annual meeting of stockholders in 2004.

3.	Any other matters that properly come before the annual meeting, or any adjournments or postponements of the annual meeting.

Record holders of Millennium Bank common stock at the close of business on March 17, 2003, will receive notice of and may vote at the annual meeting, including any adjournments or postponements. The Bylaws of Millennium Bank require approval by at least two-thirds of the outstanding shares of Millennium Bank to approve the merger agreement (Proposal 1). Assuming a quorum is present at the meeting in person or by proxy, directors will be elected (Proposal 2) by a plurality of the votes cast.

A holder of Millennium Bank common stock who complies with the provisions of applicable law relating to dissenters’ rights applicable to the merger will be entitled to receive payment in cash of the value of only those shares held (i) which are voted against approval of the merger agreement at the annual meeting (either in person or by proxy), or (ii) with respect to which the holder thereof has given written notice to Millennium Bank at or prior to the annual meeting that the holder dissents from the merger agreement. We have attached a copy of the dissenters’ rights law as Appendix C to this document.

You are cordially invited to attend the annual meeting in person, but regardless of whether you plan to attend, please return the enclosed proxy card.

G. Andrew Williams President and Chief Executive Officer

March 31, 2003

Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the annual meeting.

Your Board of Directors unanimously recommends that you vote FOR approval of the matters that you will vote on at the annual meeting.

Questions and Answers About the Merger

Q:	What is this proxy statement-prospectus and why am I receiving it?

A:	This proxy statement-prospectus describes in detail the proposed merger between Millennium Bank and MLB Interim Bank, a Florida banking corporation in organization and wholly owned subsidiary of Alabama National BanCorporation. Because you are a stockholder of Millennium Bank, you are being asked to vote on the merger agreement at an annual stockholders meeting to be held on April 30, 2003. This proxy statement-prospectus should answer any questions you may have about the merger. At the annual meeting you also will be asked to vote upon the reelection of Millennium Bank directors, as described elsewhere in this proxy statement-prospectus.

Q:	What will happen if the stockholders of Millennium Bank approve the merger agreement?

A:	If the Millennium Bank stockholders approve the merger agreement, then shortly following the annual meeting, subject to certain regulatory approvals and other conditions, Millennium Bank will merge with MLB Interim Bank. For each share of Millennium Bank common stock that you own, you will be entitled to receive cash in the amount of $1.52 (as potentially increased or modified as described in this proxy statement-prospectus) plus either (1) 0.63115 shares of common stock in Alabama National or (2) if you so elect, but subject to certain limitations, an additional amount in cash rather than Alabama National common stock (determined based on an average trading price of Alabama National common stock prior to the merger), in exchange for each share of Millennium Bank’s common stock that you own at the time of the merger. See the “SUMMARY—Approval of the Merger Agreement” on page 2 for a description of the merger consideration and page 17 for examples of possible consideration scenarios and calculations.

Q:	What will happen to Millennium Bank following the merger?

A:	Immediately following the merger of Millennium Bank with MLB Interim Bank, the surviving entity will become a wholly owned subsidiary of Alabama National named Millennium Bank.

Q:	What should I do now?

A:	Send in your proxy card. After reviewing this document, indicate on your proxy card how you want to vote, and sign, date and mail it in the enclosed envelope addressed to Millennium Bank as soon as possible to ensure that your shares will be represented at the annual meeting.

If you sign, date and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement and the merger, and also in favor of the reelection of directors. If you do not sign and send in your proxy, and if you do not attend and cast your vote in person at the annual meeting, it will have the same effect as a vote against the merger.

Send in your election form if you want to receive cash for your shares. If you wish to receive cash instead of Alabama National common stock for any or all of your shares of Millennium Bank common stock, follow the instructions for making a cash election that we describe on pages 18 and 19 of this document and on the cash election form enclosed. Please note, however, that you may not be able to exchange all of your shares for cash even if you make a proper cash election, because the total amount of cash Alabama National is obligated to pay in the merger is limited.

Q:	If my shares are held in “street” name by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares of Millennium Bank common stock only if you provide your broker with instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted on the merger.

Q:	Can I revoke my proxy and change my mind?

A:	Yes. You may revoke your proxy up to the time of the annual meeting by taking any of the actions explained under “GENERAL INFORMATION—Proxies and Other Matters” on page 14 of this proxy statement-prospectus, including by giving a written notice of revocation, signing and delivering a new later-dated proxy, or by attending the annual meeting and voting in person.

Q:	Can I vote my shares in person?

A:	Yes. You may attend the annual meeting and vote your shares in person rather than signing and mailing your proxy card.

Q:	Can I change or revoke my cash election once I have mailed my signed form of election?

A:	Yes. You can change or revoke your cash election in writing at any time prior to the election deadline of 5:00 p.m., Eastern Time, on April 30, 2003.

Q:	Should I send in my stock certificates now?

A:	No. Hold all of your stock certificates and send them in with the transmittal materials you will receive from the exchange agent after we complete the merger.

Q:	Whom can I call with questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

G. Andrew Williams

Millennium Bank

4340 Newberry Road

Gainesville, Florida 32607

Telephone: (352) 335-0999

i

ii

SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer. These will give you a more complete description of the transactions we are proposing. For more information about Alabama National, see “Where You Can Find More Information” (page 58). Each item in this summary refers to the pages where that subject is discussed more fully.

Parties to the Merger (Pages 53 and 54)

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

(205) 583-3650

Alabama National is the sixth largest bank holding company headquartered in the State of Alabama, with eleven bank subsidiaries in Alabama, Florida and Georgia. Alabama National, through its subsidiary banks, provides full banking services to individuals and small businesses. As of December 31, 2002, Alabama National had total assets of about $3.3 billion, total deposits of about $2.3 billion, and total stockholders’ equity of about $234.5 million.

Millennium Bank

4340 Newberry Road

Gainesville, Florida 32607

(352) 335-0999

Millennium Bank is a Florida state bank headquartered in Gainesville, Florida. It provides commercial banking services through two branch offices in Gainesville and one in Alachua, Florida. As of December 31, 2002, the total assets of Millennium Bank were about $98.8 million, deposits were about $82.5 million and stockholders’ equity was about $8.3 million.

MLB Interim Bank

4340 Newberry Road

Gainesville, Florida 32607

(352) 335-0999

MLB Interim Bank is a Florida state bank in organization and a wholly owned subsidiary of Alabama National. MLB Interim Bank is being formed for the purpose of effecting the merger with Millennium Bank. MLB Interim Bank will not engage in any business prior to the merger.

Stockholder Meeting to Approve Merger and to Reelect Directors (Page 13)

We will hold the Millennium Bank annual meeting at 10:00 a.m. local time, on Wednesday, April 30, 2003, at the Doubletree Hotel, 1714 S.W. 34th Street, Gainesville, Florida 32607. At this important meeting, we will ask Millennium Bank’s stockholders to (1) consider and vote upon approval of the merger agreement, (2) consider and vote upon the reelection of directors, and (3) act on any other matters that may be put to a vote at the Millennium Bank annual meeting. You may vote at the Millennium Bank meeting if you owned Millennium Bank shares at the close of business on March 17, 2003. As of such date, there were 739,067 shares of Millennium Bank common stock issued and outstanding and entitled to be voted at the annual meeting.

Approval of the Merger Agreement (Page 16)

Terms of the Merger (Page 16).    The merger agreement is the document that governs the merger of Millennium Bank with MLB Interim Bank and the issuance of shares of Alabama National common stock and cash consideration to Millennium Bank’s stockholders in connection with the merger. We encourage you to read the merger agreement that is attached to this proxy statement-prospectus as Appendix A and Appendix B. The merger agreement provides for the merger of Millennium Bank with MLB Interim Bank. The surviving entity following the merger will be a wholly owned subsidiary of Alabama National named Millennium Bank.

Merger Consideration (Page 16).    The merger agreement provides that Millennium Bank stockholders who do not exercise their dissenters’ rights will receive for their shares of Millennium Bank common stock either (1) a combination of cash and shares of Alabama National common stock or (2) all cash as consideration, subject to certain limitations. These two options are described in more detail below.

Cash and Stock Consideration (Page 16).

Absent a cash election, each share of Millennium Bank common stock issued and outstanding at the effective time of the merger will be converted into and exchanged for shares of Alabama National common stock and cash. More specifically, for each share of Millennium Bank common stock, each stockholder will have the right to receive: (1) 0.63115 shares of Alabama National common stock (the “Exchange Ratio”), and (2) cash in the amount of $1.52 (as potentially increased, as described below). In our discussion we may refer to the number of shares of Alabama National common stock to be received upon conversion of each share of Millennium Bank common stock as the “per share stock consideration”, and we may refer to the amount of cash to be received for each share of Millennium Bank common stock being converted as the “per share cash consideration.”

The per share stock consideration and the per share cash consideration described above were calculated based on a target stock price of $44.00 per share for Alabama National’s common stock. At that stock price, the purchase price for each share of Millennium Bank common stock to be paid by Alabama National, stated in terms of dollars and cents rather than a combination of Alabama National common stock and cash, is a target amount of $29.29. This is calculated by multiplying the $44.00 Alabama National target share price by the Exchange Ratio, which results in $27.7706, and then adding the additional per share cash consideration of $1.52 ($27.7706 plus $1.52 equals $29.29, after rounding). This “dollars and cents” amount is referred to as the “dollar equivalent per share consideration.”

The price per share of Alabama National’s common stock fluctuates from day-to-day, and the price per share prior to the effective time of the merger will most likely be higher or lower than the target price of $44.00. As a result, the dollar equivalent per share consideration will most likely be higher or lower than the target amount of $29.29. On the fifth business day prior to the effective time of the merger, an “average price” of Alabama National’s stock price will be calculated based on the averages of the high and low sales prices of Alabama National’s common stock reported on the NASDAQ Stock Market for the previous ten business days. If the “average price” is less than $44.00, then the per share cash consideration will be increased so that the stockholder receives a dollar equivalent per share consideration of at least $29.29. For example, if the “average price” were $42.00, the per share cash consideration would be increased from $1.52 to $2.79. That way, the dollar equivalent per share consideration of the Alabama National common stock and cash to be paid for each share of Millennium Bank common stock would at least equal the target amount of $29.29. As before, this is calculated by multiplying the Alabama National share price of $42.00 by the Exchange Ratio, which results in $26.5083, and then adding the additional per share cash consideration of $2.79 ($26.5083 plus $2.79 equals just over $29.29).

Note that the amount of the per share cash consideration that Alabama National may be required to pay according to the merger agreement is capped at $4.68 per share (which corresponds to an “average price” of

$39.00 per share). If the average price falls below $39.00 per share, the Millennium Bank board of directors has the option to terminate the merger agreement. Alabama National, however, may elect to reverse any such termination by increasing the per share cash consideration to an amount in excess of $4.68, such that the dollar equivalent per share consideration equals $29.29. If Alabama National makes such an election, Alabama National may fund the amount in excess of $4.68 with additional cash, additional shares of Alabama National common stock (valued using the average price), or a combination of both cash and stock.

Of course, the dollar equivalent per share consideration is just a way to approximate the dollar value at the effective time of the merger of the shares of Alabama National common stock and cash to be paid for each share of Millennium Bank common stock. Unless a Millennium Bank stockholder elects to receive all cash for his or her shares (see “Election to Receive Cash Consideration in Lieu of Common Stock” below), he or she will receive at least some shares of Alabama National common stock in connection with the merger. After the effective time of the merger, the value of these shares will fluctuate daily based on the trading value of Alabama National’s common stock.

Election to Receive Cash Consideration In Lieu of Common Stock (Page 18).

As discussed above, each Millennium Bank stockholder will receive at least some cash for his or her Millennium Bank shares (the per share cash consideration). In addition, a stockholder may elect to receive cash instead of some or all of the shares of Alabama National common stock that he or she would otherwise receive. Any such cash election must be made in accordance with certain election procedures. See “APPROVAL OF THE MERGER AGREEMENT—Procedures for Making a Cash Election” on page 19. The amount of cash that a Millennium Bank stockholder will receive under a cash election will be subject to the cash allocation procedures described below. In our discussion we may refer to the amount of cash to be received for each share of Millennium Bank common stock converted in connection with the cash election as the “per share cash election consideration.”

Stockholders who choose to receive additional cash consideration will receive an amount in cash for each share of Millennium Bank stock covered by the election equal to the product of (1) the “average price” of Alabama National common stock (calculated as described above) multiplied by (2) the Exchange Ratio. In addition to the amount of cash received as a result of any such cash election, these stockholders will also receive the per share cash consideration of $1.52 (as potentially adjusted) described above.

Under the merger agreement, the maximum amount of cash consideration that Alabama National is required to pay in connection with the Merger is $8.5 million. As discussed above, Alabama National will pay at least $1.52 per share to all Millennium Bank stockholders, regardless of whether they make a cash election or not. If the number of stockholders who elect to receive cash instead of shares of Alabama National common stock would cause the total amount of cash to be paid by Alabama National to exceed $8.5 million, Alabama National is permitted to allocate and proportionately reduce the cash elections made by Millennium Bank stockholders. See “APPROVAL OF THE MERGER AGREEMENT—Procedures for Making a Cash Election” on page 19.

Regulatory Approvals; Effective Time (Pages 33 and 21). We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation and the Florida Department of Financial Services. While we do not know of any reason why we should not obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we can obtain them.

The merger will become effective as of the date and at the time that the later of the following occurs:

(1)    the articles of merger reflecting the merger of MLB Interim Bank and Millennium Bank are accepted for filing by the Secretary of State of Florida, or

(2)    such later date and time as agreed upon in writing by Alabama National and Millennium Bank and specified in the articles of merger.

We will not file the articles of merger until all conditions contained in the merger agreement have been satisfied or waived.

Recommendation of Millennium Bank’s Board of Directors; Opinion of Keefe, Bruyette & Woods, Inc. (Pages 15 and 24).    Millennium Bank’s board of directors believes that the merger is fair to you and in your best interests, and recommends that you vote “FOR” the proposal to approve the merger and the merger agreement. Millennium Bank’s board of directors also recommends that you vote “FOR” the proposal to approve the reelection of its directors. In deciding to approve the merger, Millennium Bank’s board of directors considered, among other things, the opinion of Keefe, Bruyette & Woods, Inc., that, as of the date of the opinion, the dollar equivalent per share exchange consideration to be received by Millennium Bank’s stockholders was fair from a financial point of view to Millennium Bank’s stockholders. We have attached as Appendix D the written opinion of Keefe, Bruyette & Woods, Inc. dated January 28, 2003. You should read it and the disclosure entitled “Opinion of Keefe, Bruyette and Woods, Inc.” beginning on page 24 carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc. in providing its opinion.

Votes Required (Page 13).    In order to approve the merger agreement, Millennium Bank’s stockholders holding at least two-thirds of the outstanding shares of Millennium Bank common stock must vote for the merger agreement. The directors of Millennium Bank beneficially owned, as of March 17, 2003, a total of 319,732 shares (39.28%) of Millennium Bank common stock. Each member of the board of directors of Millennium Bank has agreed, subject to certain conditions, to vote his or her shares of Millennium Bank common stock in favor of the merger agreement. Assuming a quorum is present at the meeting in person or by proxy, directors will be elected by a plurality of the votes cast.

Surrender of Certificates (Page 20).    Following the merger, holders of Millennium Bank stock certificates will need to exchange their certificates for new certificates or a book-entry position in Alabama National stock and per share cash consideration, or, if properly elected, for per share cash election consideration. Shortly after we complete the merger, Alabama National will send Millennium Bank’s stockholders detailed instructions on how to exchange their shares. Please do not send us any stock certificates until you receive these instructions.

Conditions to Consummation of the Merger (Page 32).    The completion of the merger depends on meeting a number of conditions, including the following: (1) Millennium Bank’s stockholders must approve the merger agreement, (2) we must receive all required regulatory approvals and any waiting periods required by law must have passed, (3) we must receive consents of third parties necessary to the consummation of the merger, and (4) we must receive certain opinions of counsel.

Effect on Certain Employee Benefit Plans of Millennium Bank (Page 31).

401(k) Plan.    Millennium Bank’s 401(k) plan will be terminated prior to the merger, and Alabama National will offer each employee of Millennium Bank the opportunity to enroll in Alabama National’s 401(k) plan.

Treatment of Millennium Bank Stock Options.    At the time we complete the merger, all outstanding stock options granted by Millennium bank under its stock option plans will be converted automatically into options to purchase Alabama National common stock. Alabama National will assume these options subject to their existing terms, including any acceleration in vesting that will occur as a consequence of the merger. The number of shares of Alabama National common stock that may be purchased upon exercise of each assumed option will be calculated according to an option exchange ratio established by the merger agreement.

Federal Income Tax Consequences (Page 38).    We expect that you will recognize gain for U.S. federal income tax purposes in the merger when you exchange all of your shares of Millennium Bank common stock for both cash and shares of Alabama National common stock, but not in an amount in excess of the cash received. If you receive only cash for your shares of Millennium Bank common stock by invoking a cash election or the exercise of dissenters’ rights, you generally will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis of the Millennium Bank common stock surrendered. Millennium Bank and Alabama National have received a legal opinion that this will be the case. This legal opinion is filed as an exhibit to the Registration Statement of which this proxy statement-prospectus forms a part.

This tax treatment may not apply to some Millennium Bank stockholders. Determining the actual tax consequence of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of this merger to you.

Management and Operations after the Merger (Page 37).    Following the merger, Millennium Bank will become a subsidiary of Alabama National. The Board of Directors of Millennium Bank will consist of 9 of the current directors of Millennium Bank plus John H. Holcomb III, Chairman and CEO of Alabama National. Following the merger, G. Andrew Williams will continue to serve as President and Chief Executive Officer of Millennium Bank. All current Alabama National officers and directors will continue to serve in their current positions after the completion of the merger.

Interests of Certain Persons in the Merger that are Different from Yours (Page 37).    Certain directors and officers of Millennium Bank have interests in the merger agreement that are different from your interests. Certain officers and directors of Millennium Bank will continue to serve as officers and directors of Millennium Bank following the merger. In addition, G. Andrew Williams, President and Chief Executive Officer of Millennium Bank, will enter into a new employment agreement with Millennium Bank upon the completion of the merger that will provide Mr. Williams a salary of at least $150,000 (or $160,000 in certain events) per year for up to three years following the merger, plus the opportunity to earn annual bonuses. Mr. Williams will receive a payment of $260,000 as consideration for the non-compete restrictions of his new employment agreement.

Furthermore, Robert L. Page, Senior Vice President and Senior Lending Officer of Millennium Bank, also will enter into a new employment agreement with Millennium Bank upon the completion of the merger that will provide Mr. Page a yearly salary and bonus opportunity for up to three years following the merger in amounts consistent with his salary and bonus opportunity prior to the merger. In 2002, Mr. Page received a salary of $94,000 and a bonus of $21,800. Mr. Page will also receive a one-time bonus in the amount of $100,000 in connection with the merger.

Each of Mr. Williams and Cynthia J. Delaparte, Senior Vice President and Chief Financial Officer of Millennium Bank, will receive payments in the amounts of $240,000 and $105,000, respectively, that are due in connection with termination of their current employment agreements with Millennium Bank.

In addition, the directors and officers of Millennium Bank hold stock options that will be converted at the time we complete the merger into options to purchase Alabama National common stock. Some of these options will be subject to immediate vesting because of the merger.

Accounting Treatment (Page 39).    We intend to treat the merger as a purchase by Alabama National of Millennium Bank under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of completion of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after consummation of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

Market Prices.    The following table sets forth (1) the market value of Alabama National common stock, (2) the market value of Millennium Bank common stock and (3) the price to be paid for each share of Millennium Bank common stock on an equivalent per share basis determined as if the completion of the merger occurred on (A) January 28, 2003, the business day immediately preceding the announcement of the execution of the merger agreement and (B) March 25, 2003, the last day for which such information could be calculated prior to the printing and mailing of this proxy statement-prospectus:

	Alabama National Common Stock(1)	Millennium Bank Common Stock(2)	Equivalent Price Per Share of Millennium Bank(3)
January 28, 2003	$43.23	N/A	$29.29
March 25, 2003	$42.74	N/A	$29.29

(1)	Determined on an historical basis with reference to the last sales price as reported on the NASDAQ Stock Market for each particular date.
(2)	There is no established public trading market for the Millennium Bank common stock on which an historical market value could be based.
(3)	Determined on an equivalent price per share basis by multiplying the Alabama National market value on each particular date by the Exchange Ratio of 0.63115, plus the additional cash consideration. Such additional cash consideration is determined by calculating the difference between $29.29 and the value obtained using the Exchange Ratio).

Resales of Alabama National Stock (Page 40).    The shares of Alabama National common stock issued to Millennium Bank’s stockholders in the merger will be freely transferable under federal securities law, except for shares issued to any stockholder who may be deemed an “affiliate” of Millennium Bank for purposes of Rule 145 under the Securities Act (generally including directors, executive officers and beneficial owners of 10% of any class of capital stock). Affiliates will be subject to certain restrictions on resales of newly acquired Alabama National shares.

Waiver and Amendment; Termination (Page 36).    Either Alabama National or Millennium Bank may waive or extend the time for performing the others’ obligations under the merger agreement. In addition, the boards of directors of each of Alabama National and Millennium Bank may agree to amend the merger agreement. The merger agreement may be terminated at any time prior to completion of the merger by the agreement of Millennium Bank and Alabama National.

Either company can also terminate the merger agreement under the following circumstances:

(1)  if any government body whose approval is necessary to complete the merger makes a final decision not to approve the merger;

(2)  if we do not or cannot complete the merger by July 31, 2003;

(3)  if Millennium Bank’s stockholders do not approve the merger agreement;

(4)  if Millennium Bank or Alabama National, as the case may be, materially violates any of its representations, warranties or obligations under the merger agreement; or

(5)  by either Millennium Bank or Alabama National if there is a material adverse change to the business of the other party.

Generally, the entity seeking to terminate the merger agreement cannot itself be in violation of the merger agreement so as to allow the other party to terminate the agreement.

Millennium Bank may terminate the merger agreement in certain circumstances if it decides to enter into a superior acquisition proposal with another potential business combination partner. In such event, Millennium Bank has agreed to pay Alabama National a termination fee of $1.0 million.

Alabama National may terminate the merger agreement if (1) the board of directors of Millennium Bank withdraws, adversely modifies or fails upon request to reconfirm its recommendation of the merger, (2) the board of directors of Millennium Bank recommends approval of another acquisition proposal to the stockholders or (3) any person or entity becomes the beneficial owner of 50% or more of the outstanding shares of Millennium Bank common stock.

Alabama National also can terminate the merger agreement if holders of more than 5% of the outstanding Millennium Bank shares have asserted dissenters’ rights under the Florida Statutes.

In addition, Millennium Bank can terminate the merger agreement if the average of the high and low prices of Alabama National common stock quoted on the NASDAQ Stock Market during the ten day period ending on the fifth day prior to the closing of the merger is less than $39.00. In this event, however, Alabama National has the opportunity to void such termination by increasing the consideration payable to the Millennium Bank stockholders.

Effect of Merger on Rights of Stockholders (Page 47).    As a Millennium Bank stockholder, your rights are currently governed by Millennium Bank’s Articles of Incorporation and Bylaws and by Florida law. Upon completion of the merger, if you do not elect to receive all cash for your shares of Millennium Bank common stock, you will automatically become an Alabama National stockholder. Your rights as an Alabama National stockholder will be determined by Alabama National’s Restated Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law. The rights of Alabama National’s stockholders differ from the rights of Millennium Bank’s stockholders in certain important respects.

Dissenters’ Rights (Page 14).    As a Millennium Bank stockholder, you have the right to dissent from the merger and to receive cash in respect of the value of your shares of Millennium Bank common stock. To do this, you must follow certain procedures required by the Florida Statutes, including filing notices with us and/or voting against the merger. The procedures to be followed by dissenting stockholders are summarized under “GENERAL INFORMATION—Dissenters’ Rights” at page 14. A copy of the Florida Statutes’ statutory provisions regarding dissenters’ rights is set forth in Appendix C to this proxy statement-prospectus. Failure to follow precisely such provisions may result in loss of your dissenters’ rights.

The merger agreement may be terminated by Alabama National if the holders of more than 5% of the outstanding shares of Millennium Bank common stock properly assert their dissenters’ rights. Further, dissent by holders of a significant number of shares of Millennium Bank common stock could cause the merger not to qualify as a tax-free reorganization for federal income tax purposes.

Alabama National Selected Consolidated Financial Data

The table on the following page presents selected consolidated financial data and ratios on an historical basis for Alabama National. This information is based on the consolidated financial statements of Alabama National that it has presented in its filings with the Securities and Exchange Commission and should be read in conjunction with the information in such consolidated financial statements.

ALABAMA NATIONAL BANCORPORATION

CONSOLIDATED FINANCIAL DATA (HISTORICAL)

(Amounts in thousands, except ratios and per share data)

	Year Ended December 31,
	2002	2001(1)	2000(1)	1999(1)	1998(1)
Income Statement Data:
Interest income	$178,147	$179,537	$171,222	$133,106	$121,713
Interest expense	65,313	90,393	90,987	62,307	59,064

Net interest income	112,834	89,144	80,235	70,799	62,649
Provision for loan losses	7,956	3,946	2,506	2,107	1,796

Net interest income after provision for loan losses	104,878	85,198	77,729	68,692	60,853
Net securities gains (losses)	35	246	(119)	196	187
Noninterest income	61,129	48,461	33,466	31,120	29,963
Noninterest expense	113,577	92,233	74,111	65,860	64,401

Income before income taxes	52,465	41,672	36,965	34,148	26,602
Provision for income taxes	16,735	13,232	11,421	10,817	8,504

Income before minority interest in earnings of consolidated subsidiary	35,730	28,440	25,544	23,331	18,098
Minority interest in earnings of consolidated Subsidiary	28	25	26	25	23

Net income	$35,702	$28,415	$25,518	$23,306	$18,075

Balance Sheet Data:
Total assets	$3,316,168	$2,843,467	$2,358,285	$2,025,503	$1,751,724
Earning assets	3,034,980	2,612,806	2,140,562	1,811,312	1,563,967
Securities	700,333	567,688	386,059	353,923	333,898
Loans held for sale	51,030	36,554	5,226	8,615	19,047
Loans, net of unearned income	2,191,394	1,964,169	1,710,810	1,403,489	1,147,100
Allowance for loan losses	32,704	28,519	22,368	19,111	17,465
Deposits	2,330,395	2,066,759	1,807,095	1,529,251	1,345,017
Short-term debt	152,100	68,350	91,439	24,389	21,700
Long-term debt	240,065	209,631	83,926	124,005	32,328
Stockholders’ equity	234,492	207,886	171,604	146,280	138,515

Weighted Average Shares Outstanding—Diluted(2)	12,683	12,141	11,973	12,008	11,908

Per Common Share Data:
Net income—diluted	$2.81	$2.34	$2.13	$1.94	$1.52
Book value (period end)	18.95	16.84	14.56	12.40	11.83
Tangible book value (period end)	17.28	15.31	13.34	11.49	11.13
Dividends declared	1.00	0.92	0.84	0.72	0.60

Performance Ratios:
Return on average assets	1.18%	1.12%	1.17%	1.26%	1.09%
Return on average equity	16.01	15.40	16.29	16.11	13.57
Net interest margin(3)	4.07	3.83	4.03	4.23	4.28
Net interest margin (taxable equivalent)(3)	4.11	3.88	4.08	4.30	4.35

Asset Quality Ratios:
Allowance for loan losses to period end loans(4)	1.49%	1.45%	1.31%	1.36%	1.52%
Allowance for loan losses to period end nonperforming loans(5)	318.07	377.09	614.17	431.11	330.78
Net charge-offs to average loans(4)	0.18	0.09	0.04	0.04	0.01
Nonperforming assets to period end loans and foreclosed property(4)(5)	0.59	0.47	0.30	0.38	0.57

	Year Ended December 31,
	2002	2001(1)	2000(1)	1999(1)	1998(1)
Capital and Liquidity Ratios:
Average equity to average assets	7.36%	7.28%	7.16%	7.80%	8.03%
Leverage (4.00% required minimum) (6)	7.52	7.61	6.83	7.23	7.51
Risk-based capital
Tier 1 (4.00% required minimum) (6)	10.00	9.92	8.86	9.46	10.18
Total (8.00% required minimum) (6)	11.26	11.17	10.11	10.70	11.43
Average loans to average deposits	96.44	97.74	94.04	89.00	83.00

(1)	On January 31, 2001, Peoples State Bank of Groveland (“PSB”) merged with a newly formed subsidiary of Alabama National, whereby PSB became a wholly owned subsidiary of Alabama National. On December 31, 1998, Community Bank of Naples, N.A. (“Naples”) merged with and into a subsidiary of Alabama National. On October 2, 1998, Community Financial Corporation (“CFC”) merged with and into Alabama National. On May 29, 1998, Public Bank Corporation (“PBC”) merged with and into Alabama National. Because these mergers were accounted for as poolings of interest, the historical Five-Year Summary of Selected Financial Data for all periods have been restated to include the results of operations of PSB, Naples, CFC, and PBC from the earliest period presented, except for dividends per common share.
(2)	The weighted average common share and common equivalent shares outstanding are those of PSB, Naples, CFC and PBC converted into Alabama National common stock and common stock equivalents at the applicable exchange ratios.
(3)	Net interest income divided by average earning assets.
(4)	Does not include loans held for sale.
(5)	Nonperforming loans and nonperforming assets includes loans past due 90 days or more that are still accruing interest. It is Alabama National’s policy to place all loans on nonaccrual status when over ninety days past due.
(6)	Based upon fully phased-in requirements.

RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, stockholders of Millennium Bank are urged to consider carefully the following factors in determining whether to approve the merger agreement:

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Alabama National and Millennium Bank have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to take their deposits out of our banks.

Alabama National cannot guarantee that it will pay dividends to stockholders in the future.

The principal business operations of Alabama National are conducted through its subsidiary banks. Cash available to pay dividends to stockholders of Alabama National is derived primarily, if not entirely, from dividends paid by the banks. After the merger, the ability of the banks to pay dividends to Alabama National as well as Alabama National’s ability to pay dividends to its stockholders will continue to be subject to and limited by certain legal and regulatory restrictions. Further, any lenders making loans to Alabama National may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends by Alabama National. There can be no assurance of whether or when Alabama National may pay dividends after the merger.

Alabama National and its subsidiary banks operate in a heavily regulated environment.

The banking industry is heavily regulated. Subsequent to the merger, Alabama National and its subsidiary banks will be subject, in certain respects, to regulation by the Federal Reserve, the Federal Depository Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”), the Alabama State Banking Department, the Florida Department of Financial Services and the Georgia State Banking Department. The success of Alabama National depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. The regulations are primarily intended to protect depositors, not stockholders. The ultimate effect of recent and proposed changes to the regulation of the financial institution industry cannot be predicted. The effects of the implementation of new legislation applicable to Alabama National and its subsidiary banks including the Gramm-Leach-Bliley Act of 1999, cannot be measured at this time. The Gramm-Leach-Bliley Act permits bank holding companies to affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Regulations now affecting Alabama National and Millennium Bank may be modified at any time, and there is no assurance that such modification will not adversely affect the business of Alabama National and its subsidiary banks.

Changes in the policies of monetary authorities could adversely affect Alabama National’s profitability.

The results of operations of Alabama National and Millennium Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, particularly in light of the September 11, 2001 terrorist attacks in New York City and Washington, D.C. and the current war with Iraq, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Alabama National and Millennium Bank. Furthermore, the actions of the United States government and other governments in responding to such terrorist attacks may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

Changes in the allowances for loan losses of Alabama National’s subsidiary banks could affect the profitability of those banks and Alabama National.

Management of each of Alabama National’s subsidiary banks and of Millennium Bank maintains an allowance for loan losses based upon, among other things, (1) historical experience, (2) an evaluation of economic conditions and (3) regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios. Management then provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. Although each of Alabama National and Millennium Bank believes that the allowance for loan losses at each of their companies is adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to non-performing or performing loans of Alabama National and Millennium Bank. Material additions to the allowance for loan losses of Alabama National and Millennium Bank would result in a material decrease in Alabama National’s net income, and possibly its capital, and could result in its inability to pay dividends, among other adverse consequences.

Certain directors and officers of Alabama National and Millennium Bank have interests in the transaction that differ from your interests.

Certain of the directors and officers of Alabama National and Millennium Bank (and certain of their family members and related interests) have personal interests in the merger that may present them with conflicts of interest in connection with the merger. The Boards of Directors of Alabama National and Millennium Bank are aware of this and have considered the personal interests disclosed in this proxy statement-prospectus in their evaluation of the merger. Reference should be made to “APPROVAL OF THE MERGER AGREEMENT—Background of and Reasons for the Merger” at page 21 and “APPROVAL OF THE MERGER AGREEMENT—Interests of Certain Persons in the Merger” at page 37, for a description of such potential conflicts of interest.

Changes in interest rates could have an adverse effect on Alabama National’s income.

Alabama National’s profitability depends to a large extent upon its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Alabama National’s net interest income will be adversely affected if market interest rates change such that the interest Alabama National pays on deposits and borrowings increases faster than the interest earned on loans and investments.

Competition in the banking industry is intense.

Competition in the banking and financial services industry is intense. In their primary market areas, Alabama National’s subsidiary banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than Alabama National’s subsidiary banks and may offer certain services that Alabama National’s subsidiary banks do not or cannot provide. The profitability of Alabama National depends upon its subsidiary banks’ continued ability to compete effectively in their market areas.

Alabama National’s success depends upon local economic conditions.

Alabama National’s success depends to a certain extent on the general economic conditions of the geographic markets served by Alabama National’s subsidiary banks in the states of Alabama, Georgia and Florida. The local economic conditions in these areas have a significant impact on Alabama National’s subsidiary banks’ commercial, real estate and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing these loans. Adverse changes in the economic conditions of the southeastern United States in general or any one or more of these local markets could negatively impact the financial results of Alabama National’s banking operations and have a negative effect on its profitability.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Alabama National and Millennium Bank make forward-looking statements in this document that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger. Also, when any of the words “believes,” “expects,” “anticipates” or similar expressions are used, forward-looking statements are being made. Many possible events or factors could affect the future financial results and performance of each of Alabama National and Millennium Bank and the combined company after the merger. This could cause results or performance to differ materially from those expressed in those forward-looking statements. You should consider these risks when you vote on the merger. These possible events or factors include the following:

1.  Alabama National’s revenues after the merger are lower than expected, Alabama National’s merger-related charges are higher than it expects, the combined bank loses more deposits, customers or business than we expect, or our operating costs and/or loan losses after the merger are greater than we expect;

2.  competition among depository and other financial institutions increases significantly;

3.  we have more trouble obtaining regulatory approvals for the merger than we expect;

4.  we have more trouble integrating our businesses or retaining key personnel than we expect;

5.  our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

6.  changes in the interest rate environment reduce our margins;

7.  general economic or business conditions are worse than we expect;

8.  legislative or regulatory changes adversely affect our business;

9.  technological changes and systems integration are harder to make or more expensive than we  expect;

10.  adverse changes occur in the securities markets;

11.  the impact of terrorist activities on the national economy and money markets, particularly in light of the September 11, 2001 terrorist attacks in New York City and Washington, D.C.; or

12.  the impact of the current war with Iraq.

GENERAL INFORMATION

Meeting, Record Dates and Votes Required

An annual meeting of the stockholders of Millennium Bank will be held at 10:00 a.m. local time, on Wednesday, April 30, 2003 (the “Annual Meeting”), at the Doubletree Hotel, 1714 S.W. 34th Street, Gainesville, Florida 32607. The purpose of the meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, and related Plan of Merger, each dated January 28, 2003 between Millennium Bank and Alabama National (collectively, the “Merger Agreement”), which provides for, among other things, the merger of Millennium Bank with MLB Interim Bank, a Florida state bank in organization and wholly owned subsidiary of Alabama National (the “Merger”). Following the Merger, Millennium Bank will be a subsidiary of Alabama National. At the Annual Meeting, stockholders also will consider and vote upon the reelection of Millennium Bank directors. Only holders of record of Millennium Bank common stock at the close of business on March 17, 2003 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 739,067 shares of Millennium Bank common stock issued, outstanding and entitled to be voted. There were 236 Millennium Bank stockholders of record on the Record Date. Each share of Millennium Bank common stock will be entitled to one vote at the Annual Meeting.

The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Millennium Bank common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at such meeting. A quorum must be present before a vote on the Merger and the reelection of directors can be taken at the Annual Meeting. For these purposes, shares of Millennium Bank common stock that are present, or represented by proxy, at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Merger Agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Millennium Bank common stock in “street” name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

Approval of the Merger Agreement on behalf of Millennium Bank, under the Millennium Bank Bylaws, will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Millennium Bank common stock entitled to be voted thereon. Failures to return proxy cards, broker nonvotes and abstentions will not be counted as votes for or against the proposal to approve the Merger Agreement, and, as a result, such nonvotes will have the same effect as votes cast against the proposal. Note, however, that such nonvotes will not be deemed to be votes against the Merger Agreement for purposes of determining a stockholder’s dissenter’s rights. See “—Dissenters’ Rights” below.

Assuming a quorum is present at the meeting in person or by proxy, directors will be elected by a plurality of the votes cast. Approval of any other matters that may be properly presented at the meeting will be determined by a majority of the votes cast.

In order to vote for the Merger Agreement and the reelection of directors, Millennium Bank’s stockholders must vote for their approval on the enclosed proxy or attend the Annual Meeting and vote for these proposals. As of the Record Date, 319,732 shares of Millennium Bank common stock, or 39.28% of the total shares of Millennium Bank common stock outstanding, were beneficially owned and entitled to be voted by directors of Millennium Bank. The directors of Millennium Bank, with the power to vote an aggregate of 244,732 shares of Millennium Bank common stock (approximately 33.11% of the outstanding shares entitled to vote), have entered into agreements with Alabama National whereby they have agreed to vote in favor of the Merger Agreement.

Dissenters’ rights may be demanded by Millennium Bank’s stockholders who follow the specified procedures of the Florida Statutes. See “GENERAL INFORMATION—Dissenters’ Rights” on page 14.

Proxies and Other Matters

The enclosed Millennium Bank proxies are solicited on behalf of the Board of Directors of Millennium Bank for use in connection with the Annual Meeting and any adjournment or adjournments thereof. Holders of Millennium Bank common stock are requested to complete, date and sign the accompanying proxy and return it promptly to Millennium Bank in the enclosed envelope. Millennium Bank’s stockholders should not forward any stock certificates with their proxies.

A Millennium Bank stockholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted (a) by giving a later written proxy, (b) by giving written revocation to the Secretary of Millennium Bank, provided such later proxy or revocation is actually received by Millennium Bank before the vote of the stockholders, or (c) by voting in person at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the Annual Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. If instructions are not given, properly executed proxies received will be voted FOR approval of the Merger Agreement and the reelection of directors.

Millennium Bank will bear the costs of solicitation of proxies for the Annual Meeting. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of Millennium Bank.

If a quorum is not obtained, or if fewer shares of Millennium Bank common stock are voted in favor of approval of the Merger Agreement or the reelection of directors than the number required for approval, it is expected that the Annual Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of such Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been effectively revoked), even though they might have been effectively voted on the same or any other matter at a previous meeting.

The management of Millennium Bank is not aware of any business to be acted upon at the Annual Meeting other than the proposals to approve the Merger Agreement and reelect directors. If other matters are properly brought before the Annual Meeting or any adjournment of such meeting, the enclosed proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of Millennium Bank’s management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.

Dissenters’ Rights

Under the Florida Statutes, each stockholder of Millennium Bank entitled to vote on the Merger who complies with the procedures set forth in Section 658.44 of the Florida Statutes relating to the rights of dissenting stockholders (the “Dissent Provisions”) is entitled to receive in cash the value of his or her shares of Millennium Bank common stock. A MILLENNIUM BANK STOCKHOLDER MUST COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN THE DISSENT PROVISIONS. FAILURE TO FOLLOW ANY SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF HIS OR HER DISSENTERS’ RIGHTS.

To perfect dissenters’ rights, a holder of Millennium Bank common stock must vote against approval of the Merger Agreement or provide written notice to Millennium Bank at or prior to the Annual Meeting indicating that such stockholder dissents from the Merger Agreement. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Millennium Bank, 4340 Newberry Road, Gainesville, Florida 32607, Attention: Secretary. All such communications should be signed by or on behalf of the dissenting Millennium Bank stockholder in the form in which his or her shares are registered on the books of Millennium Bank. If a stockholder has not provided written notice of dissent at or prior to the Annual Meeting and such stockholder does not vote against the Merger, the stockholder will be deemed to have waived his or her dissenter’s rights. Note that a failure to return a proxy card, a broker nonvote and an abstention from voting at the Annual Meeting will not be deemed to be a vote against the merger for purposes of determining a stockholder’s dissenter’s rights.

If the dissenting stockholder properly perfects his or her dissenters’ rights and the Merger Agreement is adopted and approved by the stockholders of Millennium Bank, then such dissenting Millennium Bank stockholder shall have the following rights with respect to those shares. Under the Dissent Provisions, on or promptly after the effective date of the Merger, the surviving state bank may fix an amount that it will pay in cash to dissenting stockholders. If the surviving state bank fixes such an amount (which it is not legally required to do), it shall offer to pay such amount to the holders of all dissenting shares of Millennium Bank. The owners of dissenting shares who have accepted the offer will be entitled to receive the amount so offered upon surrender of their stock certificates at any time within 30 days after the effective date of the Merger. Those owners who have not accepted such an offer for their shares will have the value of their dissenting shares determined as of the effective date of the Merger by three appraisers; one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors for the surviving bank, and the third to be selected by the other two appraisers so chosen. The value agreed upon by any two of the three appraisers will control and be final and binding on all parties. If, within 90 days from the effective date of the Merger, for any reason one or more of the appraisers is not selected as required under the Florida Statutes, or the appraisers fail to determine the value of the dissenting shares, the Florida Department of Financial Services will cause an appraisal of the dissenting shares to be made, which will be final and binding on all parties. The expenses of appraisal will be paid for by the surviving state bank. Upon conclusion of the appraisal process, the value determined by the appraisal shall be paid to all dissenting stockholders in cash upon surrender of the stock certificates representing such shares within 30 days after the appraisal has been made.

The foregoing does not purport to be a complete statement of the provisions of the Florida Statutes relating to statutory dissenters’ rights and is qualified in its entirety by reference to the Dissent Provisions, which are reproduced in full in Appendix C to this Proxy Statement-Prospectus and which are incorporated herein by reference.

Reelection of Directors

At the Annual Meeting, Millennium Bank stockholders also will vote upon the reelection of the directors of Millennium Bank. The Millennium Bank board of directors consists of 10 individuals. The directors will serve until the effective time of the Merger, or if the merger does not occur, until the next Annual Meeting of Stockholders (or until their successors are duly elected and qualified). For additional information regarding the directors of Millennium Bank, see “PROPOSAL 2—REELECTION OF DIRECTORS OF MILLENNIUM BANK.”

Recommendation of Board of Directors

The Board of Directors of Millennium Bank recommends that the stockholders of Millennium Bank vote FOR the proposal to approve the Merger Agreement and FOR the reelection of the Millennium Bank directors. See “APPROVAL OF THE MERGER AGREEMENT—Background of and Reasons for the Merger.”

PROPOSAL 1

APPROVAL OF THE MERGER AGREEMENT

The following information concerning the Merger is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached hereto as Appendix A and incorporated herein by reference, and the Plan of Merger, which is attached hereto as Appendix B and incorporated herein by reference (collectively the “Merger Agreement”). The information contained herein with respect to the opinion of the financial advisor to Millennium Bank is qualified in its entirety by reference to the opinion of such financial advisor, which is attached hereto as Appendix D and incorporated herein by reference.

Terms of the Merger

At the date and time when the Merger becomes effective (the “Effective Time”), Millennium Bank will merge with MLB Interim Bank, a Florida state bank in organization and wholly owned subsidiary of Alabama National, and Millennium Bank will thereby become a subsidiary of Alabama National. Currently, it is anticipated that Millennium Bank will be merged with and into MLB Interim Bank, with MLB Interim Bank as the surviving entity. Note, however, that for certain tax reasons, Alabama National, at its option, may restructure the Merger such that MLB Interim Bank would be merged with and into Millennium Bank, with Millennium Bank as the surviving entity. If the Merger is consummated, assuming no Millennium Bank stockholders elect to receive cash exclusively and assuming the Alabama National stock price used to determine the merger consideration is above $39.00 per share, Alabama National will issue 466,463 shares of its common stock, and approximately 3.6% of the outstanding shares of Alabama National common stock will be beneficially owned by former Millennium Bank stockholders.

Merger Consideration

The Merger Agreement provides that Millennium Bank stockholders who do not exercise their dissenters’ rights will receive in exchange for their shares of Millennium Bank common stock either (1) a combination of cash and shares of Alabama National common stock or (2) all cash as consideration, subject to certain limitations. These two options are described in more detail below.

Cash and Stock Consideration

Absent a cash election, each share of Millennium Bank common stock issued and outstanding at the Effective Time will be converted into and exchanged for shares of Alabama National common stock and cash. More specifically, for each share of Millennium Bank common stock, each stockholder will have the right to receive the sum of: (1) 0.63115 shares of Alabama National common stock (the “Exchange Ratio”), plus (2) cash in the amount of $1.52 (as potentially increased, as described below). In our discussion we may refer to the number of shares of Alabama National common stock to be received upon conversion of each share of Millennium Bank common stock as the “per share stock consideration”, and we may refer to the amount of additional cash to be received for each share of Millennium Bank common stock being converted as the “per share cash consideration.”

The per share stock consideration and the per share cash consideration described above were calculated based on a stock price of $44.00 per share for Alabama National’s common stock. Because the price per share of Alabama National’s common stock fluctuates from day-to-day, an “average price” will be calculated on the fifth business day prior to the Effective Time for the purpose of calculating the consideration payable in connection with the Merger. At that time, an average price of Alabama National’s common stock will be calculated for the prior ten business days based on the averages of the high and low sales prices of Alabama National’s common stock reported on the NASDAQ Stock Market. This average price will then be used to calculate the consideration to be received by each Millennium Bank stockholder.

If the average price is less than $44.00, then the per share cash consideration will be increased so that the stockholder receives “dollar equivalent per share consideration” in the total amount of $29.29. The term “dollar equivalent per share consideration” means the sum of (i) the average price multiplied by the Exchange Ratio, plus (ii) cash in the amount of $1.52, as subject to increase based on the average price. For example, if the average price of Alabama National’s common stock were $42.00 per share, each share of Millennium Bank common stock would be exchanged for Alabama National common stock in the dollar amount of $26.5083 ($42.00 multiplied by 0.63115). In addition, Alabama National would be required to pay a per share cash consideration in the amount of $2.79 per share in order to achieve a dollar equivalent per share consideration of $29.29.

If the average price is greater than $44.00, the per share stock consideration and the per share cash consideration will not be adjusted. For each share of Millennium Bank common stock owned, a stockholder will receive 0.63115 shares of Alabama National common stock, plus cash in the amount of $1.52. This would produce a dollar equivalent per share consideration in excess of $29.29.

Of course, the dollar equivalent per share consideration is just a way to approximate the dollar value at the effective time of the merger of the shares of Alabama National common stock and cash to be paid for each share of Millennium Bank common stock. Unless a Millennium Bank stockholder elects to receive all cash for his or her shares (see “Election to Receive Cash Consideration in Lieu of Common Stock” below), he or she will receive at least some shares of Alabama National common stock in connection with the merger. After the effective time of the merger, the value of these shares will fluctuate daily based on the trading value of Alabama National’s common stock.

Note that the amount of the per share cash consideration that Alabama National is required to pay under the Merger Agreement is capped at $4.68 per share (which amount corresponds to an average price of $39.00 per share). If the average price falls below $39.00 per share, the Millennium Bank board of directors has the option to terminate the Merger Agreement. Alabama National, however, may elect to void such termination and increase the per share cash consideration to an amount in excess of $4.68, such that the dollar equivalent per share consideration equals $29.29. If Alabama National makes such an election, Alabama National may fund the amount in excess of $4.68 with additional cash, additional shares of Alabama National common stock (valued using the average price), or a combination of both cash and stock. Therefore, the per share cash consideration payable to each Millennium Bank stockholder may include shares of Alabama National common stock as well as cash.

The following table sets forth, based on various assumed average prices of Alabama National common stock, the per share stock consideration, the per share cash consideration, as well as the dollar equivalent per share consideration payable for each share of Millennium Bank common stock (assuming no cash election).

Assumed Average Stock Price	Exchange Ratio	Value of Per Share Stock Consideration(1)	Per Share Cash Consideration(1)		Dollar Equivalent Per Share Consideration
$46.00	0.63115	$29.03	$1.52		$30.55
$44.00	0.63115	27.77	1.52		29.29
$43.25	0.63115	27.30	1.99		29.29
$42.50	0.63115	26.82	2.47		29.29
$42.00	0.63115	26.51	2.78		29.29
$41.25	0.63115	26.03	3.26		29.29
$40.75	0.63115	25.72	3.57		29.29
$39.00	0.63115	24.61	4.68		29.29
$37.50(2)	0.63115	23.67	5.62	(3)	29.29

(1)	These amounts have been rounded for presentation purposes and actual calculations may differ from what is shown.

(2)	At any average price below $39.00, Millennium Bank would have the option of terminating the Merger Agreement. Alabama National, at its discretion, could void the termination by increasing the per share cash consideration. This example assumes Alabama National has elected to void the termination and increase the per share cash consideration.
(3)	Any amount in excess of $4.68 could be paid in cash or additional shares of stock, at Alabama National’s option. This example assumes that Alabama National has elected to pay the amount in excess of $4.68 per share in cash.

Election to Receive Cash Consideration in Lieu of Common Stock

Instead of the combination of Alabama National common stock and additional cash consideration described above, Millennium Bank stockholders may elect to receive all cash consideration in exchange for their shares of Millennium Bank common stock, in accordance with the election procedures described below. Stockholders who choose to receive all cash consideration will receive an amount in cash equal to the product of (i) the average price of Alabama National common stock calculated as described above multiplied by (ii) the Exchange Ratio for each share of Millennium Bank common stock that is converted. These stockholders will also receive the per share cash consideration described above, which will be $1.52, subject to upward adjustment if the average price of Alabama National common stock falls below $44.00 per share. Millennium Bank stockholders may make the all cash election with respect to all or any portion of their shares of Millennium Bank common stock, subject to the cash allocation procedures described below. In our discussion we may refer to the amount of cash to be received for each share of Millennium Bank common stock converted in connection with the cash election as the “per share cash election consideration.”

Alabama National will be required to pay cash consideration to Millennium Bank stockholders who choose to receive the combination of Alabama National common stock and additional cash consideration, and those who elect to receive all cash consideration. Note, however, that the maximum amount of cash consideration that Alabama National is required to pay in connection with the Merger cannot exceed $8.5 million. Therefore, if the cash election would otherwise require Alabama National to pay more than $8.5 million in cash consideration, Alabama National is permitted to allocate and proportionately reduce the cash payments as described below. See “—Procedures for Making a Cash Election”.

The formulas described above are designed to equalize the value of the consideration to be received for each share of Millennium Bank common stock in the Merger, regardless of whether the Millennium Bank stockholder receives a combination of stock and cash or all cash. For example, if the average price of Alabama National common stock during the applicable measurement period were $42.00, a Millennium Bank stockholder receiving stock and cash would receive 0.63115 shares of Alabama National common stock per share of Millennium Bank common stock having a value, based on such average price, of $26.5083 per share, plus additional cash consideration in the amount of $2.7817 (subject to the cash allocation procedures described below), for a total dollar equivalent per share consideration of $29.29. A Millennium Bank stockholder receiving all cash would receive the per share cash election consideration of $26.5083 ($42.00 multiplied by 0.63115) in cash per share of Millennium Bank common stock plus additional cash consideration in the amount of $2.7817, for a total dollar equivalent per share consideration of $29.29 (subject to the cash allocation procedures described below—see “—Procedures for Making a Cash Election”).

NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF ALABAMA NATIONAL COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF ALABAMA NATIONAL COMMON STOCK ON THE DATE THAT STOCK IS RECEIVED BY A MILLENNIUM BANK STOCKHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF ALABAMA NATIONAL COMMON STOCK RECEIVED BY A MILLENNIUM BANK STOCKHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF ALABAMA NATIONAL COMMON STOCK DUE TO NUMEROUS MARKET FACTORS.

If Millennium Bank changes the number of shares of Millennium Bank common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or otherwise (except as a result of any permitted exercise of Millennium Bank stock options), the per share stock consideration and the per share cash consideration will be proportionately adjusted, so that the aggregate dollar equivalent per share consideration is equal to the aggregate dollar equivalent per share consideration that Alabama National would have paid in connection with the Merger in the absence of such change in the number of outstanding shares of Millennium Bank common stock. If Alabama National changes the number of shares of Alabama National common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization, appropriate adjustments will be made in the consideration payable to the Millennium Bank stockholders.

Procedures for Making a Cash Election

An election form is being delivered with this proxy statement-prospectus to each holder of record of Millennium Bank common stock. Each election form permits a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Millennium Bank common stock to elect to receive cash with respect to all or a portion of such holder’s Millennium Bank common stock, subject to the limitation of the maximum cash amount of $8.5 million. Any cash received with respect to this election will be in addition to the per share cash consideration that each Millennium Bank stockholder is entitled to receive, as described above.

Any shares of Millennium Bank common stock with respect to which the holder has not made a valid cash election on or before 5:00 p.m. Eastern Time on April 30, 2003, the election deadline, will be converted into shares of Alabama National common stock based on the Exchange Ratio and the per share cash consideration.

An all cash election will be properly made only if SunTrust Bank, acting in its capacity as exchange agent for Alabama National (the “Exchange Agent”) receives a properly completed election form by the election deadline. Any election form may be revoked or changed by the person submitting such election form at or prior to the election deadline. If an election form is revoked and a replacement election form is not submitted prior to the election deadline, the shares of Millennium Bank common stock represented by such election form will be treated like other shares of Millennium Bank common stock with respect to which no cash election has been made. Subject to the terms of the Merger Agreement and of the election form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. Neither Alabama National nor the Exchange Agent will be under any obligation to notify any person of any defect in an election form.

If you wish to receive all cash for any or all of your shares of Millennium Bank common stock, the Exchange Agent must RECEIVE your election form prior to the election deadline. Please do not send in your stock certificates with your cash election form.

Within five business days after the election deadline, unless the Merger has not been completed, in which case as soon as practicable after the Merger is completed, Alabama National will cause the Exchange Agent to allocate the right to receive cash consideration among the holders of Millennium Bank common stock in accordance with the election forms as follows:

•	If the sum of the cash included in the per share cash consideration plus the amount of cash that would be paid upon conversion in the Merger of Millennium Bank common stock covered by a cash election, is less than or equal to $8.5 million, then:

(1)	all shares of Millennium Bank common stock with respect to which stockholders have elected to receive cash will be converted into the right to receive the per share cash election consideration, plus the per share cash consideration (which may include cash and additional shares of Alabama National common stock); and

(2)	all other shares of Millennium Bank common stock will be converted into the right to receive the shares of Alabama National common stock based on the Exchange Ratio and the per share cash consideration (which may include cash and additional shares of Alabama National common stock).

•	If the sum of the cash included in the per share cash consideration plus the amount of cash that would be paid upon conversion in the Merger of Millennium Bank common stock covered by a cash election, is greater than $8.5 million, then:

(1)	the amount of shares electing to receive cash will be automatically reduced on a pro rata basis, based on the total number of shares electing to receive cash, so that the amount of cash that will be issued in the Merger equals as closely as practicable $8.5 million,

(2)	all shares of Millennium Bank common stock with respect to which stockholders have elected to receive cash remaining after adjustment described in paragraph (1) above will be converted into the right to receive the per share cash election consideration, plus the per share cash consideration (which may include cash and additional shares of Alabama National common stock);

(3)	the shares of Millennium Bank common stock that would have received cash, but for the adjustment described in paragraph (1) above will be converted into the right to receive shares of Alabama National common stock based on the Exchange Ratio plus the per share cash consideration (which may include cash and additional shares of Alabama National common stock); and

(4)	all shares with respect to which no election to receive cash was made will be converted into the right to receive shares of Alabama National common stock based on the Exchange Ratio plus the per share cash consideration (which may include cash and additional shares of Alabama National common stock).

Surrender of Certificates

Promptly after the Effective Time, the Exchange Agent will mail to each former holder of record of Millennium Bank common stock a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the “Exchange Materials”), for the exchange of such holders’ Millennium Bank common stock certificates for either certificates representing shares of Alabama National common stock and cash payable as additional consideration and in lieu of fractional shares or all cash consideration if so elected by such stockholder. YOU SHOULD NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

Upon receipt of the Exchange Materials, former holders of Millennium Bank common stock should complete the letter of transmittal in accordance with the instructions and mail the letter of transmittal together with all stock certificates representing shares of Millennium Bank common stock to the Exchange Agent in the return envelope provided. Upon receipt of the certificates and related documentation, Alabama National will issue, and the Exchange Agent will mail, to such holder of Millennium Bank common stock a check in the amount of cash consideration payable to such stockholder (including both the per share cash consideration and any cash payable under a cash election) and any cash payment in respect of fractional shares of Millennium Bank common stock payable to the surrendering stockholder and, to the extent a cash election is not made, a certificate representing the number of shares of Alabama National common stock to which such holder is entitled, all as described in the Merger Agreement. No certificates of Alabama National common stock and no cash payment will be delivered to a holder of Millennium Bank common stock unless and until such holder has delivered to the Exchange Agent certificates representing the shares of Millennium Bank common stock owned by such holder and in respect of which such holder claims payment is due, or such documentation and security in respect of lost or stolen certificates as may be required by the Exchange Agent.

Former stockholders of record of Millennium Bank will be entitled to vote after the Effective Time at any meeting of Alabama National stockholders the number of whole shares of Alabama National common stock into which such holders’ respective shares of Millennium Bank common stock are converted, regardless of whether such holders have exchanged their certificates representing Millennium Bank common stock for certificates representing Alabama National common stock.

Beginning six months after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to Alabama National common stock issued to replace Millennium Bank common stock will be paid to the holder of an unsurrendered Millennium Bank common stock certificate until the holder surrenders such certificate, at which time such holder will be entitled to receive all previously withheld dividends and distributions, without interest.

After the Effective Time, there will be no transfers on Millennium Bank’s stock transfer books of shares of Millennium Bank common stock issued and outstanding at the Effective Time. If certificates representing shares of Millennium Bank common stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

Neither Alabama National nor the Exchange Agent will be liable to a holder of Millennium Bank common stock for any amounts paid or properly delivered in good faith to a public official under any applicable abandoned property law.

No fractional shares of Alabama National common stock will be issued in respect to Millennium Bank common stock, and cash will be paid by Alabama National in lieu of issuance of such fractional shares. The amount paid in lieu of fractional shares will be calculated by multiplying such fractional part of a share of Alabama National common stock by the sum of the average of the high and low sales price of one share of Alabama National common stock reported on the NASDAQ Stock Market on each of the ten trading days ending on the fifth business day prior to the Effective Time, divided by ten. No holder of Millennium Bank common stock who would otherwise have been entitled to a fractional share of Alabama National common stock will be entitled to dividends, voting rights or any right as holder with respect to such fractional shares.

Holders of Millennium Bank common stock will have the right to dissent from the Merger Agreement and receive, in lieu of the consideration provided for in the Merger Agreement, a cash payment equal to the value of their shares, all in conformity with the Florida Statutes. See “GENERAL INFORMATION—Dissenters’ Rights” at page 14.

Effective Time

Articles of Merger will be filed with the Secretary of State of Florida as soon as practicable after all conditions contained in the Merger Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals, and expiration of all statutory waiting periods, and the approval of the Merger Agreement by the stockholders of Millennium Bank. The Effective Time of the Merger will be at the time the Articles of Merger are accepted for filing by the Secretary of State of Florida (or such later time as the parties may agree).

Background of and Reasons for the Merger

In connection with its normal strategic planning process, Millennium Bank continuously reviews it strategic business alternatives, including devoting attention to the continuing consolidation and increasing competition in the banking and financial services industries in Florida. In recent years, competition in the local banking and financial services industries has intensified and required increased efforts to enhance Millennium Bank’s ability to remain competitive in this environment.

From time to time over the past three years, the directors of Millennium Bank had discussions regarding the prospects of Millennium Bank, conditions in the community banking market in Florida, and the merger activity among financial institutions in the state.

Alabama National management came into contact with Millennium Bank management through Alabama National’s investment department. John H. Holcomb, III, Alabama National’s Chairman and Chief Executive Officer, often travels with officers of Alabama National’s investment department as they visit banks in the Southeast. Millennium Bank has been a customer of the investment department for three years.

In addition to the relationship through the investment division, Mr. Williams was familiar with Alabama National through a friendship with an executive of one of ANB’s subsidiary banks. Mr. Williams had worked with this executive at a former employer. This relationship provided him with additional insight into Alabama National’s operating structure and management practices.

In the summer of 2002, Alabama National invited Mr. Williams to come to Birmingham for an overnight visit to meet the company’s senior management team. At that meeting, which took place on September 4 and 5, 2002, Alabama National management provided Mr. Williams with additional insight into the company’s operating structure, management philosophy, strategic plans, and goals for the future.

After returning to Gainesville and reflecting upon the meetings in Birmingham, Mr. Williams met with Mr. Harry H. Daugherty (the Chairman of Millenium Bank’s board of directors) to discuss the meeting and to share the information he had learned. After discussion and consideration, they determined that further exploratory discussions with Alabama National were warranted.

Mr. Holcomb made a subsequent visit to central Florida in September 2002, during which time he met with Mr. Williams and Mr. Daugherty. At this meeting, Mr. Holcomb further discussed Alabama National’s interest in Millennium Bank, and Mr. Williams and Mr. Daugherty gathered additional information on Alabama National. At the regularly scheduled October 16, 2002 meeting of the Alabama National board of directors, Mr. Holcomb presented information on Millennium Bank and discussed management’s interest in further pursuing a merger.

Mr. Holcomb returned to Gainesville in November 2002 for a meeting with Mr. Williams and Mr. Daugherty. At this meeting, the parties discussed some general pricing ranges for a potential transaction, and the parties determined that they had an interest in continuing to attempt to arrive at a mutually agreeable price range. After studying Alabama National’s operating structure, historical operating results, and strategy, Millennium Bank’s board decided to more formally explore the potential for a merger with Alabama National. It initiated discussions with the investment banking firm of Keefe, Bruyette, & Woods, Inc. (“KBW”), for the purpose of potentially hiring KBW to aid Millennium Bank in considering a potential offer. Following these discussions, Millennium Bank engaged KBW to act as its advisor on December 4, 2002.

After consultation with KBW and discussion among the board, Millennium Bank responded to Alabama National with a proposal at a pricing level of $24 million in some combination of cash and stock, with price protection within a range. After further analysis and consideration, Mr. Holcomb responded with an offer of $24 million in total consideration, with consideration taking the form of either all stock or a mixture of cash and stock. The two parties then reached a tentative agreement at this pricing level using a mixture of cash and stock.

After the parties had reached this tentative agreement as to the pricing terms, Alabama National management conducted a due diligence examination of Millennium Bank on December 14 and 15, 2002. KBW conducted due diligence on ANB on behalf of Millennium Bank in interviews with ANB management in January 2003. After compiling and analyzing the information obtained during the due diligence period, both parties determined that they wished to pursue the transaction further.

During this time, at Alabama National’s regularly scheduled December 18, 2002 board meeting, the Alabama National board formally approved the Merger and authorized Alabama National’s officers to negotiate and execute a definitive merger agreement and to take all other action necessary to consummate the transaction.

The parties then began the negotiation of a definitive agreement for the merger of Alabama National and Millennium Bank. The parties agreed upon the form of the document in mid-January 2003. The Millennium Bank board met on January 27, 2003 to discuss and vote upon the Merger. At that meeting, the Millennium Bank board discussed the terms of the proposed transaction. In addition, KBW, in its role as financial advisor to Millennium Bank, presented the Millennium Bank board with an oral opinion that the dollar equivalent per share consideration in the Merger was fair to Millennium Bank stockholders from a financial standpoint. In addition, legal counsel reviewed generally for Millennium Bank directors the fiduciary obligations of directors in sales of financial institutions and commented on the form of Merger Agreement, the voting agreement to be entered into between Millennium Bank directors and Alabama National, and related issues. Millennium Bank’s board then unanimously approved the Merger Agreement and the transactions contemplated thereby. Millennium Bank’s management also was authorized to sign the Merger Agreement, which was signed by Alabama National and Millennium Bank effective January 28, 2003 after the close of business.

Alabama National’s Reasons for the Merger.    In approving the Merger Agreement and the Merger, the Alabama National board of directors considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the Alabama National board of directors considered the following material factors:

(a)	the information presented to the directors by the management of Alabama National concerning the business, operations, earnings, asset quality and financial condition of Millennium Bank, including the composition of the earning assets portfolio of Millennium Bank;

(b)	the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value and earnings per share of Millennium Bank;

(c)	the non-financial terms of the Merger, including the treatment of the Merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

(d)	the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

(e)	the opportunity for increasing the noninterest income of the operations of Millennium Bank and the ability of the operations of Millennium Bank after the Effective Time to contribute to the earnings of Alabama National;

(f)	the attractiveness of the Millennium Bank franchise, the market position of Millennium Bank in the markets in which it operates, and the compatibility of the franchise of Millennium Bank in Gainesville, Florida with the operations of Alabama National in its market areas; and

(g)	the compatibility of the management philosophies and community banking orientation of the operation of Millennium Bank to that of Alabama National and the subsidiary banks of Alabama National.

Millennium Bank’s Reasons for the Merger.    In approving the Merger Agreement and the Merger, the board of directors of Millennium Bank considered a number of factors and criteria regarding the potential benefits of the Merger. Without assigning relative or specific weights to those factors, the Millennium Bank board of directors considered the following material factors:

(a)	the financial terms of the Merger, including, among other things, the opinion of KBW as to the fairness of the dollar equivalent per share consideration, from a financial point of view, to the stockholders of Millennium Bank and the fact that Alabama National common stock has a more liquid trading market than Millennium Bank common stock;

(b)	a comparison of Millennium Bank as an independent entity and as a subsidiary of Alabama National after the Merger, particularly as to stockholder value, including, among other things, a consideration of the benefits that could reasonably be expected to accrue to Millennium Bank stockholders from the Merger;

(c)	certain financial and other information concerning Alabama National, including, among other things, information with respect to the business, operations, condition and future prospects of Alabama National;

(d)	the non-financial terms and structure of the Merger, in particular, the fact that the Merger qualifies as a tax-free reorganization for Millennium Bank stockholders except to the extent of any cash received by Millennium Bank stockholders;

(e)	the likelihood of the Merger being approved by the appropriate regulatory authorities without undue conditions or delay;

(f)	the limited adverse impact, generally, of the Merger on the various constituencies served by Millennium Bank, including its employees, customers and the community; and

(g)	the compatibility of management and the business philosophies of Millennium Bank and Alabama National.

THE MILLENNIUM BANK BOARD OF DIRECTORS RECOMMENDS THAT MILLENNIUM BANK STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

Opinion of Keefe, Bruyette & Woods, Inc.

Millennium Bank engaged Keefe, Bruyette & Woods, Inc. to act as its exclusive financial advisor in connection with the Merger. KBW agreed to assist Millennium Bank in analyzing and effecting a transaction with Alabama National. Millennium Bank selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the Merger and is familiar with Millennium Bank and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On January 27, 2003, the Millennium Bank board of directors held a meeting to evaluate the proposed Merger with Alabama National. At this meeting, KBW reviewed the financial aspects of the proposed Merger and rendered an oral opinion (which was subsequently confirmed in writing on January 28, 2003) that, as of that date, the dollar equivalent per share consideration in the Merger was fair to Millennium Bank and its stockholders from a financial point of view. For a description of the term “dollar equivalent per share consideration” see “THE MERGER—Merger Consideration.”

The full text of KBW’s written opinion is attached as Appendix D to this document and is incorporated herein by reference. Millennium Bank’s stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to the Millennium Bank board of directors and addresses only the fairness, from a financial point of view, of the dollar equivalent per share consideration to the Millennium Bank stockholders. It does not address the underlying business decision to proceed with the Merger and does not constitute a recommendation to any Millennium Bank stockholder as to how the stockholder should vote at the Millennium Bank annual meeting on the Merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things:

•	the Merger Agreement,

•	Audited Financial Reports for the two years ended December 31, 2001 and 2000 of Millennium Bank,

•	Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2001, 2000 and 1999 of Alabama National,

•	Certain interim reports to stockholders of Millennium Bank and certain other communications from Millennium Bank to its stockholders,

•	Certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Alabama National and certain other communications from Alabama National to its stockholders, and

•	Other financial information concerning the businesses and operations of Millennium Bank and Alabama National furnished to KBW by Millennium Bank and Alabama National for purposes of KBW’s analysis;

•	held discussions with members of senior management of Millennium Bank and Alabama National regarding:

•	past and current business operations,

•	regulatory relationships,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Alabama National and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	reviewed the publicly reported financial conditions and results of operations for Millennium Bank and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of Millennium Bank as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Alabama National and Millennium Bank are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Alabama National or Millennium Bank, and KBW did not examine any books and records or review individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Millennium Bank’s senior management. Millennium Bank does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the Merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the Merger will be completed substantially in accordance with the terms set forth in the Merger Agreement;

•	the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement are true and correct;

•	each party to the Merger Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the Merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

KBW further assumed that the Merger will be accounted for as a purchase transaction under generally accepted accounting principles. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Millennium Bank common stock or shares of Alabama National common stock will trade following the announcement of the Merger or the actual value of the shares of common stock of the combined company when issued in the Merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the Merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Millennium Bank and Alabama National. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Millennium Bank board of directors in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Millennium Bank Board or management of Millennium Bank with respect to the fairness of the dollar equivalent per share consideration.

The following is a summary of the material analyses presented by KBW to the Millennium Bank board of directors in connection with its January 27, 2003 oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Millennium Bank board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Transaction Summary.    KBW calculated the merger consideration to be paid as a multiple of Millennium Bank’s book value per share and last twelve months’ earnings and as a “Core Deposit Premium.” Core Deposit Premium equals the difference between the aggregate merger consideration and Millennium Bank’s tangible equity divided by total domestic, non-brokered deposits less time deposit accounts greater than $100,000. The merger consideration was based on a fixed deal value of $24.0 million for 100% of Millennium Bank shares, providing that Alabama National’s stock price per share was between $39.00 and $44.00. Based on these assumptions, this analysis indicated that Millennium Bank stockholders would receive a combination of Alabama National stock and cash or 100% cash worth $29.29 for each share of Millennium Bank common stock held, and that this amount would represent 259.6% of Millennium Bank’s book value per share, a Core Deposit Premium of 20.8% and a multiple of price to latest twelve months’ earnings of 31.7. These results were based on Millennium Bank’s stated book value per share, core deposits and latest twelve months earnings as of December 31, 2002 of $11.28, $75.2 million and $758 thousand, respectively.

Selected Transaction Analysis.    KBW reviewed certain financial data related to a set of comparable regional bank transactions announced since June 30, 2001 in which the target’s assets were between $100 million and $300 million (16 transactions).

KBW compared multiples of price to various factors for the Alabama National-Millennium Bank Merger to the same multiples for the comparable group’s mergers at the time those mergers were announced. The results were as follows:

Comparable Transactions:

	Median	Low	High	Alabama National/Millennium Bank Merger
Price/Stated Book Value	199.9%	135.3%	340.7%	259.6%
Core Deposit Premium	13.4	7.1	37.3	20.8
Price/Latest Twelve Months’ Earnings	19.9x	14.5x	30.4x	31.7x

KBW also analyzed the financial data for the period ended December 31, 2002 for Millennium Bank and the three months reporting period prior to the announcement of each transaction for each target in the Selected Transactions Analysis. The results were as follows:

Comparable Targets:

	Median	Low	High	Millennium Bank
Equity/Assets	8.49%	6.15%	13.38%	8.43%
Non-Performing Assets/Assets	0.64	0.00	2.22	0.00
Return on Average Assets	1.01	0.37	2.11	1.08
Return on Average Equity	11.06	5.76	19.55	12.46
Net Interest Margin	3.92	2.63	5.17	4.27
Efficiency Ratio	67	34	95	63

No company or transaction used as a comparison in the above analysis is identical to Alabama National, Millennium Bank or the Merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, KBW estimated the present value of the future stream of dividends that Millennium Bank could produce over the next five years, under various circumstances, assuming the company performed in accordance with the earnings forecasts of management. KBW then estimated the terminal values for Millennium Bank stock at the end of the period by applying multiples ranging from 12.5x to 14.5x projected earnings in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 12.0% to 16.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Millennium Bank common stock. This discounted dividend analysis indicated reference ranges of between $24.44 and $32.95 per share of Millennium Bank common stock. These values compare to the consideration offered by Alabama National to Millennium Bank in the Merger of $29.29 per share of Millennium Bank common stock.

Relative Stock Price Performance.    KBW also analyzed the price performance of Alabama National common stock from December 31, 2000 to January 23, 2003 and compared that performance to the performance of the Philadelphia Exchange/Keefe, Bruyette & Woods Bank Index (“Keefe Bank Index”) over the same period. The Keefe Bank Index is a market cap weighted price index composed of 24 major commercial and savings banks stocks. The Keefe Bank Index is traded on the Philadelphia Exchange under the symbol “BKX”. This analysis indicated the following cumulative changes in price over the period:

Alabama National	96.8%
Keefe Bank Index	(14.8)

Selected Peer Group Analysis.    KBW compared the financial performance and market performance of Alabama National to those of a group of comparable holding companies. The comparisons were based on:

•	various financial measures including:

•	earnings performance

•	operating efficiency

•	capital

•	asset quality

•	various measures of market performance including:

•	price to book value

•	price to earnings

•	dividend yields

To perform this analysis, KBW used the financial information as of and for the quarter ended December 31, 2002 and market price information as of January 24, 2003. The 11 companies in the peer group were BancorpSouth, Inc., Capital City Bank Group, Inc., Colonial BancGroup, Inc., F.N.B. Corporation, First Charter Corporation, First Citizens BancShares, Inc., Hancock Holding Company, Republic Bancshares, Inc., South Financial Group, Inc., Trustmark Corporation and United Community Banks, Inc. Financial information for Capital City Bank Group, Inc., First Citizens BancShares, Inc., Republic Bancshares, Inc. and United Community Banks, Inc. was as of and for the quarter ended September 30, 2002. KBW has adjusted throughout its analysis the financial data to exclude any non-recurring income and expenses and any extraordinary items.

KBW’s analysis showed the following concerning Alabama National’s financial performance:

Selected Peer Group:

	Median	Low	High	Alabama National
Return on Average Equity (GAAP)	13.36%	3.58%	17.26%	15.83%
Return on Average Assets (GAAP)	1.13	0.26	1.71	1.16
Return on Average Tangible Equity (Cash)	16.93	5.13	24.20	17.79
Return on Average Tangible Assets (Cash)	1.14	0.34	1.76	1.20
Net Interest Margin	4.03	3.33	5.79	3.89
Efficiency Ratio	59	55	76	63
Leverage Ratio	8.04	6.50	9.35	7.52
Equity/Assets	8.15	6.77	10.69	7.07
Loans/Deposits	96	64	129	94
Non-Performing Assets/Assets	0.46	0.21	1.68	0.39
Loan Loss Reserve/Non-Performing Assets	197	74	413	254
Loan Loss Reserve/Total Loans	1.36	0.97	2.13	1.49

KBW’s analysis showed the following concerning Alabama National’s market performance:

Selected Peer Group:

	Median	Low	High	Alabama National
Price/Stated Book Value Per Share	181%	104%	243%	231%
Price/Tangible Book Value Per Share	209	116	258	253
Price/2003 GAAP Estimated Earnings Per Share	11.9x	10.0x	16.4x	14.3x
Price/2003 Cash Estimated Earnings Per Share	11.7	9.7	14.5	14.0
Price/2004 GAAP Estimated Earnings Per Share	10.6	9.0	13.1	13.0
Price/2004 Cash Estimated Earnings Per Share	10.5	8.9	13.1	12.8
Dividend Yield	2.7%	0.0%	4.7%	2.3%

KBW also compared the financial performance of Millennium Bank to those of a group of comparable holding companies. The comparisons were based on various financial measures including:

•	earnings performance

•	operating efficiency

•	capital

•	asset quality

To perform this analysis, KBW used the financial information as of and for the quarter ended September 30, 2002. The 12 companies in the peer group included publicly-traded banks located in Alabama, Florida and Georgia with total assets ranging from $150 million to $400 million. KBW has adjusted throughout its analysis the financial data to exclude any non-recurring income and expenses and any extraordinary items.

KBW’s analysis showed the following concerning Millennium Bank’s financial performance:

Selected Peer Group:

	Median	Low	High	Millennium Bank
Return on Average Equity (GAAP)	11.37%	7.79%	16.07%	12.46%
Return on Average Assets (GAAP)	0.95	0.65	1.74	1.08
Return on Average Tangible Equity (Cash)	12.19	8.35	16.76	12.46
Return on Average Tangible Assets (Cash)	0.95	0.68	1.74	1.08
Net Interest Margin	4.25	3.61	4.91	4.27
Efficiency Ratio	62	56	82	63
Leverage Ratio	8.64	7.08	13.47	8.28
Equity/Assets	9.06	6.43	13.86	8.43
Loans/Deposits	87	56	100	78
Non-Performing Assets/Assets	0.48	0.06	2.32	0.00
Loan Loss Reserve/Non-Performing Assets	184	34	1,564	Not Meaningful
Loan Loss Reserve/Total Loans	1.29	1.02	1.79	1.21

Contribution Analysis.    KBW analyzed the relative contribution of each of Millennium Bank and Alabama National to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, equity, tangible equity, latest twelve months’ earnings and estimated 2003 earnings. The pro forma ownership analysis assumed 75% of the aggregate deal value is in the form of Alabama National stock and was based on Alabama National’s closing price of $43.71 on January 24, 2003. The results of KBW’s analysis are set forth in the following table:

Category	Alabama National	Millennium Bank
Assets	97.1%	2.9%
Gross Loans	97.3	2.7
Deposits	96.6	3.4
Equity	96.6	3.4
Tangible Equity	96.2	3.8
Latest Twelve Months’ Earnings (GAAP)	97.9	2.1
2003 Estimated Earnings (GAAP)	97.1	2.9
Estimated Pro Forma Ownership	96.9	3.1

Financial Impact Analysis.    KBW performed pro forma merger analyses that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the Merger would have on certain projected financial results of pro forma company. KBW relied on First Call projections for Alabama National and Millennium Bank management estimates for Millennium Bank’s 2003 net income. This analysis indicated that the Merger is expected to be dilutive to Alabama National’s estimated GAAP earnings per share in 2003 and 2004 and cash earnings per share in 2003. The Merger is expected to be accretive to Alabama National’s cash earnings per share in 2004. This analysis was based on First Call’s 2003 and 2004 published earnings estimates for Alabama National, estimated cost savings equal to 10.0% of Millennium Bank’s projected non-interest expenses and Millennium Bank management’s earnings estimates for 2003. Millennium Bank’s 2004 earnings were projected by KBW. For all of the above analyses, the actual results achieved by pro forma company following the Merger will vary from the projected results and the variations may be material.

Other Analyses.    KBW reviewed the relative financial and market performance of Alabama National and Millennium Bank to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, historical stock performance, stock liquidity and research coverage for Alabama National.

The Millennium Bank Board has retained KBW as an independent contractor to act as financial adviser to Millennium Bank regarding the Merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Millennium Bank and Alabama National. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Millennium Bank and Alabama National for KBW’s own account and for the accounts of its customers.

Millennium Bank and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the Merger. Millennium Bank has agreed to pay KBW at the time of closing a cash fee equal to 0.90% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of Millennium Bank in the transaction. Under the KBW engagement agreement, Millennium Bank also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities, including liabilities under the federal securities laws.

Effect on Certain Employee Benefit Plans of Millennium Bank

401(k) Plan.    Millennium Bank maintains a 401(k) defined contribution plan for its employees (the “401(k) Plan”). Under the Merger Agreement, the 401(k) Plan will be terminated prior to the Effective Time, and Alabama National will offer each employee of Millennium Bank the opportunity to enroll in Alabama National’s 401(k) defined contribution plan (the “ANB Plan”).

Treatment of Millennium Bank Stock Options.    The Merger Agreement provides that at the time we complete the Merger, all outstanding stock options granted by Millennium Bank under its stock option plans will be converted automatically into options to purchase Alabama National common stock. Alabama National will assume these options subject to their existing terms, including any acceleration in vesting that will occur as a consequence of the Merger. Notwithstanding the foregoing, the number of shares of Alabama National common stock that may be purchased upon exercise of each assumed option will equal the product of (A) the number of shares of Millennium Bank common stock that were purchasable under the assumed option immediately before the Effective Time and (B) the Option Exchange Ratio (as defined below), rounded to the nearest whole share. The per share exercise price for each assumed option will equal the quotient of (1) the per share exercise price of the assumed option in effect immediately before the Effective Time divided by (2) the Option Exchange Ratio, rounded to the nearest cent. The “Option Exchange Ratio” means the quotient obtained by dividing the dollar equivalent per share consideration (as discussed above under “Merger Consideration”) by the average price of Alabama National’s common stock calculated on the fifth business day prior to the closing of the Merger for the prior ten business days based on the averages of the high and low sales prices of Alabama National’s common stock reported on the NASDAQ Stock Market.

The executive officers and directors of Millennium Bank held in the aggregate exercisable options to purchase 127,400 shares of Millennium Bank common stock as of the record date for the Annual Meeting.

Severance Payments to Employees.    The Merger Agreement also provides that if any employee of Millennium Bank is terminated within six months after the Effective Time by Alabama National solely as a result of the Merger (i.e., elimination of duplicative jobs, and the like), and not as a result of inadequate performance or other good cause, Alabama National will pay severance to each such employee in an amount equal to one week’s pay for each six months of such employee’s employment with Millennium Bank (provided that no such payment for any employee shall exceed $15,000 in the aggregate).

Conditions to Consummation of the Merger

The respective obligations of Alabama National and Millennium Bank to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time:

(a)    stockholder approval of Millennium Bank shall have been received;

(b)    all regulatory approvals shall have been received and waiting periods shall have expired, and no such approval shall be conditioned or restricted in a manner which, in the opinion of the board of directors of Alabama National or Millennium Bank, materially adversely impacts the Merger so as to render it inadvisable;

(c)    all consents necessary to consummate the Merger and avoid a material adverse effect on the relevant party shall have been obtained;

(d)    no court or regulatory authority shall have taken any action that restricts, prohibits or makes illegal the transactions provided for in the Merger Agreement, and no action shall have been instituted seeking to restrain the Merger which, in the opinion of the board of directors of Alabama National or Millennium Bank, renders its consummation impossible or inadvisable; and

(e)    the Registration Statement on Form S-4 shall have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been commenced or threatened by the SEC.

The obligations of Alabama National to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

(a)    the representations and warranties of Millennium Bank in the Merger Agreement shall be true as if made at the Effective Time;

(b)    the agreements and covenants of Millennium Bank in the Merger Agreement and agreements provided for therein shall have been performed and complied with by the Effective Time;

(c)    Millennium Bank shall have delivered to Alabama National certain certificates of its corporate officers provided for in the Merger Agreement;

(d)    Millennium Bank shall have delivered to Alabama National an opinion of its counsel as provided in the Merger Agreement;

(e)    immediately prior to the Effective Time, Millennium Bank shall have a minimum net worth (as defined in the Merger Agreement) of $8.1 million;

(f)    Alabama National shall have received from Stevens, Powell & Company, P.A., certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of Millennium Bank as Alabama National may reasonably request;

(g)    the charge offs, reserves and accruals as Alabama National shall reasonably request to conform Millennium Bank’s accounting policies to Alabama National’s accounting policies shall have been made;

(h)    Alabama National shall have received evidence that the Millennium Bank 401(k) Plan has been terminated as provided in the Merger Agreement;

(i)    no regulatory authority shall have asserted that Millennium Bank or any of its subsidiaries is not in material compliance with such regulatory authority, revoked any material permits or issued any order or similar undertaking that restricts or impairs the conduct of Millennium Bank’s or any of its subsidiaries’ business;

(j)    Alabama National shall be satisfied that the Merger will not trigger an “excess parachute payment” to G. Andrew Williams under his existing employment agreement; Millennium Bank shall have signed termination agreements with each of G. Andrew Williams and Cynthia J. Delaparte; and Alabama National and G. Andrew Williams shall have signed an employment agreement;

(k)    There shall have been no determination by Alabama National that any fact, event or condition exists or has occurred that would have a material adverse effect on Millennium Bank or the Merger or that would render the Merger impractical;

(l)    Millennium Bank shall have obtained the consent or approval of each person required to permit the succession by Alabama National to any contract obligation, right or interest of Millennium Bank;

(m)    There shall not be any action taken by any regulatory authority which imposes any material adverse requirement upon Alabama National unless it is customary in connection with the acquisition of banks under similar circumstances;

(n)    Millennium Bank shall have delivered a certificate to Alabama National that Millennium Bank is not aware of any claims under its directors and officers insurance policy; and

(o)    Subsequent to the execution of the Merger Agreement, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements of Millennium Bank, except for purchases of federal funds.

The obligations of Millennium Bank to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

(a)    the representations and warranties of Alabama National in the Merger Agreement shall be true as if made at the Effective Time;

(b)    the agreements and covenants of Alabama National in the Merger Agreement and agreements provided for therein shall have been performed and complied with by the Effective Time;

(c)    Alabama National shall have delivered to Millennium Bank certain certificates of its corporate officers provided for in the Merger Agreement, including certification as to the approval of the Merger by the Board of Directors of Alabama National;

(d)    Alabama National shall have delivered to Millennium Bank an opinion of its counsel as provided in the Merger Agreement;

(e)    Millennium Bank shall have received from PricewaterhouseCoopers, LLP, certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of Alabama National as Millennium Bank may reasonably request;

(f)    the opinion received by Millennium Bank from Keefe, Bruyette & Woods, Inc. that the dollar equivalent per share consideration to be received by the Millennium Bank stockholders is fair from a financial point of view shall not have been withdrawn as of the Effective Time; and

(g)    Alabama National common stock to be issued in the Merger shall have been qualified as a NASDAQ National Market System Security as defined by the SEC.

Regulatory Approvals

The Merger is conditioned upon receipt of the necessary regulatory approvals. Bank holding companies and banks are regulated extensively under both federal and state law. Alabama National is subject to regulation by the Federal Reserve. The Bank Holding Company Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. Accordingly, on March 12, 2003, Alabama National filed an application with the Federal Reserve in accordance with Section 3 of the Bank Holding Company Act.

Millennium Bank is subject to regulation by the Florida Department of Financial Services (the “Department”). Under the requirements of Section 658.41 of the Florida Statutes, any proposed organization of an interim bank, and any proposed merger involving a Florida state bank, must be submitted to the Department for prior approval. Alabama National and Millennium Bank submitted an application to the Department on February 18, 2003 for permission to form MLB Interim Bank and to merge MLB Interim Bank and Millennium Bank.

The Merger is also subject to the approval of the FDIC under Section 18(c) and other provisions of the Federal Deposit Insurance Act. Alabama National submitted an application to the FDIC to obtain such approval on February 18, 2003.

The Merger cannot be completed in the absence of the required regulatory approvals or waivers. We cannot assure you as to whether or when the required regulation approvals will be obtained.

Conduct of Business Pending the Merger

The Merger Agreement requires that each of Millennium Bank and Alabama National shall preserve its business organization, goodwill, relationships with depositors, customers and employees, and assets and maintain its rights and franchises and take no action that would adversely affect its ability to perform under the Merger Agreement. In addition, Millennium Bank has agreed that, without the consent of Alabama National, it will not:

(a)    amend its Articles of Incorporation, Bylaws or other governing instruments or those of any of its subsidiaries;

(b)    incur additional debt obligations except in the ordinary course of business or allow any lien to exist on any share of the stock held by itself or any of its subsidiaries;

(c)    repurchase, redeem or otherwise acquire or exchange any shares, or any securities convertible into any shares of the stock of itself or any of its subsidiaries or declare or pay any dividend or make any other distribution in respect of its capital stock;

(d)    except as provided in the Merger Agreement, issue, sell, pledge, encumber or enter into any contract to issue, sell, pledge or encumber, or authorize any of the foregoing, any additional shares of Millennium Bank common stock or any other capital stock of Millennium Bank or any subsidiary, or any stock appreciation rights, options, warrants, conversion or other rights to acquire any such stock;

(e)    adjust, split, combine or reclassify any of its capital stock or that of any of its subsidiaries, issue or authorize the issuance of any other securities or sell, lease, mortgage or otherwise encumber any shares of any of its subsidiaries or other asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)    acquire any direct or indirect equity interest in any entities, other than in connection with foreclosures in the ordinary course of business and acquisitions of control by a depository institution subsidiary in a fiduciary capacity;

(g)    grant any increase in compensation or benefits of the employees or officers of Millennium Bank or any of its subsidiaries, except in accordance with past practices with respect to employees, enter into, grant or pay bonuses, enter into or amend severance agreements or (except as provided in the Merger Agreement) grant any material increases in fees or other compensation to officers and directors;

(h)    enter into or amend any employment contract without an unconditional right to terminate without liability;

(i)    adopt any new employee benefit plans or make any material changes to any existing employee benefit plans other than as required by law or that is necessary or advisable to maintain the tax qualified status of any such plan;

(j)    make any material change in any accounting methods or systems of internal accounting controls, except as appropriate to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

(k)    commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material monetary damages or restrictions on the operations of Millennium Bank or any of its subsidiaries or, except in the ordinary course of business, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

(l)    operate its business otherwise than in the ordinary course, or in a manner not consistent with safe and sound banking practices or applicable law;

(m)    fail to file timely any report required to be filed with any regulatory authorities;

(n)    make any loan or advance to any stockholder owning 5% or more of the outstanding shares of Millennium Bank common stock, director or officer of Millennium Bank or any of its subsidiaries, or any of the members of their immediate families, except for unfunded loan commitments or renewals of existing loans in existence on the date of the Merger Agreement;

(o)    cancel without payment in full, or modify any contract relating to, any loan or other obligation receivable from any stockholder, director or officer of Millennium Bank or any of its subsidiaries or any members of their immediate families;

(p)    enter into any contract for services or otherwise with any of the holders of 5% or more of Millennium Bank common stock, or the directors, officers or employees of Millennium Bank or any of its subsidiaries or any members of their immediate families;

(q)    modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

(r)    file any application to relocate or terminate the operations of any of its banking offices or any of its subsidiaries;

(s)    except in accordance with applicable law, change its or any of its subsidiaries’ lending, investment, liability management and other material banking policies in any material respect;

(t)    intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the Merger;

(u)    take any action that would cause the transactions provided for in the Merger Agreement to be subject to requirements imposed by any anti-takeover laws, and Millennium Bank shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in the Merger Agreement from any anti-takeover law; or

(v)    make or renew any loan to any person or entity who or that owes, or would as a result of such loan or renewal owe, Millennium Bank or any of its subsidiaries more than $500,000 of secured indebtedness or $150,000 of unsecured indebtedness.

(w)    increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except as consistent with past policies;

(x)    acquire any investment securities or asset-backed securities (with certain exceptions as described in the Merger Agreement);

(y)    dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000 (with certain exceptions as described in the Merger Agreement); or

(z)    make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000 other than pursuant to binding commitments disclosed in the Merger Agreement.

Alabama National has agreed that, without the consent of Millennium Bank, it will not:

(a)    fail to file timely any report required to be filed with any regulatory authorities, including the SEC; or

(b)    take any action that would cause Alabama National common stock to cease to be traded on the NASDAQ Stock Market, except for certain exceptions specified in the Merger Agreement.

Each party has also agreed to give written notice to the other promptly upon becoming aware of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the Merger Agreement or constitute a material breach of any of its representations, warranties or covenants contained in the Merger Agreement and to use its reasonable efforts to remedy any such condition or breach.

Waiver and Amendment; Termination; Termination Fee

Prior to the Effective Time, either Alabama National or Millennium Bank may waive any default in performance of any term of the Merger Agreement, waive or extend the time for the compliance or fulfillment by the other of any and all of its obligations under the Merger Agreement, waive any or all of the conditions precedent and may, to the extent permitted by law, amend the Merger Agreement in writing with the approval of the Board of Directors of each of Millennium Bank and Alabama National.

The Merger Agreement may be terminated at any time prior to the Effective Time, as follows:

(a)    by mutual consent;

(b)    in the event of a breach of a representation, warranty, covenant or agreement by the non-breaching party under certain circumstances;

(c)    by either party (provided that such terminating party is not in material breach of any material obligation in the Merger Agreement), in the event any required regulatory approval is denied or not obtained or the stockholders of Millennium Bank fail to approve the Merger;

(d)    by either party, in the event there is a material adverse effect on the business, operations or financial conditions of the other party that is not remedied;

(e)    by either party, in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled or the Merger is not consummated by July 31, 2003, and such failure was not the fault of the terminating party;

(f)    by Alabama National, if the holders of greater than 5% of the outstanding shares of Millennium Bank common stock properly assert their dissenters’ rights under the Florida Dissent provisions;

(g)    by Millennium Bank, if a majority of the disinterested members of the board of directors of Millennium Bank shall have determined to enter into an agreement with respect to an acquisition or merger transaction proposal which it considers superior to the Merger, provided that if Millennium Bank terminates the Merger Agreement under such circumstances of a superior acquisition or merger proposal, the Merger Agreement requires Millennium Bank to pay to Alabama National a termination fee of $1.0 million;

(h)    by Alabama National, if (1) the board of directors of Millennium Bank withdraws, adversely modifies or fails upon request to reconfirm its recommendation of the Merger, (2) the board of directors of Millennium Bank recommends approval of another acquisition proposal to the stockholders or (3) any person or entity becomes the beneficial owner of 50% or more of the outstanding shares of Millennium Bank stock; or

(i)    by Millennium Bank, if the average of the high and low prices of Alabama National common stock quoted on the NASDAQ Stock Market during the ten day period ending on the fifth day prior to the closing of the Merger is less than $39.00. In this event, however, Alabama National shall have the opportunity to void such termination by increasing the consideration payable to the Millennium Bank stockholders.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, except that the confidentiality requirements, miscellaneous provisions, and provisions regarding expenses will survive such termination and such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination.

Management and Operations After the Merger

From and after the Effective Time, the Alabama National board of directors will consist of the then current directors of Alabama National. Upon the consummation of the Merger, Millennium Bank will be a wholly owned subsidiary of Alabama National. The Board of Directors of Millennium Bank will consist of 9 of the current directors of Millennium Bank plus John H. Holcomb III, Chairman and CEO of Alabama National. One of the current directors, Perry C. McGriff, Jr., will resign prior to the Effective Time of the Merger at the request of his employer, State Farm Insurance, based on State Farm’s policies regarding affiliation with public companies. Following the Merger, G. Andrew Williams will continue to serve as President and Chief Executive Officer of Millennium Bank; Ms. Cynthia Delaparte will continue to serve as Senior Vice President and Chief Financial Officer; and Mr. Robert L. Page will continue to serve as Senior Vice President and Senior Lending Officer of Millennium Bank.

All current Alabama National officers will continue to serve Alabama National in accordance with the bylaws of Alabama National after the Effective Time. All directors and officers of each of the subsidiaries of Alabama National after the Effective Time will continue to serve in accordance with the terms of the bylaws of each such subsidiary.

Interests of Certain Persons in the Merger

No director or executive officer of Alabama National has any material direct or indirect financial interest in Millennium Bank or the Merger, except as a director, executive officer or stockholder of Alabama National or its subsidiaries. Certain officers and directors of Millennium Bank will continue to serve as officers and directors of Millennium Bank following the Merger.

A condition precedent to the Merger is that G. Andrew Williams will enter into a new employment agreement whereby Mr. Williams will agree, among other things, to serve as President and Chief Executive Officer of Millennium Bank for a period of three years, unless earlier terminated under the terms of the employment agreement. As consideration for the non-compete restrictions of this new employment agreement, Mr. Williams will receive a payment in the amount of $260,000.

Under the employment agreement, Mr. Williams will receive an annual salary of at least $150,000 for the term of his employment agreement. Notwithstanding the foregoing, if Millennium Bank’s total assets, as of December 31, 2003 exceed certain amounts described in the employment agreement, Mr. Williams base salary for the remainder of the term will be at least $160,000. Mr. Williams will also be eligible to receive annual bonuses and entitled to receive certain other fringe benefits in addition to his base salary, as described in the employment agreement. In addition, if Mr. Williams is terminated other than for cause, or if he terminates his employment because of a material breach by Millennium Bank, then he is entitled to receive his base salary plus certain fringe benefits through the third anniversary of the effective date of his employment agreement. The form of Mr. Williams’ employment agreement is included as an exhibit to the Merger Agreement, which is attached to this document as Appendix A.

In connection with the Merger, Robert L. Page also will enter into a new employment agreement whereby Mr. Page will agree, among other things, to serve as Senior Vice President and Senior Lending Officer of Millennium Bank for a period of three years, unless earlier terminated under the terms of the employment agreement. Under the employment agreement, Mr. Page will receive a yearly salary and bonus opportunity in amounts consistent with his salary and bonus opportunity prior to the merger. In 2002, Mr. Page received a salary of $94,000 and a bonus of $21,800. Mr. Page will also receive a one-time bonus in the amount of $100,000 in connection with the Merger.

The existing employment agreements of G. Andrew Williams and Cynthia J. Delaparte, Senior Vice President and Chief Financial Officer, require cash payments to them in the event of a change in control. As a condition precedent to the Merger, Millennium Bank shall have terminated these employment agreements with each of Mr. Williams and Ms. Delaparte. Mr. Williams and Ms. Delaparte will receive payments in the amounts of $240,000 and $105,000, respectively, that are due in connection with the termination of their current employment agreements with Millennium Bank.

The Merger Agreement also provides that for a period of three years after the Effective Time, Alabama National will indemnify, defend and hold harmless each director and executive officer of Millennium Bank against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including the transactions contemplated by the Merger Agreement) to the maximum extent authorized under the Millennium Bank articles of incorporation and bylaws and applicable law.

In addition, the directors and certain officers of Millennium Bank hold stock options exercisable for shares of Millennium Bank common stock. In connection with the closing of the Merger, these stock options will be converted into options exercisable for shares of Alabama National common stock, and certain of such options shall become immediately vested at the time of the Merger.

In the normal course of business, Millennium Bank makes loans to its directors and officers, including loans to certain related persons and entities. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and, in the opinion of management of Millennium Bank, do not involve more than the normal risk of collectibility. As of December 31, 2002, the amount of these loans (including amounts available under lines of credit) by Millennium Bank to its directors and executive officers was 7.79% of Millennium Bank’s net loans.

Federal Income Tax Consequences

Neither Alabama National nor Millennium Bank has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Maynard, Cooper & Gale, P.C., counsel for Alabama National, has delivered an opinion to Alabama National and Millennium Bank regarding the federal income tax consequences of the Merger. In rendering its opinion, Maynard, Cooper & Gale, P.C. made certain assumptions, including the following: (1) that the Merger will take place as described in the Merger Agreement, (2) that certain factual matters represented by Alabama National and Millennium Bank are true and correct at the time of consummation of the Merger, (3) that the Merger will qualify as a statutory merger under the applicable laws of the State of Florida, and (4) that the Merger will be reported by Alabama National and Millennium Bank on their respective federal income tax returns in a manner consistent with such opinion.

Based on these assumptions, in the opinion of Maynard, Cooper & Gale, P.C., the following will be the material federal income tax consequences of the Merger:

1.    The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

2.    No gain or loss will be recognized by Alabama National or Millennium Bank in connection with the Merger (except for income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code);

3.    No gain or loss will be recognized by Millennium Bank on the distribution of Alabama National common stock to holders of Millennium Bank common stock.

4.    The exchange of Millennium Bank common stock for Alabama National common stock will not give rise to gain or loss to stockholders of Millennium Bank common stock in the exchange (except to the extent of any cash or other property received by such holders).

5.    For Millennium Bank stockholders who receive both cash and Alabama National common stock (other than cash received for fractional shares) in exchange for shares of Millennium Bank common stock, the gain, if any, realized by such stockholder on receipt of the Alabama National common stock will be recognized, but not in an amount in excess of the cash received (other than fractional share payments). No loss will be recognized.

6.    The aggregate basis of Alabama National common stock received by a Millennium Bank stockholder in exchange for Millennium Bank common stock will be the same as the aggregate basis of the Millennium Bank common stock that was exchanged therefor, decreased by the amount of cash received (other than cash received in lieu of fractional shares), and increased by any gain recognized on the exchange.

In addition, Millennium Bank stockholders who receive cash either by invoking a cash election, in connection with the exercise of dissenters’ rights or instead of fractional shares should be aware of the following consequences:

Cash Election and Exercise of Dissenters’ Rights.    With respect to a Millennium Bank stockholder who receives only cash in exchange for his or her shares of Millennium Bank common stock by invoking a cash election or in connection with the exercise of dissenters’ rights under Florida law, the cash received will be treated as a distribution in redemption of the Millennium Bank common stock held by such stockholder, subject to the deemed dividend provisions of Section 302 of the Internal Revenue Code. If the distribution is not recharacterized as a dividend pursuant to Section 302, the stockholder will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis of the Millennium Bank common stock surrendered. Such gain or loss will be capital in nature if the Millennium Bank common stock was held by the stockholder as a capital asset under Section 1221 of the Internal Revenue Code.

Cash Instead of Fractional Shares.    The payment of cash to Millennium Bank’s stockholders instead of fractional shares of Alabama National common stock will be treated for federal income tax purposes as if the fractional shares of Alabama National stock were issued in the Merger and then were redeemed by Alabama National. Millennium Bank’s stockholders will, in general, recognize capital gain equal to the difference between the tax basis of the fractional share and the cash received.

The discussion set forth above is based upon the opinion of Maynard, Cooper & Gale, P.C., and applies only to Millennium Bank’s stockholders who hold Millennium Bank common stock as a capital asset. This discussion may not apply to special situations, such as Millennium Bank’s stockholders, if any, who received their Millennium Bank common stock upon exercise of employee stock options or otherwise as compensation and Millennium Bank’s stockholders that are insurance companies, securities dealers, financial institutions or foreign persons. It does not address the state, local or foreign tax aspects of the Merger or any tax consequences of a subsequent transaction involving Alabama National common stock, including any redemption or transfer of Alabama National common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Each Millennium Bank stockholder should consult his own tax advisor with respect to the specific tax consequences of the Merger, including the application and effect of state, local and foreign tax laws.

Accounting Treatment

We intend to treat the merger as a purchase by Alabama National of Millennium Bank under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of completion of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after consummation of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

Expenses and Fees

The Merger Agreement provides that each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel.

Resales of Alabama National Common Stock

The shares of Alabama National common stock issued under the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an “affiliate” (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of the common stock) of Millennium Bank for purposes of Rule 145 under the Securities Act as of the date of the Millennium Bank Annual Meeting. Affiliates may not sell their shares of Alabama National common stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Alabama National may place restrictive legends on certificates representing Alabama National common stock issued to all persons who are deemed “affiliates” of Millennium Bank under Rule 145. This proxy statement-prospectus does not cover resales of Alabama National common stock received by any person who may be deemed to be an affiliate of Millennium Bank.

DESCRIPTION OF ALABAMA NATIONAL CAPITAL STOCK

General

The authorized capital stock of Alabama National currently consists of 27,500,000 shares of Alabama National common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 per share (the “Alabama National Preferred Stock”). The following is a summary description of Alabama National’s capital stock.

Common Stock

Holders of shares of Alabama National common stock are entitled to receive such dividends as may from time to time be declared by the Alabama National board out of funds legally available therefor. Holders of Alabama National common stock are entitled to one vote per share on all matters on which the holders of Alabama National common stock are entitled to vote and do not have cumulative voting rights. Holders of Alabama National common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of Alabama National, holders of Alabama National common stock are entitled to share equally and ratably in the assets of Alabama National, if any, remaining after the payment of all debts and liabilities of Alabama National and the liquidation preference of any outstanding Alabama National Preferred Stock. The outstanding shares of Alabama National common stock are, and the shares of Alabama National common stock offered by Alabama National hereby when issued, will be fully paid and nonassessable. The rights, preferences and privileges of holders of Alabama National common stock are subject to any class or series of Alabama National Preferred Stock that Alabama National may issue in the future.

Preferred Stock

The Alabama National Restated Certificate of Incorporation provides that the Alabama National board of directors is authorized without further action by the holders of the Alabama National common stock to provide for the issuance of shares of Alabama National Preferred Stock. Such preferred stock may be issued in one or more classes or series. The Alabama National board of directors has the authority to fix the designations, powers, preferences and relative participating options and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such class or series. Any share of Alabama National Preferred Stock so issued may rank senior to the Alabama National common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of Alabama National Preferred Stock may have class or series voting rights. Upon completion of this Merger, Alabama National will not have any shares of Alabama National Preferred Stock outstanding. Issuances of Alabama National Preferred Stock, while providing Alabama National with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Alabama National common stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the Alabama National common stock. The Alabama National board of directors, without stockholder approval, may issue Alabama National Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the Alabama National common stock. Alabama National has no present plan to issue any shares of Alabama National Preferred Stock.

Certain Anti-Takeover Effects

The provisions of the Alabama National Restated Certificate of Incorporation, the Alabama National Bylaws and the Delaware General Corporation Law (“DCGL”) summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders and may make removal of management more difficult.

Authorized but Unissued Stock

The authorized but unissued shares of Alabama National common stock and Alabama National Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Alabama National common stock and Alabama National Preferred Stock may enable the board of directors to issue shares to persons friendly to current management which could render more difficult or discourage any attempt to obtain control of Alabama National by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of Alabama National’s management.

Limitations on Stockholder Action by Written Consent and Limitations on Calling Stockholder Meetings

The Alabama National Restated Certificate of Incorporation and Alabama National Bylaws prohibit stockholder action by written consent in lieu of a meeting and provide that stockholder action can be taken only at an annual or special meeting of stockholders. The Alabama National Bylaws provide that subject to the rights of holders of any series of Alabama National Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Alabama National board of directors or the Chairman of the Alabama National board. Stockholders will not be permitted to call a special meeting of stockholders. Such provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Alabama National board of directors or the Chairman of the Alabama National board.

Section 203 of the Delaware Corporation Law

Subject to certain exclusions summarized below, Section 203 of the DGCL (“Section 203”) prohibits any “Interested Stockholder” from engaging in a “Business Combination” with a Delaware corporation for three years following the date such person became an Interested Stockholder. “Interested Stockholder” generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person’s status as an Interested Stockholder is determined; and (b) the affiliates and associates of such person. Subject to certain exceptions, a “Business Combination” includes (i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% of more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested stockholder except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or series of the corporation or the subsidiary that is owned by the Interested Stockholder; and (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

Section 203 does not apply to a Business Combination if (i) before a person became an Interested Stockholder, the board of directors of the corporation approved either the transaction in which the Interested Stockholder became an Interested Stockholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Stockholder the Business Combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

SUPERVISION AND REGULATION OF ALABAMA NATIONAL

AND MILLENNIUM BANK

Alabama National, its subsidiary banks, and Millennium Bank are subject to state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not stockholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of Alabama National and/or Millennium Bank.

Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) and following in 1991 with the Federal Deposit Insurance Corporation Act (“FDICIA”), numerous additional regulatory requirements have been placed on the banking industry, and additional changes have been proposed. The operations of Alabama National and Millennium Bank may be affected by legislative changes and the policies of various regulatory authorities. Alabama National and Millennium Bank are unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

As a bank holding company, Alabama National is subject to the regulation and supervision of the Federal Reserve. Alabama National’s subsidiary banks and Millennium Bank (collectively, the “Banks”) are subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”) and, in the case of Millennium Bank, the Florida Department of Financial Services (the “Department”). These Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain allowances against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may acquire banks located in any other state, subject to certain conditions, including concentration limits. A bank may establish branches across state lines by merging with a bank in another state (unless applicable state law prohibits such interstate mergers), provided certain conditions are met. A bank may also establish a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits such interstate de novo branching and certain other conditions are met.

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the “cross-guarantee” provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default.

The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” as such terms are defined under regulations issued by each of the federal banking agencies. In general, the agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common stockholders’ equity) or Tier 2 (certain debt instruments and a portion of the allowance for loan losses). Alabama National, its subsidiary banks and Millennium Bank are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, a total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and a Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a “well capitalized” institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively.

The Federal Reserve has adopted rules to incorporate market and interest rate risk components into its risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under these market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution’s ongoing trading activities.

The Banks are subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, investments in or certain other transactions with affiliates, and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In general, the Banks’ “affiliates” are Alabama National and Alabama National’s non-bank subsidiaries.

The Banks are also subject to the provisions of Section 23B of the Federal Reserve Act that, among other things, prohibit a bank from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with non-affiliated companies.

The Banks are also subject to certain restrictions on extensions of credit to executive officers, directors, certain principal stockholders and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

The Community Reinvestment Act (“CRA”) requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC or the OCC shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. These factors are considered in evaluating mergers, acquisitions and applications to open a branch or facility. The CRA also requires all institutions to make public disclosure of their CRA ratings. Each of the Banks received at least a satisfactory rating in its most recent evaluation.

There are various legal and regulatory limits on the extent to which banks may pay dividends or otherwise supply funds to their holding companies. In addition, federal and state regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.

FDIC regulations require that management report on its responsibility for preparing its institution’s financial statements and for establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness.

The FDIC currently uses a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The FDIC recently has proposed changes to its assessment system that are designed to require premium payments by a greater number of banks and other FDIC-insured depository institutions and that also would provide rebates to some institutions. If any of these changes were to take effect, the assessment obligations of the Banks could change.

The Gramm-Leach-Bliley Act, which became effective in 2000, permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company by filing a declaration if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the CRA. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve. At this time, Alabama National has not registered to become a financial holding company.

The Gramm-Leach-Bliley Act broadly defines “financial in nature” to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking; and activities that the Federal Reserve has determined to be closely related to banking. The Act also permits the Federal Reserve, in consultation with the Department of Treasury, to determine that other activities are “financial in nature” and therefore permissible for financial holding companies. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature (other than insurance underwriting, insurance company portfolio investment, merchant banking, real estate development and real estate investment) through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory CRA rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank at issue has a CRA rating of satisfactory or better. Bank holding companies that have not become financial holding companies are prohibited from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

The Act preserves the role of the Federal Reserve as the umbrella supervisor for holding companies while at the same time incorporating a system of functional regulation designed to take advantage of the strengths of the various federal and state regulators. In particular, the Act replaces the broad exemption from Securities and Exchange Commission regulation that banks previously enjoyed with more limited exemptions, and it reaffirms that states are the regulators for the insurance activities of all persons, including federally-chartered banks.

The Gramm-Leach-Bliley Act also establishes a minimum federal standard of financial privacy. In general, the applicable regulations issued by the various federal regulatory agencies prohibit affected financial institutions (including banks, insurance agencies and broker/dealers) from sharing information about their customers with non-affiliated third parties unless (1) the financial institution has first provided a privacy notice to the customer; (2) the financial institution has given the customer an opportunity to opt out of the disclosure; and (3) the customer has not opted out after being given a reasonable opportunity to do so.

On October 26, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) was signed into law. The USA Patriot Act broadened the application of anti-money laundering regulations to apply to additional types of financial institutions, such as broker-dealers, and strengthened the ability of the U.S. government to detect and prosecute international money laundering and the financing of terrorism. The principal provisions of Title III of the USA Patriot Act require that regulated financial institutions, including state member banks: (i) establish an anti-money laundering program that includes training and audit components; (ii) comply with regulations regarding the verification of the identity of any person seeking to open an account; (iii) take additional required precautions with non-U.S. owned accounts; and (iv) perform certain verification and certification of money laundering risk for their foreign correspondent banking relationships. The USA Patriot Act also expanded the conditions under which funds in a U.S. interbank account may be subject to forfeiture and increased the penalties for violation of anti-money laundering regulations. Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution.

EFFECT OF MERGER ON RIGHTS OF STOCKHOLDERS

As a result of the Merger, holders of Millennium Bank common stock not electing to receive all cash consideration will be exchanging shares of Millennium Bank for shares of Alabama National. Millennium Bank is a Florida banking corporation governed by the Florida Banking Code (“FBC”), the Florida Business Corporation Act (“FBCA”), and Millennium Bank’s Articles of Incorporation and Bylaws. Alabama National, on the other hand, is a Delaware corporation governed by the Delaware General Corporation Law (“DGCL”), and Alabama National’s Restated Certificate of Incorporation and Bylaws. Certain significant differences exist between the rights of Millennium Bank stockholders and those of Alabama National stockholders. The differences deemed material by Millennium Bank and Alabama National are summarized below.

The following discussion is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of stockholders under the laws of the FBC, the FBCA and the DGCL, or the rights of such persons under Alabama National’s Restated Certificate of Incorporation and Bylaws and Millennium Bank’s Articles of Incorporation and Bylaws. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The following summary is qualified in its entirety by reference to the FBC, the FBCA and the DGCL, as well as to Alabama National’s Restated Certificate of Incorporation and Bylaws and Millennium Bank’s Articles of Incorporation and Bylaws.

Stockholder Meetings

Special Meetings.    Under the Millennium Bank Bylaws, a special meeting of stockholders may be called for any purpose at any time upon the request of three or more directors or three or more stockholders owning 40% or more of the outstanding stock. The FBCA also provides that a special meeting shall be called upon the written request of the stockholders owning 10% or more of the outstanding stock.

Under the DGCL, stockholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the stockholders in the corporation’s certificate of incorporation or bylaws. Alabama National’s Restated Certificate of Incorporation does not confer to its stockholders the right to call a special stockholders meeting.

Notice of Meetings.    Under Delaware and Florida law, stockholders generally must be provided written notice of a stockholders meeting not less than 10 days nor more than 60 days prior to a meeting. However, under Delaware law, in the case of a stockholder meeting called to vote on a merger, consolidation or sale of substantially all of the assets of the corporation, stockholders must be given written notice of not less than 20 days before the meeting.

The Bylaws of Alabama National provide for stockholder notice consistent with Delaware law, and the Bylaws of Millennium Bank provide for stockholder notice of not less than ten (10) days prior to any stockholder meeting.

Written Consents of Stockholders

Under the FBCA and the DGCL, the stockholders may take action without a meeting if a consent in writing to such action is signed by the stockholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the articles or certificate of incorporation. Millennium Bank’s Articles and Bylaws do not prohibit such action by written consent. On the other hand, Alabama National’s Restated Certificate of Incorporation specifically limits stockholder action to annual or special meetings and denies stockholder action by written consent in lieu of a meeting.

Election of Directors

Millennium Bank.    Under the Bylaws of Millennium Bank, members of the Board are elected by the stockholders at each annual meeting of the stockholders and serve until the next annual meeting or until their successors have been elected or appointed. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. At any time between annual meetings, a majority of the full Board may increase the number of directors by not more than two (2) and appoint persons to fill the resulting vacancies. When any vacancy occurs among the directors, a majority of the remaining members of the Board may appoint a director to fill such vacancy at any regular or special meeting of the Board.

Alabama National.    Under the DGCL, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present, unless the articles or certificate of incorporation provides for cumulative voting. Alabama National’s Restated Certificate of Incorporation does not provide for cumulative voting.

Removal of Directors

Millennium Bank.    Under the FBCA, and if cumulative voting is not authorized, as in the case of Millennium Bank, once a director has been elected, he or she may be removed by the stockholders if the number of votes cast to remove him or her is greater than the number of votes cast not to remove him or her, unless the articles of incorporation provide that directors may be removed only for cause. Millennium Bank’s Articles do not contain a provision requiring removal of a director only for cause.

Alabama National.    Under the DGCL, a majority of the shares entitled to vote may effect a removal of a director with or without cause.

Stockholder Approval of Mergers

Millennium Bank.    Section 658.44 of the FBC provides that certain mergers, consolidations, and sales of substantially all of the assets of a Florida bank must be approved by the Florida Department of Financial Services and by a majority of the outstanding shares of the bank entitled to vote thereon. Even though Florida law only requires majority stockholder approval of a merger, the Bylaws of Millennium Bank require that an affirmative vote of at least two-thirds of the shares of common stock is required to approve a merger transaction. The Merger, therefore, requires the prior approval of the Florida Department of Financial Services and a two-thirds vote of the Millennium Bank stockholders.

Alabama National.    The DGCL permits a merger to become effective without the approval of the surviving corporation’s stockholders provided certain requirements are met. Under the DGCL, if the articles of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation’s common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger, no stockholder approval is required.

Where stockholder approval is required under the DGCL a merger can generally be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon, unless the certificate or articles of incorporation require a greater vote. If the proposed merger or other business combination were to involve an “interested person” or “affiliated transaction,” however, the DGCL imposes supermajority approval requirements with certain qualifications. The Alabama National Restated Certificate of Incorporation does not contain any supermajority requirements. See also “—Antitakeover Legislation.”

Stockholder Approval of Asset Sales

Under the DGCL and the FBCA, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets, otherwise than in the usual and regular course of its business, only with the approval of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless the certificate or articles of incorporation (or bylaws in Delaware) require a greater vote. Alabama National’s Restated Certificate of Incorporation and Bylaws and Millennium Bank’s Articles of Incorporation do not require a greater vote.

Amendments to the Articles or Certificate of Incorporation and Bylaws

Millennium Bank.    The FBCA requires amendments to the articles of incorporation to be approved by the stockholders of the corporation upon recommendation of the corporation’s board of directors. Unless the FBCA, the articles of incorporation, or the board of directors requires a greater vote or voting by groups, amendments to the articles of incorporation must be approved by a majority of the votes cast, a quorum being present. In addition, Section 658.23 of the FBC requires amendments to the articles of incorporation of a Florida bank to be approved by the Florida Department of Financial Services.

The FBCA permits the Board of Directors and the stockholders to amend Millennium Bank’s bylaws, with certain exceptions. Section 658.23 of the FBC provides that, unless the articles of incorporation provide otherwise, the Board has the authority to adopt or amend bylaws that do not conflict with bylaws that may have been adopted by the stockholders.

Alabama National.    Unless the certificate of incorporation provides otherwise, Delaware law requires only the affirmative vote of a majority of all outstanding voting shares to effect certain amendments to the certificate of incorporation. Delaware law requires the shares of a class to vote separately on amendments in certain circumstances. Alabama National currently has no separate classes of stock.

The DGCL states that only the stockholders are entitled to amend the bylaws of a corporation unless the corporation’s certificate of incorporation also specifically grants such authority to the board of directors. Alabama National’s Restated Certificate of Incorporation permits the Board of Directors, as well as the stockholders, to amend Alabama National’s Bylaws.

Dissenters’ Rights

Millennium Bank.    Under Florida law, holders of record of Millennium Bank common stock are entitled to dissenters’ rights. For a description of dissenters’ rights under Florida law, see “GENERAL INFORMATION—Dissenters’ Rights.”

Alabama National.    Under the DGCL, a stockholder has the right, in connection with certain mergers or consolidations, to dissent from certain corporate transactions and receive the fair market value of his shares in cash in lieu of the consideration he otherwise would receive in the transaction. In order for a dissenting stockholder to assert his dissenters’ right, he must timely file a petition for appraisal with the Delaware Court of Chancery which will appraise the shares (excluding any appreciation or depreciation in the share price which occurs as a consequence of or in expectation of the transaction). In addition, a Delaware corporation can provide in its certificate of incorporation that appraisal rights are available to stockholders in certain other situations in which such rights are not otherwise available under Delaware law. No such provision is included in Alabama National’s Restated Certificate of Incorporation.

Under the DGCL, unless the certificate of incorporation provides otherwise, appraisal rights are not available to stockholders of a corporation if the shares are listed on a national securities exchange or quoted on the NASDAQ National Market or held of record by more than 2,000 stockholders and stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares:

(1)	shares of stock of the surviving or resulting corporation,

(2)	shares of stock of another corporation which is listed on a national securities exchange, quoted on the NASDAQ National Market or held of record by more than 2,000 stockholders,

(3)	cash in lieu of fractional shares described in (1) and (2) above, or

(4)	any combination of the consideration described in (1) through (3) above.

In addition, appraisal rights are not available to stockholders of a Delaware corporation in a merger if the corporation is the surviving corporation and no vote of its stockholders is required. Alabama National’s Restated Certificate of Incorporation does not contain any provision regarding stockholder appraisal rights.

Dividends

Millennium Bank.    Under the FBC, the directors of any bank or trust company, after charging off bad debts, depreciation, and other worthless assets if any, and making provision for reasonably anticipated future losses on loans and other assets, may quarterly, semiannually, or annually declare a dividend of so much of the aggregate of the net profits of that period combined with its retained net profits of the preceding 2 years as they shall judge expedient, and, with the approval of the Department of Financial Services, any bank or trust company may declare a dividend from retained net profits which accrued prior to the preceding 2 years, but each bank or trust company shall, before the declaration of a dividend on its common stock, carry twenty percent (20%) of its net profits for such preceding period as is covered by the dividend to its surplus fund, until the same shall at least equal the amount of its common and preferred stock then issued and outstanding. No bank or trust company shall declare any dividend at any time at which its net income from the current year combined with the retained net income from the preceding two (2) years is a loss or which would cause the capital accounts of the bank or trust company to fall below the minimum amount required by law, regulation, order, or any written agreement with the Department of Financial Services or a state or federal regulatory agency. A bank or trust company may, however, split up or divide the issued shares of capital stock into a greater number of shares without increasing or decreasing the capital accounts of the bank or trust company, and such shall not be construed to be a dividend.

Alabama National.    Under Delaware law, a corporation can pay dividends to the extent of its surplus, and if no surplus is available, dividends can be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends cannot be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Alabama National are derived from its subsidiary banks, and there are various statutory limitations on the ability of such banks to pay dividends to Alabama National. See “RISK FACTORS—Restrictions on Dividends” and “WHERE YOU CAN FIND MORE INFORMATION.”

Preferred Stock

Millennium Bank.    Florida law provides that, if authorized by the articles of incorporation, a corporation’s board of directors may issue preferred stock with certain rights and privileges. Millennium Bank’s Articles of Incorporation, however, do not authorize the issuance of preferred stock.

Alabama National.    Alabama National’s Restated Certificate of Incorporation has authorized the issuance of 100,000 shares of preferred stock of which the designations and powers, preferences and rights and qualifications, limitations or restrictions thereof, are undetermined until fixed by resolution of the Board of Directors. The purpose of such preferred stock is to provide the Board of Directors with the financial flexibility to raise additional capital through the issuance of senior securities and to provide the Board of Directors with the ability to respond to hostile takeover bids. By leaving the characteristics of the preferred stock undetermined until resolved by the Board of Directors, the Board of Directors is able to issue customized preferred stock to individuals or corporations in negotiated transactions at any time in the future without a vote of the stockholders. Such preferred stock also allows the Board of Directors to react quickly, in the case of a hostile bid, by issuing preferred stock with characteristics unfavorable to the hostile bidder in order to make such an acquisition less economical.

Preemptive Rights

Millennium Bank.    Under Millennium Bank’s Articles of Incorporation, the stockholders of Millennium Bank have a preemptive right to acquire a proportional amount of any additional shares of any stock of any class issued by Millennium Bank, subject to certain limitations under the FBCA.

Alabama National.    Under Delaware law, stockholders of a corporation are denied preemptive rights unless such rights are expressly granted to stockholders in the certificate of incorporation. The Restated Certificate of Incorporation of Alabama National does not provide for preemptive rights.

Limitation of Liability of Directors

Alabama National.    Subject to certain exceptions, Delaware law permits the certificate of incorporation or bylaws to include a provision that eliminates a director’s liability to stockholders for monetary damages for any breach of fiduciary duty as a director. The certificate of incorporation or bylaws, however, cannot eliminate the liability of a director in the following situations:

(1)	breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	unlawful payment of dividends or unlawful stock purchase or redemption, or

(4)	any transactions from which the director derived an improper personal benefit.

The Restated Certificate of Incorporation of Alabama National includes a provision restricting such director liability to the extent permitted by the DGCL.

Millennium Bank.    Unlike Delaware law, Florida law protects all directors from liability to the corporation or stockholders for monetary damages for any statement, vote, decision or failure to act, regardless of whether or not a provision to that effect is included in the corporation’s articles of incorporation. The protection from liability, however, is generally subject to exceptions similar to those under Delaware law as described above.

Indemnification of Directors

Under Delaware and Florida law, a corporation can indemnify its directors if a director acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Furthermore, Delaware and Florida law each allows for a corporation to indemnify its directors with respect to any criminal action or proceeding when the director had no reasonable cause to believe his conduct was unlawful. Indemnification is not allowed under either Delaware or Florida law if a director has been adjudged liable to the corporation.

Alabama National’s Bylaws authorizes the indemnification of its directors to the fullest extent permitted by law. Millennium Bank’s Articles of Incorporation and Bylaws do not contain such a provision, but indemnification would still be permissible under Florida law.

Antitakeover Laws

Affiliated Transactions and Certain Business Combinations.    The FBCA requires that any “affiliated transaction,” which term includes a merger, sale of significant assets of the corporation and similar extraordinary corporate transactions, between the corporation and an interested stockholder (generally defined as any person who is the beneficial owner of more than ten percent (10%) of the outstanding voting shares of the corporation) be approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested stockholder. The voting requirements of the FBCA will not apply, however, to an affiliated transaction if: (a) the affiliated transaction has been approved by a majority of the corporation’s disinterested directors; (b) the corporation has not had more than 300 stockholders at any time during the preceding three years; (c) the interested stockholder has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five (5) years; (d) the interested stockholder is the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the corporation; or (e) certain fair price requirements have been met. The statute also provides that the restrictions contained therein shall not apply to any corporation whose articles of incorporation or bylaws contain a provision expressly electing not to be governed thereby. The Millennium Bank Articles of Incorporation do not contain such a provision.

The DGCL similarly prohibits a corporation from entering into certain “business combinations” between the corporation and an “interested stockholder” (generally defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of the corporation), unless the corporation’s Board of Directors has previously approved either (a) the business combination in question or (b) the stock acquisition by which such interested stockholder’s beneficial ownership interest reached 15%. The prohibition lasts for three years from the date the interested stockholder’s beneficial ownership reached 15%. Notwithstanding the preceding, the DGCL allows a corporation to enter into a business combination with an interested stockholder if: (a) the business combination is approved by the corporation’s Board of Directors and is authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder, or (b) such interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced. The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. The Alabama National Restated Certificate of Incorporation does not contain such a provision.

Control Share Regulation.    Unless the articles of incorporation or bylaws provide otherwise, the FBCA restricts the voting rights of a person who acquires “control shares” in an “issuing public corporation.” “Control shares” are defined under the FBCA as those shares that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person to exercise the voting power of the corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. An “issuing public corporation” is a corporation that has: (a) 100 or more stockholders; (b) its principal place of business, its principal office or substantial assets within Florida; and (c) either (i) more than ten percent (10%) of its stockholders reside in Florida, (ii) more than ten percent (10%) of its shares are owned by Florida residents, or (iii) 1,000 stockholders reside in Florida. However, Florida’s “control share” anti-takeover statute does not apply to a merger transaction that is subject to stockholder approval. The effect of this statute is discussed below only to illustrate the differences between Delaware and Florida law.

If a control share acquisition has been made, the control shares have no voting rights unless the holders of a majority of shares (other than those held by the acquirer and the corporation’s officers and employee-directors) grant voting rights to those shares by resolution. Any person who proposes to make or has made a control share acquisition (an “Acquirer”) may, at his or her election, deliver an acquiring person statement to the issuing public corporation setting forth certain information concerning the Acquirer and the acquisition of his shares, together with a request for a stockholders meeting to determine his voting rights, which meeting must be held within fifty (50) days of the date of the request. The Acquirer must pay the expenses of the stockholders meeting.

If an Acquirer acquires a majority of the outstanding shares of the corporation and is granted full voting rights pursuant to the procedure outlined above, the other stockholders of the corporation have dissenters’ rights to require the corporation to purchase their shares for a “fair value.” The term “fair value” is defined as a value not less than the highest price paid per share by the acquirer in the control share acquisition.

CERTAIN INFORMATION CONCERNING ALABAMA NATIONAL

General

Alabama National is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Delaware. Its main office is located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: 205/583-3600). Alabama National is currently the parent of three national banks, National Bank of Commerce of Birmingham (Birmingham, Alabama and the Birmingham metropolitan area), Community Bank of Naples, National Association (Naples, Florida) and Citizens & Peoples Bank, National Association (Escambia County, Florida); three state member banks, Alabama Exchange Bank (Tuskegee, Alabama), Bank of Dadeville (Dadeville, Alabama) and First Gulf Bank (Baldwin County, Alabama), and five state nonmember banks, First American Bank (Decatur/Huntsville, Alabama), Public Bank (St. Cloud, Florida), Georgia State Bank (Mableton, Georgia), Peoples State Bank of Groveland (Groveland, Florida) and First Citizens Bank (Talladega, Alabama). In addition, Alabama National is the ultimate parent entity of one securities brokerage firm, NBC Securities, Inc. (Birmingham, Alabama); one receivables factoring company, Corporate Billing, Inc. (Decatur, Alabama); and one insurance agency, ANB Insurance Services, Inc. (headquartered in Decatur, Alabama).

At December 31, 2002, Alabama National had total assets of approximately $3.3 billion, total deposits of approximately $2.3 billion, total net loans of approximately $2.2 billion and total stockholders’ equity of approximately $234.5 million. Additional information about Alabama National is included in documents incorporated by reference in this proxy statement-prospectus. See “SUMMARY—Alabama National Selected Consolidated Financial Data” and “WHERE YOU CAN FIND MORE INFORMATION.”

Management and Additional Information

Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Alabama National is incorporated by reference or set forth in Alabama National’s Annual Report on Form 10-K for the year ended December 31, 2002 which is incorporated into this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”

CERTAIN INFORMATION CONCERNING MILLENNIUM BANK

General

Millennium Bank is a Florida banking corporation which commenced operations on March 22, 1999. Millennium Bank’s operations are conducted from its main office located in Gainesville, Florida and branch offices located in Gainesville and Alachua, Florida.

Millennium Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Millennium Bank include: demand interest bearing and noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, debit cards, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, banking by mail and the full range of consumer loans, both collateralized and uncollateralized. In addition, Millennium Bank makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. Millennium Bank provides automated teller machine (ATM) cards and is a member of the InterCept, Maestro and Cirrus ATM networks thereby permitting customers to utilize the convenience of Millennium Bank’s ATM network and InterCept, Maestro and Cirrus member machines both nationwide and internationally. Millennium Bank does not have trust powers and, accordingly, no trust services are provided.

The revenues of Millennium Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, from interest and dividends from investment securities, service charge income generated from demand accounts and ATM fees, and other services. The principal sources of funds for Millennium Bank’s lending activities are its deposits (primarily consumer deposits), loan repayments, and proceeds from investment securities. The principal expenses of Millennium Bank are the interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, Millennium Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Millennium Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

At December 31, 2002, Millennium Bank had total consolidated assets of $98.8 million, net total loans of $62.7 million, deposits of $82.5 million, and stockholders’ equity of $8.3 million. The principal executive office of Millennium Bank is located at 4340 Newberry Road, Gainesville, Florida 32607. The telephone number at such office is (352) 335-0999.

Information About Voting Securities and Principal Holders Thereof

Market Price and Dividends.    Millennium Bank common stock is not traded on any exchange and there is no established public trading market for Millennium Bank common stock. As of March 17, 2003, there were 236 record holders of Millennium Bank’s common stock.

Millennium Bank has not paid a cash dividend to its stockholders. Millennium Bank’s ability to declare and pay dividends is subject to the restrictions of the Merger Agreement. See “EFFECT OF MERGER ON RIGHTS OF STOCKHOLDERS—Dividends,” for a discussion of the present restrictions on the payment of dividends of Millennium Bank’s common stock, and the restrictions which will limit the future payment of dividends on Millennium Bank’s common stock upon consummation of the Merger.

Security Ownership of Certain Beneficial Owners and Management.    The following table sets forth, as of the Record Date, (i) the names and addresses of each beneficial owner of more than 5% of Millennium Bank common stock showing the amount and nature of such beneficial ownership, (ii) the names of each director and executive officer of Millennium Bank and the number of shares of Millennium Bank common stock owned beneficially by each of them, and (iii) the number of shares of Millennium Bank common stock owned beneficially by all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares(1)	Percent of Class(1)
Carol R. Bosshardt	28,718	3.85%
Barry Bullard	21,142	2.83
Robert O. Dale	18,000	2.41
Harry H. Daugherty	25,485	3.42
Miguel J. Diaz	80,824	10.83
Perry C. McGriff, Jr.	25,012	3.35
Loralee Miller	47,000	6.30
Brent G. Siegel	13,943	1.87
Larry N. Smith	18,275	2.45
G. Andrew Williams	41,333	5.50
Cynthia J. Delaparte	9,250	1.24
Robert L. Page	10,724	1.44

All directors and officers as a group (12 persons)	339,706	41.12

(1)	In accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has voting power or dispositive power with respect to such security or has the right to acquire such ownership within sixty days. As used herein, “voting power” is the power to vote or direct the voting of common stock, and “dispositive power” is the power to dispose or direct the disposition of common stock, irrespective of any economic interest therein.

The number of shares shown and the number of shares used in calculating the percentage ownership for a given individual or group, includes 7,000 shares as to each nonemployee director, 12,000 shares as to Mr. Williams and 6,000 shares as to each of Ms. Delaparte and Mr. Page, which represent shares the individual may acquire in connection with presently exercisable stock options.

PROPOSAL 2

REELECTION OF DIRECTORS OF MILLENNIUM BANK

The Board of Directors of Millennium Bank is comprised of 10 individuals. If reelected, these directors will serve until the Effective Time of the Merger, or if the Merger does not occur, until the next annual meeting of stockholders, and until their respective successor has been duly elected and qualified.

The table below sets forth certain information regarding the board of directors of Millennium Bank. The board of directors, acting as the nominating committee, has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the board of directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the annual meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend.

Name	Position Held with the Bank	Principal Occupation or Employment
Carol R. Bosshardt	Director	Bosshardt Realty Services, Inc.; Realtor/Broker
Barry Bullard	Director	Barry Bullard Homes; Contractor/Builder
Robert O. Dale	Director	Purvis Gray & Company; CPA
Harry H. Daugherty	Director	Chairman of the Board of Millennium Bank; Contractors Supply; Business Owner
Miguel J. Diaz	Director	Dibros Corporation; Developer/Builder
Perry C. McGriff, Jr.	Director	State Farm Insurance; Insurance Agent
Loralee Miller	Director	Bosshardt Realty Services, Inc.; Realtor and Investor
Brent G. Siegel	Director	Brent G. Siegel, P.A., Attorney
Larry N. Smith	Director	Accent Physician Specialists, PA
G. Andrew Williams	Director; President and Chief Executive Officer	President and Chief Executive Officer of Millennium Bank

If the Merger is approved, Mr. McGriff will resign his position as director prior to the Effective Time of the Merger at the request of his employer, State Farm Insurance, based on State Farm’s policies regarding affiliation with public companies. When the Merger is complete, the nine remaining directors plus John H. Holcomb, III will become the directors of Millennium Bank in accordance with the Merger Agreement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

STOCKHOLDER PROPOSALS

If the Merger is completed, Millennium Bank’s stockholders who do not elect to receive cash consideration in exchange for all their Millennium Bank common stock will become stockholders of Alabama National. Alabama National expects to hold its next annual meeting of stockholders after the Merger during May 2004. Under SEC rules, proposals of Alabama National stockholders intended to be presented at the annual meeting must be received by Alabama National at its principal executive offices by November 21, 2003, to be considered for inclusion in Alabama National’s proxy material related to such meeting.

A stockholder must notify Alabama National before February 4, 2004 of a proposal for the 2004 annual meeting which the shareholder intends to present other than by inclusion in Alabama National’s proxy material. If Alabama National does not receive such notice prior to February 4, 2004, proxies solicited by the Alabama National board of directors will be deemed to have conferred discretionary authority to vote upon any such matter. Any proposal must be submitted in writing by Certified Mail—Return Receipt Requested, to Alabama National BanCorporation, Attention: John H. Holcomb, III, 1927 First Avenue North, Birmingham, Alabama 35203.

LEGAL MATTERS

The legality of the Alabama National common stock to be issued in the Merger will be passed upon by Maynard, Cooper & Gale, P.C., Birmingham, Alabama (“Maynard, Cooper”). As of March 17, 2003, attorneys in the law firm of Maynard, Cooper owned an aggregate of 35,630 shares of Alabama National common stock.

Certain legal matters in connection with the Merger will be passed upon for Millennium Bank by Smith Mackinnon, P.A., Orlando, Florida.

Maynard, Cooper has rendered an opinion with respect to the federal tax consequences of the Merger. See “APPROVAL OF THE MERGER AGREEMENT—Federal Income Tax Consequences.”

EXPERTS

The consolidated financial statements of Alabama National as of December 31, 2002 and 2001 and for each of the three years ended December 31, 2002, have been incorporated by reference in this proxy statement-prospectus, in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

Stevens, Powell & Company, P.A., independent accountants, has audited the financial statements of Millennium Bank, to the extent and for the periods indicated in its audit reports.

WHERE YOU CAN FIND MORE INFORMATION

Alabama National files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements or other information that the company files with the SEC at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at “http://www.sec.gov.” In addition, Alabama National common stock is traded on the NASDAQ Stock Market. Reports, proxy statements and other information should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 70006.

Alabama National filed a Registration Statement on Form S-4 (the “Registration Statement”) to register with the SEC the Alabama National common stock to be issued to Millennium Bank’s stockholders in the Merger. This proxy statement-prospectus is a part of that Registration Statement and constitutes a prospectus of Alabama National. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in Alabama National’s Registration Statement.

The SEC allows Alabama National to “incorporate by reference” information into this proxy statement-prospectus, which means that the company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.

This proxy statement-prospectus incorporates by reference the documents set forth below that Alabama National has previously filed with the SEC. These documents contain important information about Alabama National. Some of these filings have been amended by later filings, which are also listed.

Alabama National SEC Filings (File No. 0-25160)

1.	Annual Report on Form 10-K for the year ended December 31, 2002.

2.	The description of Alabama National’s common stock contained in Alabama National’s Registration Statement on Form 8-A filed with the SEC on November 21, 1994.

Alabama National also incorporates by reference additional documents that may be filed with the SEC between the date of this proxy statement-prospectus and the date of the Annual Meeting of Millennium Bank stockholders or the termination of the Merger Agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Alabama National has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Alabama National and Millennium Bank has supplied all such information relating to Millennium Bank.

Registered Millennium Bank stockholders who have further questions about their share certificates, the conversion of certificates into book-entry form or the exchange of their Millennium Bank common stock for Alabama National common stock or cash should call the Exchange Agent at 1-800-568-3476.

You can obtain any of the documents incorporated by reference from Alabama National, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from Alabama

National without charge. Millennium Bank’s stockholders may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone at the following address:

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Attn.: Corporate Secretary, Kimberly Moore

Telephone: (205) 583-3600

Disclosure of detailed financial information of Millennium Bank is not included in this proxy statement-prospectus and is not required to be disclosed under the SEC rules governing this proxy statement-prospectus. Millennium Bank provides annual financial statements to its stockholders. Such financial information is available upon request from Millennium Bank by requesting it in writing or by telephone at the following address:

Millennium Bank

4340 Newberry Road

Gainesville, Florida 32607

Attn.: G. Andrew Williams

Telephone: (352) 335-0999

You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated March 31, 2003. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement-prospectus to stockholders nor the issuance of Alabama National common stock in the Merger creates any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

ALABAMA NATIONAL BANCORPORATION

and

MILLENNIUM BANK

Dated as of

January 28, 2003

i

5.17	Reports	A-20
5.18	Statements True and Correct	A-20
5.19	Accounting, Tax and Regulatory Matters	A-21
5.20	Offices	A-21
5.21	Data Processing Systems	A-21
5.22	Intellectual Property	A-21
5.23	Administration of Trust Accounts	A-22
5.24	Broker’s Fees	A-22
5.25	Regulatory Approvals	A-22
5.26	Opinion of Counsel	A-22
5.27	Derivatives Contracts	A-22
5.28	Antitakeover Provisions	A-22
5.29	Transactions with Management	A-22
5.30	Deposits	A-23
5.31	Accounting Controls	A-23
5.32	Deposit Insurance	A-23
5.33	Registration Obligations	A-23

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF ANB		A-23

6.1	Organization, Standing and Power	A-23
6.2	Authority; No Breach By Agreement	A-24
6.3	Capital Stock	A-24
6.4	Reports and Financial Statements	A-24
6.5	Absence of Undisclosed Liabilities	A-25
6.6	Absence of Certain Changes or Events	A-25
6.7	Compliance with Laws	A-25
6.8	Material Contracts	A-26
6.9	Legal Proceedings	A-26
6.10	Statements True and Correct	A-26
6.11	Accounting, Tax and Regulatory Matters	A-27
6.12	1934 Act Compliance	A-27
6.13	Regulatory Approvals	A-27
6.14	Opinion of Counsel	A-27

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		A-27

7.1	Covenants of Both Parties	A-27
7.2	Covenants of MLBA	A-28
7.3	Covenants of ANB	A-31
7.4	Adverse Changes in Condition	A-31
7.5	Reports	A-31
7.6	Acquisition Proposals	A-31
7.7	NASDAQ Qualification	A-32
7.8	Directors’ and Officers’ Indemnification	A-32

ARTICLE 8 ADDITIONAL AGREEMENTS		A-32

8.1	Regulatory Matters	A-32
8.2	Access to Information	A-34
8.3	Efforts to Consummate	A-35
8.4	MLB Stockholders’ Meeting	A-35
8.5	Certificates of Objections	A-35
8.6	Publicity	A-35
8.7	Expenses	A-36
8.8	Failure to Close	A-36
8.9	Fairness Opinion	A-36
8.10	Tax Treatment	A-36
8.11	Agreement of Affiliates	A-36
8.12	Environmental Audit; Title Policy; Survey	A-37
8.13	Compliance Matters	A-37
8.14	Conforming Accounting and Reserve Policies	A-38
8.15	Notice of Deadlines	A-38
8.16	Fixed Asset Inventory	A-38
8.17	MLB 401(k) Plan	A-38
8.18	Employee Matters	A-38
8.19	Plan of Merger	A-38

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		A-38

9.1	Conditions to Obligations of Each Party	A-38
9.2	Conditions to Obligations of ANB	A-40
9.3	Conditions to Obligations of MLB	A-42

ARTICLE 10 TERMINATION		A-44

10.1	Termination	A-44
10.2	Effect of Termination	A-45
10.3	Non-Survival of Representations and Covenants	A-45
10.4	Termination Fee	A-45

ARTICLE 11 MISCELLANEOUS		A-46

11.1	Definitions	A-46
11.2	Entire Agreement	A-54
11.3	Amendments	A-54
11.4	Waivers	A-54
11.5	Assignment	A-54
11.6	Notices	A-55
11.7	Brokers and Finders	A-55
11.8	Governing Law	A-56
11.9	Counterparts	A-56
11.10	Captions	A-56

11.11	Enforcement of Agreement; Prevailing Party	A-56
11.12	Severability	A-56
11.13	Construction of Terms	A-56
11.14	Schedules	A-57
11.15	Exhibits and Schedules	A-57
11.16	No Third Party Beneficiaries	A-57
11.17	Alternative Structure	A-57

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 28, 2003 by and between MILLENNIUM BANK (“MLB”), a Florida banking corporation, with its principal office located in Gainesville, Florida, and ALABAMA NATIONAL BANCORPORATION (“ANB”), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

Preamble

The Boards of Directors of ANB and MLB are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of MLB by ANB pursuant to the merger of MLB with and into MLB Interim Bank (“Interim”). Interim will be a new Florida banking corporation formed by ANB as soon as practicable after the execution of this Agreement. At the effective time of such merger, the outstanding shares of the capital stock of MLB shall be converted into the right to receive cash and shares of the common stock of ANB (except as provided herein). As a result, stockholders of MLB shall become stockholders of ANB, and the assets and operations of MLB and Interim shall be combined under the charter of Interim. The transactions described in this Agreement are subject to the approvals of the stockholders of MLB, the stockholder of Interim, the Federal Reserve Board, the FDIC, the Florida Department of Banking and Finance (and its successor), and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1    Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, MLB shall be merged with and into Interim in accordance with the provisions of the FFIC (the “Merger”). At the Effective Time, the separate corporate existence of MLB shall cease, and Interim, which shall be a wholly-owned subsidiary of ANB, shall be the surviving bank resulting from the Merger (the “Surviving Bank”) and shall continue to be governed by the laws of the State of Florida. The Merger will be consummated pursuant to the terms of this Agreement, which has been (or, in the case of Interim, will be) approved and adopted by the respective Boards of Directors of ANB, Interim and MLB, and the Plan of Merger in substantially the form set forth in Exhibit A, which is incorporated herein by reference, and which has been (or, in the case of Interim, will be) approved and adopted by the respective Boards of Directors of Interim and MLB. From and after the Effective Time, the Merger shall have the effects set forth in the FFIC.

1.2    Time and Place of Closing. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. The Closing will take place at 9:00 A.M. Central Standard Time on such date and time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Closing shall occur on the last business day of the month in which the closing conditions set forth in Article 9 below have been satisfied (or waived pursuant to Section 11.4 of this Agreement).

1.3    Effective Time. The Merger and other transactions provided for in this Agreement shall become effective on the date and at the time on which the articles of merger (“Articles of Merger”) containing the provisions required by, and executed in accordance with, the FBCA, shall have been accepted for filing by the Secretary of State of the State of Florida or such later date and time as is agreed upon in writing by ANB and MLB and specified in the Articles of Merger (the “Effective Time”). Unless ANB and MLB otherwise mutually agree in writing, the Parties shall use their best efforts to cause the Effective Time to occur on the date of Closing.

ARTICLE 2

EFFECT OF MERGER

2.1    Articles of Incorporation. The Articles of Incorporation of Interim in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank immediately following the Effective Time; provided, however, that as a result of the Merger, the Articles of Incorporation shall be amended to change the name of Interim to “Millennium Bank”.

2.2    Bylaws. The Bylaws of Interim in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank immediately following the Effective Time, until otherwise amended or repealed.

2.3    Directors. The directors of the Surviving Bank from and after the Effective Time shall consist of the incumbent directors of Interim, subject to each board member’s continued willingness to serve on this board, annual re-election, and the requirements of applicable law and the Surviving Bank’s Articles of Incorporation and Bylaws.

ARTICLE 3

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

3.1    Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of ANB, MLB, Interim, or the holders of any shares thereof, the shares of the constituent corporations shall be converted as follows:

(a)    each share of ANB Common Stock and each share of capital stock of Interim issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)     (1) Subject to the potential adjustment provided for in Section 3.2 below, each share of MLB Common Stock (excluding shares held by any MLB Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding, and each issued and outstanding share of MLB Common Stock shall be converted into and exchanged for the right to receive shares of ANB Common Stock and cash. More specifically, each holder of issued and outstanding shares of MLB Common Stock shall, as of the Effective Time, have the right to receive, for each of such holder’s issued and outstanding shares of MLB Common Stock, the sum of: (i) 0.63115 shares of ANB Common Stock (the “Exchange Ratio”), plus (ii) cash in the amount of $1.52 (as potentially increased pursuant to Section 3.1(b)(2) below, the “Additional Purchase Price Amount Per Share”). For purposes of this Agreement, the term “Dollar Equivalent Per Share Consideration” shall be an amount equal to the sum of (i) the product of (A) the Average Quoted Price multiplied by (B) the Exchange Ratio, and (ii) cash in the amount of $1.52 (as potentially increased pursuant to Section 3.1(b)(2) below).

          (2) If the Average Quoted Price is less than $44.00, then ANB shall increase the Additional Purchase Price Amount Per Share to an amount such that the Dollar Equivalent Per Share Consideration equals $29.29; provided, however, that in no event shall ANB be required to increase the Additional Purchase Price Amount Per Share to an amount in excess of $4.68; provided, further, that if the Average Quoted Price is less than $39.00, the MLB Board may terminate this Agreement by providing written notice thereof to the Chief Executive Officer of ANB prior to the Closing; provided, further, that, within 5 business days of receiving any such written notice from the MLB Board, ANB may, at its sole option and election, void such termination by increasing the Additional Purchase Price Amount Per Share to an amount in excess of $4.68, such that the Dollar Equivalent Per Share Consideration equals $29.29. If ANB makes such an election, ANB may fund the amount of the required Additional Purchase Price Amount Per Share in excess of $4.68 with additional cash, additional shares of ANB Common Stock valued using the Average Quoted Price (“Additional ANB Common Stock”), or a combination of both.

(c)    (1) Separate and apart from the Additional Purchase Price Amount Per Share described above, holders of MLB Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving ANB Common Stock in the Merger (excluding any Additional ANB Common Stock), in accordance with the election procedures set forth below. Holders who are to receive cash in lieu of exchanging their shares of MLB Common Stock for ANB Common Stock as specified below shall receive an amount in cash equal to the product of (i) the Average Quoted Price multiplied by (ii) the Exchange Ratio (the “Per Share Cash Consideration”) for each share of MLB Common Stock that is so converted. Notwithstanding the preceding sentence, the maximum amount of cash consideration (including both the aggregate Per Share Cash Consideration and all cash included as part of the Additional Purchase Price Amount Per Share) that may be paid in connection with the Merger (the “Maximum Cash Amount”) shall not exceed $8.5 million (unless and to the extent that ANB determines in its sole discretion to increase such amount, subject to the requirements of Section 8.10 of this Agreement—Tax Treatment).

(2)    ANB will use its commercially reasonable efforts to cause the Exchange Agent to mail an election form in such form as ANB and MLB shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement/Prospectus and at least 20 days prior to the date of the MLB Stockholders’ Meeting or on such other date as ANB and MLB shall mutually agree (the “Mailing Date”) to each holder of record of MLB Common Stock for such MLB Stockholders’ Meeting. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of MLB Common Stock to elect to receive cash with respect to all or a portion of such holder’s MLB Common Stock (the shares as to which the election is made being referred to as “Cash Election Shares”). Any cash received with respect to the holder’s Cash Election Shares shall be in addition to the Additional Purchase Price Amount Per Share.

(3)    Any shares of MLB Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. Eastern Time on the day of the MLB Stockholders’ Meeting (or such other time and date as ANB and MLB may mutually agree) (the “Election Deadline”) shall be converted into ANB Common Stock and the Additional Purchase Price Amount Per Share, as set forth in Section 3.1(b) of this Agreement (such shares being referred to as “No Election Shares”).

(4)    Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked and a replacement Election Form not submitted prior to the Election Deadline, the shares of MLB Common Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither ANB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(5)    Within 5 business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, ANB shall use commercially reasonable efforts to cause the Exchange Agent to effect the allocation among the holders of MLB Common Stock in accordance with the Election Forms as follows:

(i)    Cash Elections Less Than or Equal to the Maximum Cash Amount. If the sum of the cash included in the Additional Purchase Price Amount Per Share plus the amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares (the “Potential Cash Payments”) is less than or equal to the Maximum Cash Amount, then:

(1)    each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1), plus the

Additional Purchase Price Amount Per Share (which may include cash and Additional ANB Common Stock), pursuant to Section 3.1(b)(1)(ii); and

(2)    each other share of MLB Common Stock, including each No Election Share, shall be converted into the right to receive ANB Common Stock and the Additional Purchase Price Amount Per Share (which may include cash and Additional ANB Common Stock), pursuant to Section 3.1(b)(1).

(ii)    Cash Elections More Than the Maximum Cash Amount. If the amount of the Potential Cash Payments is greater than the Maximum Cash Amount, then:

(1)    the number of Cash Election Shares designated by each holder of MLB Common Stock who properly submitted an Election Form shall be automatically reduced to that number of shares equal to the product of (A) the number of such holder’s Cash Election Shares designated in the Election Form and (B) a fraction, the numerator of which is the maximum number of Cash Election Shares allowable such that the amount of the Potential Cash Payments is equal to the Maximum Cash Amount, and the denominator of which is the total number of Cash Election Shares designated in the Election Forms;

(2)    each Cash Election Share remaining after adjustment pursuant to sub-section (1) above shall be converted into the right to receive the Per Share Cash Consideration, pursuant to Section 3.1(c)(1), plus the Additional Purchase Price Amount Per Share (which may include cash and Additional ANB Common Stock), pursuant to Section 3.1(b)(1)(ii);

(3)    each share of MLB Common Stock that would have been a Cash Election Share but for the adjustment pursuant to sub-section (1) above shall automatically be deemed to be a No Election Share; and

(4)    each other share of MLB Common Stock, including each No Election Share, shall be converted into the right to receive ANB Common Stock and the Additional Purchase Price Amount Per Share (which may include cash and Additional ANB Common Stock), pursuant to Section 3.1(b)(1).

(d)    At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of MLB Common Stock (each, an “MLB Option”) will cease to represent an option to purchase MLB Common Stock and will be converted automatically into options to purchase ANB Common Stock (each, an “ANB Option”), and ANB will assume each MLB Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to the instruments governing the MLB Option; provided, however, that after the Effective Time:

(i)    the number of shares of ANB Common Stock purchasable upon exercise of each MLB Option will equal the product of (A) the number of shares of MLB Common Stock that were purchasable under the MLB Option immediately before the Effective Time and (B) the Option Exchange Ratio, rounded to the nearest whole share; and

(ii)    the per share exercise price for each MLB Option will equal the quotient of (A) the per share exercise price of the MLB Option in effect immediately before the Effective Time divided by (B) Option Exchange Ratio, rounded to the nearest cent.

“Option Exchange Ratio” shall mean the quotient obtained by dividing the Dollar Equivalent Per Share Consideration by the Average Quoted Price.

Notwithstanding the foregoing, each MLB Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code) will be adjusted in accordance with the requirements of Section 424 of the Internal Revenue Code. As of the date hereof, the MLB Options provide for the purchase of no more than an aggregate of 127,400 additional shares of MLB Common Stock. As soon as practicable after the Effective Time, ANB shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of ANB Common Stock subject to converted or substitute MLB Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute MLB Options remain outstanding.

(e)    Assuming (i) that no holders of MLB Common Stock elect to receive cash in lieu of ANB Common Stock pursuant to the cash election procedures in Section 3.1(c) above, (ii) that ANB does not issue any Additional ANB Common Stock, (iii) that no holders of MLB Common Stock exercise their rights under the Dissenter Provisions, and (iv) that there is no adjustment to the Exchange Ratio pursuant to Section 3.2 below, the holders of MLB Common Stock (excluding holders of MLB Options) shall have the right to receive, in the aggregate, a maximum of 466,647 shares of ANB Common Stock and $3,458,834 of cash as a result of the Merger. Assuming that the Average Quoted Price is at least $39.00, the MLB Options will convert into ANB Options to purchase a maximum of 95,668 shares of ANB Common Stock in the aggregate.

3.2    Anti-Dilution Provisions. In the event MLB changes the number of shares of MLB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or otherwise (except as a result of any permitted exercise of MLB Options) with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and the Additional Purchase Price Amount Per Share shall be proportionately adjusted, such that the aggregate Dollar Equivalent Per Share Consideration is equal to the aggregate Dollar Equivalent Per Share Consideration that ANB would have paid in connection with the Merger in the absence of such change in the number of outstanding shares of MLB Common Stock. In the event ANB changes the number of shares of ANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio, the Option Exchange Ratio, and the share amounts included in Section 3.1(e) shall be proportionately adjusted.

3.3    Shares Held by MLB. Each of the shares of MLB Common Stock held by any MLB Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4    Dissenting Stockholders. Notwithstanding Section 3.1 of this Agreement, shares of MLB Common Stock issued and outstanding at the Effective Time which are held by a holder who perfected his dissenters’ rights in accordance with Section 658.44 of the FFIC (“Dissenting MLB Shares”) shall not be converted into or represent the right to receive the ANB Common Stock and cash payable thereon pursuant to Section 3.1 of this Agreement, and any such holder shall be entitled only to such rights of appraisal as are granted by Section 658.44 of the FFIC (“Dissenter Provisions”), unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal; provided, however, that no payment in connection with Dissenting MLB Shares shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the Dissenter Provisions and surrendered to the Surviving Corporation the certificate or certificates representing the Dissenting MLB Shares for which payment is being made; provided, further, that nothing contained in this Section 3.4 shall in any way limit the right of ANB or Interim to terminate this Agreement and abandon the Merger under Section 10.1(i). If after the Effective Time any such dissenting stockholder fails to perfect or effectively withdraws or loses his right to appraisal, such shares of MLB Common Stock shall be treated as if they had been converted at the Effective Time into the right to receive the ANB Common Stock and cash (without interest) payable thereon pursuant to Section 3.1 of this Agreement. MLB shall give ANB prompt notice upon receipt by MLB of any written objection to the Merger and such written demands for payment for shares of MLB Common Stock under the Dissenter Provisions, and the withdrawals of such demands, and any other instruments provided to MLB pursuant to the Dissenter Provisions (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). Each Dissenting Shareholder that becomes entitled, pursuant to the Dissenter Provisions, to payment for any shares of MLB Common Stock held by such Dissenting Shareholder shall receive payment therefor from ANB (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissenter Provisions), and all of such Dissenting MLB Shares shall be canceled. MLB shall not, except with the prior written consent of ANB, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by a Dissenting Shareholder.

3.5    Fractional Shares. No certificates or scrip representing fractional shares of ANB Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to ANB Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ANB. In lieu of any such fractional share, ANB shall pay to each former stockholder of MLB who otherwise would be entitled to receive a fractional share of ANB Common Stock an amount in cash (without interest) determined by multiplying (a) the Average Quoted Price by (b) the fraction of a share of ANB Common Stock to which such holder would otherwise be entitled.

ARTICLE 4

EXCHANGE OF SHARES

4.1    Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation or ANB shall cause the Exchange Agent to mail to the former stockholders of MLB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of MLB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After completion of the allocation procedure set forth in Section 3.1(c)(5) and upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive in exchange therefore: (a) a certificate representing that number of whole shares of ANB Common Stock which such holder of MLB Common Stock became entitled to receive pursuant to the provisions of Article 3 hereof and (b) a check representing the aggregate cash consideration, including the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the certificate or certificates surrendered pursuant to the provisions of Article 3, and the certificate or certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the per share cash consideration, any cash in lieu of fractional shares, or any unpaid dividends and distributions, if any, payable to holders of certificates for MLB Common Stock. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of MLB Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of MLB Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for MLB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, ANB nor the Exchange Agent shall be liable to a holder of MLB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2    Rights of Former MLB Stockholders. At the Effective Time, the stock transfer books of MLB shall be closed as to holders of MLB Common Stock immediately prior to the Effective Time, and no transfer of MLB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of MLB Common Stock (“MLB Certificate”), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters’ rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of MLB Common Stock (excluding Cash Election Shares) shall be entitled to vote after the Effective Time at any meeting of ANB stockholders the number of whole shares of ANB Common Stock into which their respective shares of MLB Common Stock (excluding Cash Election Shares) are converted, regardless of whether such holders have exchanged their MLB Certificates for certificates representing ANB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by ANB on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any MLB Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of ANB Common Stock, which dividend or other distribution is attributable to such person’s ANB Common Stock represented by said MLB Certificate held after the Cutoff, until such person surrenders said MLB Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such MLB Certificate, both the

ANB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such MLB Certificate.

4.3    Lost or Stolen Certificates. If any holder of MLB Common Stock convertible into the right to receive shares of ANB Common Stock and cash consideration is unable to deliver the MLB Certificate that represents MLB Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of ANB Common Stock and cash consideration to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of ANB that any such MLB Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by ANB to indemnify and hold ANB and the Exchange Agent harmless; and (c) evidence satisfactory to ANB that such person is the owner of the shares theretofore represented by each MLB Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such MLB Certificate for exchange pursuant to this Agreement.

4.4    Identity of Recipient of ANB Common Stock. In the event that the delivery of the consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing shares of MLB Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of ANB that such tax has been paid or is not applicable.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MLB.

MLB hereby represents and warrants to ANB as follows:

5.1    Corporate Organization, Standing and Power. MLB is a state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. MLB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB. MLB has delivered to ANB complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof. MLB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and MLB’s deposits are insured by the FDIC to the maximum extent permitted by Law.

5.2    Authority; No Breach By Agreement.

(a)    MLB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of MLB, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of MLB Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of MLB, enforceable against MLB in accordance with its terms.

(b)    Neither the execution and delivery of this Agreement by MLB, nor the consummation by MLB of the transactions provided for herein, nor compliance by MLB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of MLB’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws of any MLB Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any MLB Company under, any Contract or Permit of any MLB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB, or (iii) subject to receipt of the requisite Consents and approvals referred to in this Agreement, violate or conflict with any Law or Order applicable to any MLB Company or any of their respective Assets.

(c)    Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of MLB of the Merger and the transactions contemplated by this Agreement, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by MLB of the Merger and the other transactions contemplated in this Agreement.

5.3    Capital Stock.

(a)    The authorized capital stock of MLB consists of 2,000,000 shares of MLB Common Stock, of which 739,067 shares are issued and outstanding (none of which is held in the treasury of MLB). All of the issued and outstanding shares of MLB Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of MLB has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of MLB. Pursuant to the terms of the MLB Stock Option Plans, there are currently outstanding options with the right to purchase a total of 127,400 shares of MLB Common Stock, as more fully set forth in Schedule 5.3 attached hereto.

(b)    Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of MLB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of MLB or contracts, commitments, understandings or arrangements by which MLB is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. MLB has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

5.4    MLB Subsidiaries.

(a)    Each of the MLB Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each MLB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB on a consolidated basis.

(b)    The authorized and issued and outstanding capital stock of each MLB Subsidiary is set forth on Schedule 5.4(b). MLB owns all of the issued and outstanding shares of capital stock of each MLB Subsidiary. No equity securities of any MLB Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any MLB Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any MLB Company is or may be bound to transfer any shares of the capital stock of any MLB Subsidiary. There are no Contracts relating to the rights of any MLB Company to vote or to dispose of any shares of the capital stock of any MLB Subsidiary. All of the shares of capital stock of each MLB Subsidiary held by a MLB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the MLB Company free and clear of any Lien. No MLB Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

(c)    The minute books of MLB and each MLB Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof), since March 22, 1999.

5.5    Financial Statements. Attached hereto as Schedule 5.5 are copies of all MLB Financial Statements and MLB Call Reports for periods ended prior to the date hereof, and MLB will deliver to ANB promptly copies of all MLB Financial Statements and MLB Call Reports prepared subsequent to the date hereof. The MLB Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the MLB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (b) present or will present, as the case may be, fairly the consolidated financial position of the MLB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the MLB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The MLB Call Reports have been prepared in material compliance with the rules and regulations of the respective federal or state banking regulator with which they were filed.

5.6    Absence of Undisclosed Liabilities. No MLB Company has any Liabilities that have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB, except Liabilities accrued or reserved against in the balance sheets of MLB as of September 30, 2002, included in the MLB Financial Statements or reflected in the notes thereto, except as set forth on Schedule 5.6. No MLB Company has incurred or paid any Liability since September 30, 2002, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB.

5.7    Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2001 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB or its Subsidiaries, including, without limitation, any change in the administrative or supervisory standing or rating of MLB with any Regulatory Authority, (ii) the MLB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of MLB provided in Article 7 of this Agreement, and (iii) to MLB’s Knowledge, no fact or condition exists which MLB believes will cause a Material Adverse Effect on MLB or its Subsidiaries in the future, subject to changes in general economic or industry conditions.

5.8    Tax Matters.

(a)    All Tax returns required to be filed by or on behalf of any of the MLB Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2001, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of MLB, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on MLB, except as reserved against in the MLB Financial Statements delivered prior to the date of this Agreement.

All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b)    None of the MLB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)    Adequate provision for any Taxes due or to become due for any of the MLB Companies for the period or periods through and including the date of the respective MLB Financial Statements has been made and is reflected on such MLB Financial Statements.

(d)    Any and all deferred Taxes of the MLB Companies have been provided for in accordance with GAAP.

(e)    None of the MLB Companies is responsible for the Taxes of any other Person other than the MLB Companies under Treasury Regulation 1.1502-6 or any similar provision of federal of state Law.

(f)    None of the MLB Companies has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(g)    There has not been an ownership change, as defined in Section 382(g) of the Internal Revenue Code, that occurred during or after any taxable period in which MLB or any MLB Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of MLB immediately preceding the date of this Agreement.

(h)    (i) Proper and accurate amounts have been withheld by the MLB Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the MLB Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by MLB in the MLB Financial Statements.

5.9    Loan Portfolio; Documentation and Reports.

(a)    Except as disclosed in Schedule 5.9(a), none of the MLB Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement including, without limitation, leases, credit enhancements, commitments and interest-bearing assets (the “Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions. Except as otherwise set forth in Schedule 5.9(a), none of the MLB

Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of MLB, any Person, corporation or enterprise controlling, controlled by or under common control of any of the foregoing. All of the Loans held by any of the MLB Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity, and were solicited, originated and exist in material compliance with all applicable MLB loan policies, except for deviations from such policies that (a) have been approved by current management of MLB, in the case of Loans with an outstanding principal balance that exceeds $25,000 or (b) in the judgment of MLB, will not adversely affect the ultimate collectibility of such Loan. Except as set forth in Schedule 5.9(a), none of the MLB Companies holds any Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by MLB or any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import. The allowance for possible loan or credit losses (the “MLB Allowance”) shown on the consolidated balance sheets of MLB included in the most recent MLB Financial Statements dated prior to the date of this Agreement was, and the MLB Allowance shown on the consolidated balance sheets of MLB included in the MLB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the MLB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the MLB Companies as of the dates thereof. The reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the most recent Financial Statements and MLB Call Reports were, and the OREO Reserve to be shown on the Financial Statements and MLB Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of MLB as of the dates thereof. The reserve for losses in respect of litigation (“Litigation Reserve”) shown on the most recent Financial Statements and MLB Call Reports and the Litigation Reserve to be shown on the Financial Statements and MLB Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to MLB and the MLB Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b)    The documentation relating to each Loan made by any MLB Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on MLB.

(c)    Each of the MLB Companies has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since March 22, 1999 with (i) the FDIC, and (ii) any state regulatory authority (“State Regulator”) and all other material reports and statements required to be filed by it since March 22, 1999, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, the FDIC, the OCC or any State Regulator, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the MLB Companies, to the Knowledge of MLB, no Regulatory Authority has initiated any proceeding or, to the Knowledge of MLB, investigation into the business or operations of any MLB Company since March 22, 1999. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any MLB Company.

5.10    Assets; Insurance. The MLB Companies have marketable title, free and clear of all Liens, to all of their respective Assets. One of the MLB Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any, free and clear of all Liens. All tangible real and personal properties and Assets used in the businesses of the MLB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with MLB’s past practices. All Assets that are material to MLB’s business on a consolidated basis, held under leases or subleases by any of the MLB Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by MLB or, to the Knowledge of MLB, by any other party to the Contract. Schedules 5.10(a) and 5.10(b) identify each parcel of real estate or interest therein owned, leased or subleased by any of the MLB Companies or in which any MLB Company has any ownership or leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any MLB Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any MLB Company. None of the MLB Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a) and 5.10(b), including, but not limited to any Law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on MLB. As to each parcel of real property owned or used by any MLB Company, no MLB Company has received notice of any pending or, to the Knowledge of each of the MLB Companies, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the MLB Companies include all assets required to operate the business of the MLB Companies as now conducted. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the MLB Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the MLB Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the MLB Companies, and MLB has provided true and correct copies of each such policy to ANB.

5.11    Environmental Matters.

(a)    Each MLB Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB.

(b)    There is no Litigation pending or, to the Knowledge of MLB, threatened before any court, governmental agency or authority or other forum in which any MLB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any MLB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB.

(c)    There is no Litigation pending or, to the Knowledge of MLB, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or MLB with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB.

(d)    To the Knowledge of MLB, there is no reasonable basis for any Litigation of a type described in subsections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB.

(e)    During the period of (i) any MLB Company’s ownership or operation of any of its respective current properties, (ii) any MLB Company’s participation in the management of any Participation Facility or (iii) any MLB Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB. Prior to the period of (i) any MLB Company’s ownership or operation of any of its respective current properties, (ii) any MLB Company’s participation in the management of any Participation Facility, or (iii) any MLB Company’s holding of a security interest in a Loan Property, to the Knowledge of MLB, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB.

5.12    Compliance with Laws. Each MLB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB, and there has occurred no Default under any such Permit. None of the MLB Companies:

(a)    is in material violation of any Laws, Orders or Permits applicable to its business or employees, agents or representatives conducting its business; or

(b)    has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any MLB Company is not, or suggesting that any MLB Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any MLB Company, or suggesting that any MLB Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any MLB Company, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

5.13    Labor Relations; Employees.

(a)    No MLB Company is the subject of any Litigation asserting that it or any other MLB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other MLB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any MLB Company, pending or threatened, nor to its Knowledge, is there any activity involving any MLB Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(b)    Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the MLB Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2000, 2001 and 2002. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the MLB Companies.

5.14    Employee Benefit Plans.

(a)    Schedule 5.14(a) lists, and MLB has delivered or made available to ANB prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any MLB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the “MLB Benefit Plans”). Any of the MLB Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “MLB ERISA Plan.” Each MLB ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) is referenced to herein as an “MLB Pension Plan”. No MLB Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b)    All MLB Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB. Each MLB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service, and MLB is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No MLB Company has engaged in a transaction with respect to any MLB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any MLB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any MLB Benefit Plan or any MLB Company with regard to any MLB Benefit Plan, any trust which is a part of any MLB Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any MLB Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

(c)    No MLB ERISA Plan which is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any MLB Pension Plan, (ii) no change in the actuarial assumptions with respect to any MLB Pension Plan, (iii) no increase in benefits under any MLB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to materially adversely affect the funding status of any such plan. Neither any MLB Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any MLB Company, or the single-employer plan of any entity which is considered one employer with MLB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB. No MLB Company has provided, or is required to provide, security to a MLB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

(d)    No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any MLB Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No MLB Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle D of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MLB. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any MLB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e)    No MLB Company has any obligations for retiree health and life benefits under any of the MLB Benefit Plans, and there are no restrictions on the rights of such MLB Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on MLB.

(f)    Except as set forth on Schedule 5.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any MLB Company from any MLB Company under any MLB Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any MLB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g)    With respect to all MLB Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Internal Revenue Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any MLB Benefit Plan have been made and such contributions meet the requirements for deductibility under the Internal Revenue Code, and all contributions which are required and which have not been made have been properly recorded on the books of MLB.

5.15    Material Contracts. Except as set forth on Schedule 5.15, none of the MLB Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any MLB Company or the guarantee by any MLB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the MLB Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of

Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the MLB Companies, any member of the immediate family of the foregoing or, to the Knowledge of MLB, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the MLB Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any MLB Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the MLB Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the MLB Companies of amounts aggregating $5,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “MLB Contracts”). None of the MLB Companies is in Default under any MLB Contract. All of the indebtedness of any MLB Company for money borrowed is prepayable at any time by such MLB Company without penalty or premium.

5.16    Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of MLB, threatened (or unasserted but considered probable of assertion) against any MLB Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the knowledge of MLB, threatened against any MLB Company.

5.17    Reports. Since March 22, 1999, each MLB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) any Regulatory Authorities or (ii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each such report, including but not limited to the MLB Call Reports (including the related notes, where applicable), (a) has been prepared in all material respects in accordance with regulatory accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly presents the financial position of MLB as of the respective dates thereof, and (c) fairly presents the results of operations of MLB for the respective periods therein set forth.

5.18    Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any MLB Company or any Affiliate thereof to ANB pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any MLB Company or any Affiliate thereof for inclusion in the documents to be prepared by ANB in connection with the transactions provided for in this Agreement, including without limitation (i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of ANB registering the shares of ANB Common Stock to be offered to the holders of MLB Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”) and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the “Proxy Statement/Prospectus”), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of ANB or MLB, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any MLB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19    Accounting, Tax and Regulatory Matters. No MLB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection 9.1(b).

5.20    Offices. The headquarters of each MLB Company and each other office, branch or facility maintained and operated by each MLB Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. Except as set forth on Schedule 5.20, none of the MLB Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.21    Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the MLB Companies, including both hardware and software (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the MLB Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of ANB or ANB’s third party provider.

5.22    Intellectual Property. Each of the MLB Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents,

copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the MLB Companies has received any notice of conflict with respect thereto that asserts the rights of others. The MLB Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the MLB Companies. Each of the MLB Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.

5.23    Administration of Trust Accounts. MLB does not possess and does not exercise trust powers.

5.24    Broker’s Fees. MLB has retained the MLB Financial Advisor to serve as its broker and, as of the Effective Time, shall incur a liability to the MLB Financial Advisor in the amount set forth on Schedule 5.24 (the “Broker’s Fee”) in connection with the Merger. Other than the MLB Financial Advisor and the Broker’s Fee, neither MLB nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.

5.25    Regulatory Approvals. MLB knows of no reason why all requisite regulatory approvals should not or cannot be obtained.

5.26    Opinion of Counsel. MLB has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.2(d).

5.27    Derivatives Contracts. No MLB Company is a party to, nor has any MLB Company agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract or agreement, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

5.28    Antitakeover Provisions. Each MLB Company has taken all actions required to exempt such MLB Company, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations (“Takeover Laws”).

5.29    Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of MLB at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the MLB Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present or former stockholders who own or owned more than 1% of the MLB Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30    Deposits. Except as set forth on Schedule 5.30, none of the deposits of MLB are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of MLB represents a deposit of any Affiliate of MLB.

5.31    Accounting Controls. Each of MLB Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable MLB Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable MLB Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of each of the MLB Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

5.32    Deposit Insurance. The deposit accounts of MLB are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). MLB has paid all regular premiums and special assessments and filed all reports required under the Act.

5.33    Registration Obligations. MLB is not under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF ANB

ANB hereby represents and warrants to MLB as follows:

6.1    Organization, Standing and Power. ANB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. ANB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.2    Authority; No Breach By Agreement.

(a)    ANB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of ANB. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of ANB, enforceable against ANB in accordance with its terms.

(b)    Neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions provided for herein, nor compliance by ANB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ANB’s Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or, (iii) subject to receipt of the requisite approvals referred to in subsection 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets.

(c)    Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ANB of the Merger and the other transactions contemplated in this Agreement.

6.3    Capital Stock. The authorized capital stock of ANB, as of the date of this Agreement, consists of (i) 27,500,000 shares of ANB Common Stock, of which 12,388,831 shares are issued and outstanding, and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of ANB Common Stock are, and all of the shares of ANB Common Stock to be issued in exchange for shares of MLB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of ANB Common Stock has been, and none of the shares of ANB Common Stock to be issued in exchange for shares of MLB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of ANB. ANB has granted options to purchase no more than 265,917 shares of ANB Common Stock under its various stock plans.

6.4    Reports and Financial Statements. Since January 1, 1999, or the date of organization if later, each ANB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the

SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the ANB Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The ANB Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the ANB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present, or will present, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material).

6.5    Absence of Undisclosed Liabilities. No ANB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities accrued or reserved against in the consolidated balance sheets of ANB as of September 30, 2002 included in the ANB Financial Statements or reflected in the notes thereto. No ANB Company has incurred or paid any Liability since September 30, 2002, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.6    Absence of Certain Changes or Events. Since September 30, 2002 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article 7 of this Agreement, and (iii) to ANB’s Knowledge, no fact or condition exists which ANB believes will cause a Material Adverse Effect on ANB or its Subsidiaries in the future, subject to changes in general economic or industry conditions.

6.7    Compliance with Laws. ANB is duly registered as a bank holding company under the BHC Act. Each ANB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit. None of the ANB Companies:

(a)    is in material violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(b)    has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any ANB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

6.8    Material Contracts. ANB has filed as an exhibit to its annual report on Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the ANB Companies is in Default under any ANB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. All of the indebtedness of any ANB Company for money borrowed is prepayable at any time by such ANB Company without penalty or premium.

6.9    Legal Proceedings. Except as set forth on Schedule 6.9, there is no Litigation instituted or pending, or, to the Knowledge of ANB, threatened (or unasserted but considered probable of assertion) against any ANB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any ANB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.10    Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any ANB Company or any Affiliate thereof to MLB pursuant to this Agreement, the Exhibits or Schedules hereto, or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to MLB’s stockholders in connection with the MLB Stockholders’ Meeting, and any other documents to be filed by an ANB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of MLB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the MLB Stockholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the MLB Stockholders’ Meeting. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.11    Accounting, Tax and Regulatory Matters. No ANB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection.

6.12    1934 Act Compliance. The Proxy Statement/Prospectus will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder.

6.13    Regulatory Approvals. ANB knows of no reason why all requisite regulatory approvals should not or cannot be obtained.

6.14    Opinion of Counsel. ANB has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.3(d).

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1    Covenants of Both Parties.

(a)    Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of subsections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)    During the period from the date of this Agreement to the Effective Time, each of ANB and MLB shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of ANB and MLB shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of ANB and MLB shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of ANB and MLB shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to prevent or promptly respond to same.

7.2    Covenants of MLB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, MLB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ANB, which consent shall not be unreasonably withheld, except for in connection with the actions referenced in sub-sections (ii), (iv) or (v), in which case such consent may be withheld for any reason or no reason:

(i)    amend the Articles of Incorporation, Bylaws or other governing instruments of any MLB Company; or

(ii)    incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of MLB Subsidiaries consistent with past practices (which shall include, for MLB Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any MLB Company of any Lien or permit any such Lien to exist; or

(iii)    repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any MLB Company, or, declare or pay any dividend or make any other distribution in respect of MLB’s capital stock; or

(iv)    except for this Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of MLB Common Stock or any other capital stock of any MLB Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

(v)    adjust, split, combine or reclassify any capital stock of any MLB Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any MLB Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(vi)    acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(vii)    grant any increase in compensation or benefits to the employees or officers of any MLB Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with the provisions of any applicable program or plan adopted by the MLB Board prior to the date of this Agreement or as set forth on Schedule 7.2(vii); enter into or amend any severance agreements with officers of any MLB Company; other than adopting an amendment to MLB’s Stock Option Plan to allow directors up to 90 days to exercise vested stock options after termination of service as a director, grant any material increase in fees or other increases in compensation or other benefits to directors of any MLB Company; or

(viii)    enter into or amend any employment Contract between any MLB Company and any Person (unless such amendment is required by Law) that the MLB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(ix)    adopt any new employee benefit plan of any MLB Company or make any material change in or to any existing employee benefit plans of any MLB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(x)    make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(xi)    (A) commence any Litigation other than in accordance with past practice, (B) settle any Litigation involving any Liability of any MLB Company for material money damages or restrictions upon the operations of any MLB Company, or, (C) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

(xii)    enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

(xiii)    fail to file timely any report required to be filed by it with any Regulatory Authority; or

(xiv)    make any Loan or advance to any 5% stockholder, director or officer of MLB or any of the MLB Subsidiaries, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of MLB or any of its Subsidiaries) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(xiv) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance; or

(xv)    cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any stockholder, director or officer of any MLB Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of MLB or any of its Subsidiaries) of any of the foregoing; or

(xvi)    enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any MLB Company or any member of the immediate family of the foregoing, or any Related Interest (Known to MLB or any of its Subsidiaries) of any of the foregoing; or

(xvii)    modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or

(xviii)    file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries; or

(xix)    except in accordance with applicable Law, change its or any of its Subsidiaries’ lending, investment, liability management and other material banking policies in any material respect; or

(xx)    intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

(xxi)    take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law, and MLB shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect; or

(xxii)    make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any MLB Company more than an aggregate of $500,000 of secured indebtedness or more than $150,000 of unsecured indebtedness.

(xxiii)    increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with MLB and MLB’s past policies; or

(xxiv)    purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of MLB with a Designated Representative of ANB), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation;

(xxv)    except for residential real property owned by and reflected on the books of MLB as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000; or

(xxvi)    make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000 other than pursuant to binding commitments disclosed on Schedule 7.2(xxvi).

7.3    Covenants of ANB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of MLB, which consent shall not be unreasonably withheld:

(a)    fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

(b)    take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ or another national securities exchange; provided, however, that any action or transaction in which the ANB Common Stock is converted into cash or another marketable security that is traded on a national securities exchange shall not be deemed a violation of this Section 7.3(b).

7.4    Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

7.5    Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and each Party shall deliver to the other Party copies of all such reports filed by MLB or its Subsidiaries promptly after the same are filed.

7.6    Acquisition Proposals.

(a)    Except with respect to this Agreement and the transactions provided for herein, MLB expressly agrees that neither MLB nor any of its Subsidiaries, nor any representative retained by MLB or any of its Subsidiaries or any Affiliate thereof will solicit or encourage the submission of any Acquisition Proposal by any Person until the earlier of the termination of this Agreement or the consummation of the Merger. MLB, acting through the MLB Board or otherwise, agrees that it shall not, except in accordance with Section 7.6(b) below, (i) withdraw, modify or change its recommendation to its stockholders with respect to approval of this Agreement or the Merger, (ii) resolve to engage in any Acquisition Proposal, (iii) recommend to the stockholders of MLB any Acquisition Proposal, or (iv) make any public announcement of a proposal, plan, or intention to do any of the foregoing or enter into and have any agreement, written or oral, to enter into, any agreement, contract, understanding, or arrangement to engage in any of the foregoing.

(b)    Notwithstanding the above, to the extent required by the fiduciary obligations of the MLB Board, as determined in good faith by a majority of the disinterested members of the

MLB Board based on the written advice of MLB’s outside counsel, MLB or the MLB Board, as the case may be, may, within 60 days of the date of this Agreement:

(i)    in response to a bona fide unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to MLB (pursuant to a confidentiality agreement on terms no less favorable to it than the Confidentiality Agreement between ANB and MLB) to, any person concerning an Acquisition Proposal involving MLB or any of its Subsidiaries; and

(ii)    approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a Superior Proposal.

MLB shall promptly advise ANB in writing of any Acquisition Proposal involving MLB or any of its Subsidiaries or any inquiry with respect to or which could lead to any such Superior Proposal and the identity of the Person making any such Acquisition Proposal or inquiry and will keep ANB fully informed of the status and details of any such Acquisition Proposal or inquiry. Notwithstanding anything to the contrary herein or elsewhere, neither MLB nor the MLB Board shall take any of the actions identified in Section 7.6(a) above or terminate this Agreement pursuant to subsection 10.1(j) unless and until MLB has complied with the notice requirements set forth in the preceding sentence and has provided ANB a reasonable opportunity to match the terms of any such Superior Proposal, in which case MLB shall accept ANB’s reconstituted offer in lieu of such other Acquisition Proposal.

7.7    NASDAQ Qualification. ANB shall, prior to the Effective Time, secure designation of all ANB Common Stock to be issued in the Merger as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the SEC.

7.8    Directors’ and Officers’ Indemnification. For a period of three (3) years after the Effective Time, ANB shall indemnify, defend and hold harmless each director and executive officer of MLB against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the maximum extent authorized under the articles of incorporation and bylaws of MLB as in effect on the date of this Agreement and applicable law, including, without limitation, Section 607.0850 of the FBCA.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1    Regulatory Matters.

(a)    ANB shall promptly prepare and file the S-4 Registration Statement with the SEC. ANB shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. Once the S-4 Registration Statement has been declared effective by the SEC, MLB shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. ANB shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transaction provided for in this Agreement, and MLB shall furnish all information concerning MLB and the holders of MLB Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, MLB will promptly inform ANB and cooperate and assist ANB in preparing such amendment or supplement and mailing the same to the stockholders of MLB. Subject to Section 7.6(b) of this Agreement, the MLB Board shall recommend that the holders of MLB Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

(b)    The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. ANB and MLB shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to ANB or MLB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c)    ANB and MLB shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of ANB, MLB or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

(d)    ANB and MLB shall promptly furnish each other with copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by ANB or MLB, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.

(e)    ANB will indemnify and hold harmless MLB and its officers and directors, and MLB will indemnify and hold harmless ANB and its directors and officers, from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse the other, and any such director, officer or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application, notice, petition, and filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and inconformity with information furnished in writing in connection therewith by such indemnifying Party for use therein.

8.2    Access to Information.

(a)    Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date of this Agreement, ANB and MLB shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of ANB and MLB shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.

(b)    All information furnished by ANB to MLB or its representatives pursuant hereto shall be treated as the sole property of ANB and, if the Merger shall not occur, MLB and its representatives shall return to ANB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. MLB shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in MLB’s possession prior to the disclosure thereof by ANB; (y) was then generally known to the public; or (z) was disclosed to MLB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c)    All information furnished by MLB or its Subsidiaries to ANB or its representatives pursuant hereto shall be treated as the sole property of MLB and, if the Merger shall not occur, ANB and its representatives shall return to MLB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. ANB shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in ANB’s possession prior to the disclosure thereof by MLB or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to ANB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(d)    No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

8.3    Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of MLB and ANB shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining all of the Consents and satisfying the conditions contained in Article 9 hereof.

8.4    MLB Stockholders’ Meeting. MLB shall call a meeting of its stockholders (the “MLB Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the MLB Stockholders’ Meeting (a) MLB shall prepare with the assistance of ANB a notice of meeting; (b) ANB shall furnish all information concerning it that MLB may reasonably request in connection with conducting the MLB Stockholders’ Meeting; (c) ANB shall prepare and furnish to MLB for distribution to MLB’s stockholders the Proxy Statement/Prospectus; (d) MLB shall furnish all information concerning it that ANB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) subject to Section 7.6(b) of this Agreement, the MLB Board shall recommend to its stockholders the approval of this Agreement; and (f) MLB shall use its best efforts to obtain its stockholders’ approval. The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to delivery to MLB’s stockholders. MLB will use its commercially reasonable efforts to deliver notice of the Stockholders’ Meeting and the Proxy Statement/Prospectus as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC.

8.5    Certificates of Objections. As soon as practicable (but in no event more than three (3) business days) after the MLB Stockholders’ Meeting, MLB shall deliver to ANB a certificate of the Secretary of MLB containing the names of the stockholders of MLB that both (a) gave written notice prior to the taking of the vote on this Agreement at the MLB Stockholders’ Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement (“Certificate of Objections”). The Certificate of Objections shall include the number of shares of MLB Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6    Publicity. Neither ANB nor MLB shall, or shall permit any of their respective Subsidiaries or affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent will not be unreasonably withheld; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or the rules of NASDAQ.

8.7    Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement, including without limitation, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of MLB and the MLB Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of ANB, all such costs and expenses incurred by MLB and the MLB Companies shall not exceed $65,000, exclusive of the Broker’s Fee, the expenses contemplated by Sections 8.12 and 9.2(f), and the adjustments contemplated by Section 8.14, of this Agreement. Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8    Failure to Close.

(a)    ANB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b)    MLB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

8.9    Fairness Opinion. The MLB Board has engaged Keefe, Bruyette & Woods, Inc. (the “MLB Financial Advisor”) to act as advisor to the MLB Board during the transaction and to opine separately as to the fairness from a financial point of view of the Dollar Equivalent Per Share Consideration to the MLB shareholders. MLB has received from the MLB Financial Advisor an opinion that, as of the date hereof, the Dollar Equivalent Per Share Consideration is fair to the shareholders of MLB from a financial point of view. The MLB Board may, at its option, elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to ANB or MLB.

8.10    Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.11    Agreement of Affiliates. MLB has disclosed on Schedule 8.11 each Person whom it reasonably believes is an “affiliate” of MLB for purposes of Rule 145 under the 1933 Act. MLB shall cause, or, in the case of an affiliate who is neither a director nor executive officer of MLB, shall use its commercially reasonable best efforts to cause, each such Person to deliver to ANB not later than 30 days after the date of this Agreement a written agreement, substantially in the form of Exhibit B providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of MLB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of ANB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and ANB shall be entitled to place restrictive legends upon certificates for shares of ANB Common Stock issued to affiliates of MLB pursuant to this Agreement to enforce the provisions of this Section 8.11). ANB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of ANB Common Stock by such affiliates.

8.12    Environmental Audit; Title Policy; Survey.

(a)    At the election of ANB, MLB will procure and deliver, at ANB’s expense, with respect to each parcel of real property that any of the MLB Companies owns, leases, subleases or is obligated to purchase, at least thirty (30) days prior to the Effective Time, whatever environmental audits as ANB may request, which audits shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to ANB.

(b)    At the election of ANB, MLB will, at ANB’s expense, with respect to each parcel of real property that MLB owns, leases, subleases or is obligated to purchase, procure and deliver to ANB, at least thirty (30) days prior to the Effective Time, a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to ANB, which policy shall be free of all material Liens and exceptions to ANB’s reasonable satisfaction.

(c)    At the election of ANB, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to subsection (b) above, MLB, at ANB’s expense, will procure and deliver to ANB at least thirty (30) days prior to the Effective Time, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to ANB, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, MLB shall deliver to ANB a complete legal description for each parcel of real estate or interest owned, leased or subleased by any MLB Company or in which any MLB Company has any ownership or leasehold interest.

8.13    Compliance Matters. Prior to the Effective Time, MLB shall take, or cause to be taken, all commercially reasonable steps requested by ANB to cure any deficiencies in regulatory compliance by MLB; provided, however, that ANB shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to MLB, and shall not have any liability resulting from such deficiencies or attempts to cure them.

8.14    Conforming Accounting and Reserve Policies. At the request of ANB, MLB shall immediately prior to Closing establish and take such charge offs, reserves and accruals as ANB reasonably shall request to conform MLB’s loan, accrual, capital, reserve and other accounting policies to the policies of ANB (collectively, the “Conforming Adjustments”).

8.15    Notice of Deadlines. Schedule 8.15 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which MLB is a party.

8.16    Fixed Asset Inventory. At ANB’s request, at least thirty (30) days prior to the Effective Time, MLB shall take, or shall cause to be taken, an inventory of all fixed assets of the MLB Companies to verify the presence of all items listed on their respective depreciation schedules, and MLB shall allow ANB’s representatives, at the election of ANB, to participate in or be present for such inventory and shall deliver to ANB copies of all records and reports produced in connection with such inventory.

8.17    MLB 401(k) Plan. Prior to the Effective Time, MLB shall take all steps that ANB and MLB mutually determine necessary or advisable to terminate the MLB 401(k) Plan effective immediately prior to the Effective Time. Participants will become 100% vested upon such termination. Upon the Effective Time, previous MLB employees who become employees of the Surviving Bank will be eligible to participate in ANB’s 401(k) plan and will be granted credit for purposes of participation and vesting.

8.18    Employee Matters. If, within six (6) months of the Effective Time, any employee of MLB is terminated by ANB solely as a result of the Merger (i.e., elimination of duplicative jobs, etc.), and not as a result of inadequate performance or other good cause, ANB will pay severance to each such employee in an amount equal to one week’s pay for each six (6) months of such employee’s prior employment; provided, however, that in no event will the total amount of severance for any single employee exceed $15,000 in the aggregate.

8.19    Plan of Merger. Prior to the Effective Time, MLB and Interim shall execute and deliver a Plan of Merger substantially in the form attached hereto as Exhibit A.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1    Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

(a)    Stockholder Approval. The stockholders of MLB shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and MLB shall have furnished to ANB certified copies of resolutions duly adopted by its stockholders evidencing same.

(b)    Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

(c)    Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

(d)    Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or make illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the ANB Board or the MLB Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e)    Tax Opinion. MLB and ANB shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of MLB Common Stock for ANB Common Stock will not give rise to gain or loss to the stockholders of MLB with respect to such exchange (except to the extent of any cash received), and (iii) neither MLB nor ANB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel for ANB shall be entitled to rely upon representations of officers of MLB and ANB reasonably satisfactory in form and substance to such counsel.

(f)    S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC.

ANB shall have received all state securities laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the ANB Common Stock pursuant to the terms of this Agreement.

9.2    Conditions to Obligations of ANB. The obligations of ANB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to subsection 11.4(a) of this Agreement:

(a)    Representations and Warranties. The representations and warranties of MLB set forth or referred to in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b)    Performance of Obligations. Each and all of the agreements, obligations and covenants of MLB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)    Certificates. MLB shall have delivered to ANB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to ANB’s obligations set forth in subsections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the MLB Board and the MLB stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ANB and its counsel shall request.

(d)    Opinion of Counsel. MLB shall have delivered to ANB an opinion of Smith Mackinnon, P.A., counsel to MLB, dated as of the Closing, in substantially the form of Exhibit C hereto.

(e)    Net Worth and Capital Requirements. Immediately prior to the Effective Time, MLB shall have a minimum net worth of $8.1 million. For purposes of this Section 9.2(e), “net worth” shall mean, without regard to the Conforming Adjustments, the sum of the amounts set forth on the balance sheet as shareholders’ equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of (a) any amounts at which shares of capital stock of such person appear on the asset side of the balance sheet and (b) any amounts due from or owed by any Subsidiary thereof; provided, however, that unrealized gains or losses on securities classified as “available for sale” shall be disregarded for purposes of calculating “net worth.”

(f)    Comfort Letter. ANB shall have received from Stevens, Powell & Company, P.A., independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of MLB as ANB may reasonably request.

(g)    Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of ANB in its sole discretion.

(h)    Affiliate Agreements. Duly executed affiliate agreements shall have been delivered to ANB, as provided for in Section 8.11.

(i)    Employee Benefits Plans. ANB shall have received such evidence and documentation as it shall have reasonably requested to effectuate the termination of the MLB 401(k) Plan, as set forth in Section 8.17 of this Agreement.

(j)    Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any MLB Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any MLB Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of ANB, restricts or impairs the conduct of such MLB Company’s business or future prospects.

(k)    [Intentionally Omitted.]

(l)    Matters Relating to Employment Agreements. (i) ANB shall be satisfied in its sole discretion, either through a pre-Closing amendment or otherwise, that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) under that certain Employment Agreement dated October 8, 2002, between MLB and G. Andrew Williams; (ii) ANB shall have received documentation reasonably satisfactory to ANB that the Employment Agreements with G. Andrew Williams and Cynthia J. Delaparte shall be terminated as of the Effective Time; and (iii) G. Andrew Williams shall have entered into a new Employment Agreement with ANB in substantially the form of Exhibit D hereto.

(m)    Absence of Adverse Facts. There shall have been no determination by ANB in good faith that any fact, event or condition exists or has occurred that, in the judgment of ANB, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, MLB or the consummation of the transactions provided for in this Agreement, (b) would be of such significance with respect to the business or economic benefits expected to be obtained by ANB pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (c) would be materially adverse to the interests of ANB on a consolidated basis or (d) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

(n)    Consents Under Agreements. MLB shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Bank to any obligation, right or interest of MLB under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of ANB, individually or in the aggregate, have a Material Adverse Effect on the Surviving Bank or upon the consummation of the transactions provided for in this Agreement.

(o)    Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of ANB, any material adverse requirement upon ANB or any ANB Subsidiary, including, without limitation, any requirement that ANB sell or dispose of any significant amount of the assets of MLB or any other ANB Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of MLB or any ANB Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(p)    [Intentionally Omitted.]

(q)    Certification of Claims. MLB shall have delivered a certificate to ANB that MLB is not aware of any pending, threatened or potential claim under the directors and officers insurance policy or the fidelity bond coverage of MLB or any MLB Company.

(r)    Increase in Borrowing. As of the date of any Financial Statement of MLB, any Financial Statement of MLB or any Call Report of MLB subsequent to the execution of this Agreement, including the date of the Financial Statements of MLB and the Call Report of MLB that immediately precede the Effective Time, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in Section 5.9(a) and in Schedule 5.9(a), except for purchases of federal funds.

9.3    Conditions to Obligations of MLB. The obligations of MLB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by MLB pursuant to subsection 11.4(b) of this Agreement:

(a)    Representations and Warranties. The representations and warranties of ANB set forth or referred to in this Agreement and in any certificate of document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b)    Performance of Obligations. Each and all of the agreements, obligations and covenants of ANB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)    Certificates. ANB shall have delivered to MLB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to MLB’s obligations set forth in subsections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the ANB Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as MLB and its counsel shall request.

(d)    Opinion of Counsel. ANB shall have delivered to MLB an opinion of Maynard, Cooper & Gale, P.C., counsel to ANB, dated as of the Effective Time, in substantially the form of Exhibit E hereto.

(e)    Comfort Letter. MLB shall have received from PricewaterhouseCoopers, LLP, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of ANB as MLB may reasonably request.

(f)    Fairness Opinion. MLB shall have received from the MLB Financial Advisor the fairness opinion described in Section 8.9, dated prior to or as of the date the Proxy Statement/Prospectus is delivered to MLB’s stockholders in connection with the solicitation of their approval of the Merger, stating that the Dollar Equivalent Per Share Consideration provided for in this Agreement and recommended by MLB to its stockholders is fair to MLB and its stockholders from a financial point of view and such fairness opinion shall not have been withdrawn by the MLB Financial Advisor as of the Effective Time.

(g)    ANB Common Stock. The ANB Common Stock to be issued in the Merger shall have been qualified as a NASDAQ “national market system security” pursuant to Section 7.7 hereof.

(h)    Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any ANB Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any ANB Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of MLB, restricts or impairs the conduct of such ANB Company’s business or future prospects.

ARTICLE 10

TERMINATION

10.1    Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of MLB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)    by mutual written consent of the ANB Board and the MLB Board; or

(b)    by the ANB Board or the MLB Board in the event of an inaccuracy of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c)    by the ANB Board or the MLB Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d)    by the ANB Board or the MLB Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of MLB fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at its Stockholders’ Meeting where the transactions are presented to such MLB stockholders for approval and voted upon; or

(e)    by the ANB Board, if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect to the business, operations, or financial condition of MLB taken as a whole, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect to the business, operations, or financial condition of MLB taken as a whole, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by MLB of notice in writing from ANB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f)    by the MLB Board, if (i) there shall have occurred any Material Adverse Effect to the business, operations, or financial condition of ANB taken as a whole or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect to the business, operations, or financial condition of ANB taken as a whole, and such Material Adverse Effect shall not have been remedied within fifteen (15) days after receipt by ANB of notice in writing from MLB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g)    by the ANB Board or the MLB Board if the Merger shall not have been consummated by July 31, 2003, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

(h)    by the ANB Board or the MLB Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating party; or

(i)    by the ANB Board if the holders of in excess of five percent (5%) of the outstanding shares of MLB Common Stock properly assert their dissenters’ rights of appraisal pursuant to the Dissenters’ Provisions; or

(j)    subject to the terms and conditions of Section 7.6, by the MLB Board, if a majority of the disinterested members of the MLB Board shall have determined to enter into an agreement with respect to a Superior Proposal; or

(k)    by the ANB Board if (A) the MLB Board shall have withdrawn, or adversely modified, of failed upon ANB’s request to reconfirm its recommendation of the Merger or this Agreement (or determined to do so), (B) the MLB Board shall have determined to recommend to the stockholders of MLB that they approve an Acquisition Proposal other than that contemplated by this Agreement, or (C) any Person (other than MLB or an affiliate of MLB) or group becomes the beneficial owner of 50% or more of the outstanding shares of MLB Common Stock.

10.2    Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Sections 8.2 and 8.7 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), 10.1(g) or 10.1(h) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

10.3    Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

10.4    Termination Fee. In the event that this Agreement is terminated pursuant to Section 10.1(j) or Section 10.1(k), MLB shall pay to ANB within two business days of such termination a termination fee of $1.0 million.

ARTICLE 11

MISCELLANEOUS

11.1    Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Proposal,” with respect to MLB, means a tender or exchange offer, proposal for a merger, acquisition of all the Stock or Assets of, consolidation or other business combination involving MLB or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, MLB or any of its Subsidiaries, including a plan of liquidation of MLB or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Act” shall mean the Federal Deposit Insurance Act.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Additional ANB Common Stock” shall have the meaning ascribed to such term in Section 3.1(b) hereof.

“Additional Purchase Price Amount Per Share” shall have the meaning given such term in Section 3.1(b) hereof.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“ANB” shall mean Alabama National BanCorporation, a Delaware corporation.

“ANB Board” shall mean the Board of Directors of ANB.

“ANB Common Stock” shall mean the $1.00 par value common stock of ANB.

“ANB Companies” shall mean, collectively, ANB and all ANB Subsidiaries.

“ANB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of MLB as of December 31, 2001, 2000 and 1999, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by ANB to MLB, and (ii) the consolidated balance sheets of ANB (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) delivered by ANB to MLB with respect to periods ended subsequent to December 31, 2001.

“ANB Option” shall have the meaning given to such term in Section 3.1(d) hereof.

“ANB Subsidiaries” shall mean the Subsidiaries of ANB.

“Articles of Merger” shall mean the Articles of Merger to be signed by Interim and MLB and filed with the Secretary of State of Florida relating to the Merger as contemplated by Sections 1.1 and 1.3 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Quoted Price” shall mean the price derived by adding the averages of the high and low sales price of one share of ANB Common Stock as reported on NASDAQ on each of the ten (10) consecutive trading days ending on the fifth business day prior to the date on which the Closing occurs, and dividing such sum by ten (10).

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Broker’s Fee” shall have the meaning provided in Section 5.24 of the Agreement.

“Cash Election Shares” shall have the meaning given to such term in Section 3.1(c) hereof.

“Certificate of Objections” shall have the meaning provided in Section 8.5 of this Agreement.

“Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Conforming Adjustments” shall have the meaning provided in Section 8.14 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction,

understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Cutoff” shall have the meaning provided in Section 4.2 of this Agreement.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Designated Representative”

(a)    with respect to MLB shall mean G. Andrew Williams and/or Harry H. Daugherty; and

(b)    with respect to ANB shall mean John H. Holcomb, III, William E. Matthews, V and/or Richard Murray, IV.

“Dissenter Provisions” shall have the meaning provided in Section 3.4 of this Agreement.

“Dissenting Shareholder” shall have the meaning given such term in Section 3.4 hereof.

“Dollar Equivalent Per Share Consideration” shall have the meaning given such term in Section 3.1(b)(1) hereof.

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

“Election Deadline” shall have the meaning ascribed to such term in Section 3.1(c) hereof.

“Election Form” shall have the meaning ascribed to such term in Section 3.1(c) hereof .

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning provided in Section 5.14(c) of this Agreement.

“Exchange Agent” shall mean SunTrust Bank, Atlanta, Georgia.

“Exchange Ratio” shall have the meaning given such term in Section 3.1(b) hereof.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FFIC” shall mean the Florida Financial Institutions Code.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Interim” shall have the meaning given to such term in the Preamble of this Agreement.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation,

restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Litigation Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Loans” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Mailing Date” shall have the meaning given to the term in Section 3.1(c) hereof.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence that has a material adverse impact on (i) the financial position, results of operations or business of such Party or any of its Subsidiaries, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that “material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties.

“Maximum Cash Amount” shall have the meaning given to such term in Section 3.1(c) hereof.

“Merger” shall mean the merger of MLB with and into Interim referred to in the Preamble of this Agreement.

“MLB Allowance” shall have the meaning provided for in Section 5.9(a) of this Agreement.

“MLB Benefit Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“MLB Board” shall mean the Board of Directors of MLB.

“MLB Call Reports” shall mean (i) the Reports of Income and Condition of MLB for the years ended December 31, 2001 and 2000, as filed with the FDIC; and (ii) the Reports of Income and Condition of MLB delivered by MLB to ANB with respect to periods ended subsequent to December 31, 2001.

“MLB Certificate” shall have the meaning provided in Section 4.2 of this Agreement.

“MLB Common Stock” shall mean the $5.00 par value voting common stock of MLB.

“MLB Companies” shall mean, collectively, MLB and all MLB Subsidiaries.

“MLB Contracts” shall have the meaning set forth in Section 5.15 of this Agreement.

“MLB ERISA Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“MLB Financial Advisor” shall have the meaning set forth in Section 8.9 of this Agreement.

“MLB Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of MLB as of December 31, 2001, 2000 and 1999, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Stevens, Powell & Company, P.A., independent certified public accountants, as delivered by MLB to ANB, and (ii) the unaudited balance sheets of MLB (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) delivered by MLB to ANB with respect to periods ended subsequent to December 31, 2001.

“MLB Options” shall have the meaning provided in Section 3.1(d) of this Agreement.

“MLB Pension Plan” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“MLB Sharing Fraction” shall have the meaning given such term in Section 3.1(b) hereof.

“MLB Stock Option Plans” shall mean the Millennium Bank Directors’ Stock Option Plan and the Millennium Bank Officers’ and Employees’ Stock Option Plan.

“MLB Stockholders’ Meeting” shall mean the meeting of the stockholders of MLB to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“MLB Subsidiaries” shall mean the Subsidiaries of MLB, which shall include the MLB Subsidiaries described in Schedule
5.4(b) of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of MLB in the future and owned by MLB at the Effective Time.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NASDAQ” shall mean the National Association of Securities Dealers Automated Quotations System.

“No Election Shares” shall have the meaning ascribed to such term in Section 3.1(c) hereof.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Option Exchange Ratio” shall have the meaning given such term in Section 3.1(d) hereof.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“OREO Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean either MLB or ANB, and “Parties” shall mean both MLB and ANB.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Potential Cash Payments” shall have the meaning given to such term in Section 3.1(c) hereof.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.18 of this Agreement.

“Registration Statement” shall mean the Registration Statement on Form S-4, Form S-3, Form S-8 or other appropriate form, filed with the SEC by ANB under the 1933 Act in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“Related Interests” shall have the meaning set forth in Section 5.15 of this Agreement.

“S-4 Registration Statement” shall have the meaning set forth in Section 5.18 of this Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“State Regulator” shall have the meaning set forth in Section 5.9(c) of this Agreement.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal which the MLB Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, ANB agreeing that Keefe, Bruyette & Woods, Inc. is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving MLB and not its Subsidiaries.

“Surviving Bank” shall mean Interim as the surviving bank in the Merger.

“Takeover Laws” shall have the meaning set forth in Section 5.28 of this Agreement.

“Tax Opinion” shall have the meaning set forth in Section 9.1(e) of this Agreement.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

11.2    Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3    Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of MLB Common Stock, there shall be made no amendment that pursuant to applicable Law requires further approval by the MLB stockholders without the further approval of the MLB stockholders.

11.4    Waivers.

(a)    Prior to or at the Effective Time, ANB, acting through the ANB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by MLB, to waive or extend the time for the compliance or fulfillment by MLB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that ANB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b)    Prior to or at the Effective Time, MLB, acting through the MLB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB, to waive or extend the time for the compliance or fulfillment by ANB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of MLB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of MLB. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that MLB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5    Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party.

Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to MLB, then to:	Millennium Bank
4340 Newberry Road
Gainesville, Florida 32607
Telecopy Number: (352) 335-7007

Attention: G. Andrew Williams,
President and CEO

with a copy to:	Smith Mackinnon, PA
Citrus Center, Suite 800
255 South Orange Avenue
Orlando, Florida 32801
Telecopy Number: (407) 843-2448

Attention: John P. Greeley, Esq.

If to ANB, then to:	Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203
Telecopy Number: (205) 421-2255

Attention: John H. Holcomb, III,
Chief Executive Officer

with a copy to:	Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 AmSouth/Harbert Plaza
Birmingham, Alabama 35203
Telecopy Number: (205) 254-1999
Telecopy Number: (205) 254-1999

Attention: Mark L. Drew, Esq.

11.7    Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by MLB or ANB, each of MLB and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

11.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

11.10    Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.

11.11    Enforcement of Agreement; Prevailing Party. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any dispute or action between the Parties arising out of this Agreement, including any litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other party all fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

11.12    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13    Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14    Schedules. The disclosures in the Schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.15    Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

11.16    No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

11.17    Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, ANB shall be entitled to revise the structure of the Merger and related transactions in order to cause MLB, rather than Interim, to be the Surviving Bank, provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Internal Revenue Code, and not change the amount of consideration to be received by MLB’s shareholders, (ii) be capable of consummation in as timely a manner as the Merger provided for herein, and (iii) not otherwise be prejudicial to the interests of MLB’s shareholders. This Agreement, the Plan of Merger and any related documents shall be appropriately amended in order to reflect any such revised structure.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

MILLENNIUM BANK
Attest:

By:	/s/ Cynthia J. Delaparte	By:	/s/ G. Andrew Williams
	Its: Secretary		G. Andrew Williams
Its: President and Chief Executive Officer

[BANK SEAL]

ALABAMA NATIONAL BANCORPORATION
Attest:

By:	/s/ Richard Murray, IV	By:	/s/ John H. Holcomb, III
	Its: President and Chief Operating Officer		John H. Holcomb, III
Its: President and Chief

[CORPORATE SEAL]

List of Exhibits

Exhibit A:	Form of Plan of Merger

Exhibit B:	Form of Rule 145 Agreement

Exhibit C:	Form of Smith Mackinnon, PA Opinion

Exhibit D:	Form of Employment Agreement between Alabama National and G. Andrew Williams

Exhibit E:	Form of Maynard, Cooper & Gale, P.C. Opinion

Exhibit A

Form of Plan of Merger

PLAN OF MERGER OF

MILLENNIUM BANK WITH AND INTO

MLB INTERIM BANK

THIS PLAN OF MERGER (this “Plan of Merger”) dated [            ], 2003, describing a merger by and between MILLENNIUM BANK (“MLB”), a Florida state chartered bank having its principal office at [                    ], Gainesville, Florida [            ], and MLB INTERIM BANK (“Interim”), an interim banking corporation in organization under the laws of the State of Florida.

W I T N E S S E T H

WHEREAS, MLB is a banking corporation chartered under the laws of the State of Florida, the authorized capital stock of which consists of 2,000,000 shares of common stock, $5.00 par value per share (“MLB Common Stock”) of which, at the date hereof, 739,067 shares are issued and outstanding, and 127,400 of which are reserved for issuance pursuant to outstanding options;

WHEREAS, Interim, which is an interim Florida banking corporation in organization pursuant to Section 658.42(2) of the Florida Statutes for purposes of facilitating the transactions provided for herein, will be a wholly-owned subsidiary of Alabama National BanCorporation, a Delaware corporation and a bank holding company registered under the Bank Holding Company Act of 1956 (“ANB”);

WHEREAS, the respective Boards of Directors of MLB, Interim and ANB deem the merger of MLB with and into Interim, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective banks, corporations and stockholders, and the respective Boards of Directors have adopted resolutions approving the Agreement and Plan of Merger (which includes this Plan of Merger) of even date herewith by and among MLB and ANB (“Merger Agreement”), providing for all the terms of the merger of MLB with and into Interim;

WHEREAS, the Merger Agreement and this Plan of Merger providing for the merger pursuant to Section 658.42 of the Florida Statutes having been approved by the Board of Directors of each of the parties thereto, the Board of Directors of MLB has directed the Merger Agreement and this Plan of Merger be submitted to the stockholders of MLB; and

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties do hereby agree that the Plan of Merger shall be as follows:

ARTICLE 1

TERMS OF THE MERGER

1.1    The Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), MLB shall be merged with and into Interim pursuant to the provisions of, and with the effect provided under, Florida law (said transaction being hereinafter referred to as the “Merger”), such that from and after the Effective Time, MLB shall be a wholly-owned subsidiary of ANB. On the Effective Time, the separate existence of MLB shall cease and Interim, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Interim as existing on and after the Effective Time being hereinafter sometimes referred to as the “Surviving Bank.”)

1.2    Effective Time. The Articles of Merger evidencing the transactions contemplated herein shall be delivered for filing to the Secretary of State of the State of Florida (the “Secretary”). The Merger shall become effective at the time and on the date the Articles of Merger are accepted for filing by the Secretary, or such later time and date as agreed to by the parties and specified in the Articles of Merger (such date being referred to herein as the “Effective Time”).

1.3    Effect of the Merger. The Merger shall have the effects specified in Section 658.45 of the Florida Statutes.

ARTICLE 2

ARTICLES OF INCORPORATION AND BYLAWS

The Articles of Incorporation and the Bylaws of Interim in effect immediately prior to the Effective Time shall be the Articles of Incorporation and the Bylaws of the Surviving Bank, in each case until amended in accordance with applicable law. Upon the Effective Time, the Articles of Incorporation of the Surviving Bank shall be amended to change its name to “Millennium Bank.” The complete text of the Articles of Incorporation of the Surviving Bank, as amended, is set forth at Exhibit A hereto, which such Exhibit is incorporated by reference herein.

ARTICLE 3

BOARD OF DIRECTORS

At the Effective Time, the Officers of the Surviving Bank shall consist of those persons serving as executives of MLB immediately prior to the Effective Time, and the Board of Directors shall consist of those persons serving as directors of MLB immediately prior to the Effective Time, together with John H. Holcomb III. The name and address of each such officer and director is set forth on Exhibit B hereto. Directors of the Surviving Bank will be elected annually and shall serve until the next election of directors or until their successors are duly elected and qualified.

ARTICLE 4

BUSINESS OF BANK AND OFFICES

4.1    Business of Surviving Bank. The business of the Surviving Bank shall be that of a state banking corporation. The Surviving Bank shall not have trust powers as of the Effective Time.

4.2    Principal Office and Branches. The principle offices of the Surviving Bank shall be located at 4340 Newberry Road, Gainesville, Florida 32607. A list of the branches of the Surviving Bank is attached hereto as Exhibit C.

ARTICLE 5

CAPITAL STOCK

5.1    Conversion of Shares. Subject to the provisions of this Article 5, at the Effective Time, by virtue of the Merger and without any action on the part of ANB, MLB or Interim, or their respective stockholders, the shares of the constituent corporations shall be converted in the manner set forth in Article 3 of the Merger Agreement as attached hereto as Exhibit D and incorporated herein by reference, and stockholders of MLB shall be entitled to shares of ANB common stock and cash as provided therein, except to the extent that such stockholders of MLB have properly exercised dissenters’ rights or as otherwise provided in the Merger Agreement.

5.2    Capital of Surviving Bank. At the Effective Time, the Surviving Bank shall have authorized capital stock of 2,000,000 shares of common stock, par value $5.00 per share, of which 739,067 shall be issued and outstanding to ANB. The Surviving Bank shall have surplus and retained earnings equal to the capital accounts of MLB and Interim immediately prior to the Effective Time. All such amounts of surplus and retained earnings shall be adjusted for normal earnings and expenses and for any accounting adjustments relating to the Merger provided for herein.

ARTICLE 6

CONDITIONS TO MERGER

This Plan of Merger is subject to the following terms and conditions:

6.1    Merger Agreement Conditions. The obligations of MLB and Interim to effect the Merger as herein provided shall be subject to the satisfaction, unless duly waived, of the conditions set forth in the Merger Agreement, including without limitation those set forth in Article 9 thereof, which conditions are incorporated herein by reference to the Merger Agreement.

6.2    Regulatory Approvals. The Florida Department of Banking and Finance (or its successor) shall have approved this Plan of Merger and shall have issued all other necessary authorizations and approvals for the Merger, including the Certificate of Merger. The appropriate federal regulatory agencies shall have approved the Merger and the transactions provided for in the Merger Agreement and shall have issued all other necessary authorizations and approvals for the Merger and the transactions provided for in the Merger Agreement, and any statutory waiting period shall have expired.

ARTICLE 7

STOCKHOLDER APPROVAL

This Plan of Merger has been approved by the written consent of ANB, the sole shareholder of Interim, and the affirmative vote of holders of at least a majority of the outstanding MLB Common Stock at a meeting of stockholders duly called by the Directors of MLB or as otherwise provided in its bylaws. MLB and Interim shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of actions, and the satisfaction of all other requests prescribed by law or otherwise necessary or appropriate for consummation of the Merger and the transactions contemplated thereby, including, without limitation, any necessary regulatory approvals and consents.

ARTICLE 8

FURTHER ASSURANCES

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances, or assurances are necessary or desirable to vest, perfect, or confirm in the Surviving Bank title to any property or rights of MLB, or otherwise carry out the provisions hereof, the proper officers and directors of MLB, as of the Effective Time, and thereafter the officers of the Surviving Bank, acting on behalf of MLB, shall execute and deliver any and all property or assignments, conveyances, and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE 9

ABANDONMENT AND TERMINATION

Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the stockholders of MLB, this Plan of Merger may be terminated and the Merger abandoned as provided in the Merger Agreement. Any termination of the Merger Agreement pursuant to the terms thereof shall for all purposes constitute a termination of this Plan of Merger.

ARTICLE 10

MISCELLANEOUS

10.1    This Plan of Merger may be amended or supplemented at any time by mutual agreement of MLB and Interim. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and shall be subject to the proviso in Section 11.3 of the Merger Agreement.

10.2    Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Merger Agreement.

10.3    The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

10.4    This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent federal law may applicable.

10.5    Notwithstanding anything to the contrary herein or elsewhere, this Plan of Merger is subject to the terms and conditions of the Merger Agreement, which are incorporated herein by reference. In the event of any inconsistency or conflict in the terms or conditions of this Plan of Merger and those of the Merger Agreement, the terms and conditions of the Merger Agreement shall control.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, MLB and Interim have caused the signatures and seals of said constituent banks to be affixed hereto as of the date first set forth above, each hereunto set by its President or a Vice President and attested by its Cashier or Secretary, pursuant to a resolution of its Board of Directors, acting by a majority thereof.

MILLENNIUM BANK
Attest:

By:		By:
	Its: Secretary	G. Andrew Williams
Its: President and Chief Executive Officer

[BANK SEAL]

MILLENNIUM INTERIM BANK (IN ORGANIZATION)
Attest:

By:		By:
	Its: Secretary	[ ]
Its:President

Exhibit B

Form of Rule 145 Agreement

[                            ], 2003

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Ladies and Gentlemen:

The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an “affiliate” of Millennium Bank, a Florida banking corporation (“MLB”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of [                ], 2003 (the “Merger Agreement”), executed by MLB and Alabama National BanCorporation, a Delaware corporation (“ANB”), MLB will be merged with and into a wholly-owned subsidiary of ANB (the “Merger”).

As a result of the Merger, the undersigned may receive shares of common stock, par value $1.00 per share, of ANB (such shares received by the undersigned as a result of the Merger are hereinafter referred to as the “ANB Securities”) in exchange for any shares of common stock of MLB owned by the undersigned.

The undersigned represents, warrants and covenants to ANB that:

(a)    The undersigned shall not make any sale, transfer or other disposition of the ANB Securities in violation of the Act or the Rules and Regulations.

(b)    The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of ANB Securities, to the extent the undersigned has considered necessary, with the undersigned’s counsel or counsel for MLB.

(c)    The undersigned has been advised that the issuance of ANB Securities to the undersigned pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of the shareholders of MLB, the undersigned may be deemed to have been an affiliate of MLB and the distribution by the undersigned of the ANB Securities has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of ANB Securities issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act (as hereafter amended, “Rule 145”), or (iii) ANB has received an opinion of counsel reasonably acceptable to ANB (or other evidence reasonably acceptable to ANB) that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d)    The undersigned understands that ANB is under no obligation to register the sale, transfer or other disposition of the ANB Securities by the undersigned or on the undersigned’s behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e)    The undersigned also understands that stop transfer instructions will be given to ANB’s transfer agent with respect to the ANB Securities and that there will be placed on the certificates for the ANB Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED                             ,             , BETWEEN THE REGISTERED HOLDER HEREOF AND ALABAMA NATIONAL BANCORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ALABAMA NATIONAL BANCORPORATION.”

(f)    The undersigned also understands that unless the transfer by the undersigned of the undersigned’s ANB Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, ANB reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

(g)    It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend and the related stop transfer instructions will be lifted forthwith, at such time as (i) the undersigned is not an affiliate of ANB and a period of at least one year (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger, and ANB meets the requirements of paragraph (c) of Rule 144 under the Act, (ii) the undersigned is not, and has not been for at least three months, an affiliate of ANB, and a period of at least two years (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger or (iii) ANB shall have received an opinion of counsel or other evidence, in each case reasonably acceptable to ANB, that such legend and stop transfer instructions are not required for purposes of the Act.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of MLB as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

[signature]

[typed or printed name]

Accepted this              day of             , 2003 by

ALABAMA NATIONAL BANCORPORATION

By:

Name:

Title:

Exhibit C

Form of Smith Mackinnon, PA Opinion

[Letterhead of Smith Mackinnon, PA]

[                            ], 2003

BY HAND DELIVERY

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Attn: Chairman

Re:	Merger of Millennium Bank and MLB Interim Bank, a wholly-owned subsidiary of Alabama National BanCorporation

Gentlemen:

We are counsel to Millennium Bank (“MLB”), a state banking corporation organized and existing under the laws of the State of Florida, and have represented MLB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of [            ], 2003 (the “Agreement”), by and between Alabama National BanCorporation (“ANB”) and MLB.

This opinion is delivered pursuant to Section 9.2(d) of the Agreement. Capitalized terms used in this opinion shall have the meanings set forth in the Agreement.

[Mutually agreeable, customary assumptions and qualifications to be inserted here.]

Based upon and subject to the foregoing, we are of the opinion that:

1.    MLB is a state banking corporation organized under the laws of the State of Florida, its status is active and it has the corporate power to carry on the business in which it is engaged, as described in the proxy statement used to solicit the approval by the MLB stockholders of the transactions provided for in the Agreement, and to own the properties owned by it.

2.    The execution and delivery of the Agreement by MLB, and MLB’s compliance with its terms, do not and will not violate any provision of the Articles of Incorporation or Bylaws of MLB. To our knowledge but without any independent investigation, the execution and delivery of the Agreement and of the Plan of Merger, and compliance with their terms, do not and will not result in any breach of or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any MLB Company is a party or by which any MLB Company is bound.

3.    In accordance with the Bylaws of MLB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement and the Plan of Merger have been duly approved by the Board of Directors of MLB and by the holders of at least a majority of the outstanding shares of MLB at the Stockholders’ Meeting.

4.    The Agreement and the Plan of Merger have been duly and validly executed and delivered by MLB. Assuming valid authorization, execution and delivery by ANB, the Agreement and the Plan of Merger are binding obligations of MLB, enforceable against MLB under the law of Florida and the Federal law of the United States. Our opinion concerning the validity, binding effect and enforceability of the Agreement and the Plan of Merger means that: (a) the Agreement and the Plan of Merger constitute effective contracts under applicable law; (b) the Agreement and the Plan of Merger are not invalid in their entirety because of a specific statutory prohibition or public policy, and are not subject in their entirety to a contractual defense; and (c) subject to the last sentence of this paragraph, some remedies are available if MLB is in material default under the Agreement or the Plan of Merger. This opinion does not mean that (a) any particular remedy is available upon a material default, or (b) every provision of the Agreement and the Plan of Merger will be upheld or enforced in any circumstance by a court. Furthermore, the validity, binding effect, and the enforceability of the Agreement and the Plan of Merger may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules and regulations, or other laws affecting the enforcement of creditors rights and remedies generally, and (b) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

5.    The authorized capital stock of MLB consists of 2,000,000 shares of MLB Common Stock, of which [            ] shares are issued and outstanding. The shares of MLB Common Stock that are issued and outstanding were to our knowledge not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under Florida law. There are currently outstanding options with the right to purchase a total of [            ] shares of MLB Common Stock. To our knowledge, except as set forth in Section 5.3(a) of the Agreement, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating MLB to issue any equity securities or acquire any of its equity securities.

This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991 issued by the Business Law Section of The Florida Bar (the “Report”). The Report is incorporated by reference into this opinion.

This opinion is delivered solely for reliance by ANB.

Sincerely,

SMITH MACKINNON, PA

By:

Exhibit D

Form of Employment Agreement

(Attached)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [            ]day of [                    ], 2003 (the “Effective Date”), by and between ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (“ANB”); MILLENNIUM BANK (f/k/a MLB Interim Bank), a Florida banking corporation (“Bank”; hereinafter together with ANB referred to as “Employer”); and G. ANDREW WILLIAMS (“Executive”).

Recitals

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated [                ], 2003, between ANB and Millennium Bank, a Florida banking Corporation (“MLB”), MLB has merged with and into the Bank,1/ which is a wholly-owned subsidiary of ANB; and

WHEREAS, Executive has served as the President and Chief Executive Officer of MLB since its inception, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.    Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

2.    Employment Term. The employment of Executive by Employer as provided in Section 1 will be for a period of three (3) years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive the termination of Executive’s Employment, as more particularly described herein.

3.    Duties; Extent of Services. Executive shall perform for Bank all duties incident to the positions of President and Chief Executive Officer of Bank, under the direction of the board of directors of Bank or its designee. In addition, Executive shall engage in such other

1/	In connection with such merger, the Bank changed its name from “MLB Interim Bank” to “Millennium Bank.”

services for Bank or its affiliated companies as Employer from time to time shall direct. The precise services of Executive and the title of Executive’s position may be extended, curtailed or modified by Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to Bank’s business.

4.    Compensation. From the Effective Date through the termination of Executive’s employment:

(a)    Base Salary. Executive’s total annual base salary shall be $150,000, payable with the same frequency as the salaries of other employees of Employer. Executive’s base salary shall be reviewed at least annually during the term of this Agreement to ascertain whether, in the judgment of the Bank’s board of directors or the board’s designee, such base salary should be increased; provided, however, that if the Bank’s total assets as of December 31, 2003, as reported on the Bank’s Report of Income and Condition filed with the FDIC, equal or exceed 120% of MLB’s total assets as of December 31, 2002, as reported on MLB’s Report of Income and Condition filed with the FDIC, then Executive’s base salary for calendar year 2004, and thereafter for the remainder of the employment term, will be at least $160,000.

(b)    Annual Bonus Opportunity. Executive shall be eligible to receive an annual bonus, the amount of which, if any, shall be determined by the Bank’s board of directors or its designee after an annual review of the performance of the Executive and the Bank for the prior calendar year; provided, however, that if 2003 Net Income (as defined below) is at least $1.2 million, then Executive will be entitled to an annual bonus for calendar year 2003 in an amount no less than the sum of (i) $30,000 plus (ii) 10% of the amount, if any, by which 2003 Net Income exceeds $1.2 Million. For example, if 2003 Net Income were $1.5 million, the annual bonus for calendar year 2003 would be $60,000. The term “2003 Net Income” means the Bank’s net income for the 12-month period ending December 31, 2003, as reported on the Bank’s Report of Income and Condition filed with the FDIC, but adjusted to exclude the impact of any Conforming Adjustments (as defined in the Merger Agreement). Throughout calendar year 2003, the Bank will accrue for the amount of any bonus amount reasonably expected to be payable pursuant to this Section 4(b). Executive acknowledges and agrees that such accruals will have the effect of reducing 2003 Net Income on a dollar for dollar basis.

(c)    Benefits. Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer’s health and retirements plan, as provided in Employer’s Personnel Policy and as such may be amended from time to time; provided, however, that Executive shall be entitled to at least 15 days of paid vacation per year.

(d)    Equity Incentives/BOLI. Executive shall be eligible to participate in Employer’s bank-owned life insurance program (or another available retirement/deferred compensation program) and to receive awards under any stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by Employer from time to time for which senior executives of ANB’s other bank subsidiaries are eligible to participate. Executive’s participation in, and awards under, such plans and arrangements, if any, shall be determined from time to time by the Bank’s board of directors or its designee. In particular,

Executive shall be eligible to participate in Employer’s Performance Share Plan, with awards, if any, granted at the end of each operating year on a subjective basis only.

(e)    Club Dues. Employer will pay or reimburse the regular monthly dues for Executive’s memberships in (i) Gainesville Golf and Country Club and (ii) Haile Plantation Golf Club.

(f)    Automobile Allowance. Executive shall be entitled to a $800 monthly automobile allowance or to the use of an automobile owned by Employer.

(g)    Initial Bonus. Within five (5) days of the Effective Date, Executive shall be entitled to a one-time initial bonus in the amount of $210,000.

5.    Compliance With Rules and Policies. Executive shall comply with all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

6.    Representation of Executive. Executive represents to Employer that he is not subject to any rule, regulation or agreement, including without limitation, any non-compete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive’s ability to engage in the activities provided for in this Agreement.

7.    Disclosure of Information. Executive acknowledges that any documents and information, whether written or not, that came or come into Executive’s possession or knowledge during Executive’s course of employment with MLB or Employer, including, without limitation the financial and business conditions, goals and operations of MLB, Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of Employer’s business. Executive will not, during or after the term of this Agreement: (i) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive’s employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer’s business methods, sales, services, or techniques, regardless of whether the same is written or not. If Executive breaches the terms of this Section 7, Executive will pay any damages proven by Employer, including reasonable attorney fees.

8.    Competition.

(a)    During the period of his employment by Employer and, subject to the provisions of Section 9 below, for a period of one (1) year after such employment terminates (whether such employment shall have ended voluntarily, involuntarily, by reason of the expiration or termination of this Agreement or otherwise), Executive shall not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly: (i) carry on or engage in the business of banking or any similar business in the Florida counties of Lake, Sumter, Marion or Alachua; (ii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, bank or bank holding company in organization, corporation or other person or entity that has a majority of its total assets in the Florida counties of Lake, Sumter, Marion and/or Alachua; (iii) solicit or do banking or similar business with, or assist any other person or entity to solicit or do banking or similar business with, any existing or prospective customer of Bank or ANB (or of any of their respective subsidiaries or affiliates) in the Florida counties of Lake, Sumter, Marion or Alachua; or (iv) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason, or hire any such employee of Bank or ANB or any of their subsidiaries or affiliates, without the prior written consent of ANB.

(b)    Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

(c)     If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended one (1) day for each day in which a violation of such covenants occurs. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

(d)    For so long as the restrictions in Section 8(a) remain in place, Executive will, within ten (10) days after accepting any other employment, advise Employer in writing of the identity of such employer. Employer may serve notice upon each such employer that Executive is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof.

(e)    Executive acknowledges that (i) Executive has occupied, and will continue to occupy, a position of trust and confidence with MLB and the Bank prior to the date hereof and has and will become familiar with Confidential Information, including without limitation trade secrets, as that term is defined in Section 688.002(4) of the Florida Code; (ii) ANB has required that Executive make the covenants set forth in Sections 7 and 8 of this Agreement as a material condition to ANB’s acquisition of the capital stock of MLB, including capital stock owned by Executive; (iii) the provisions of Sections 7 and 8 of this Agreement are reasonable in geographic scope and duration and are necessary to protect and preserve Employer’s legitimate business interests, including, without limitation, its trade secrets, valuable confidential business information, relationships with specific prospective and existing customers, customer goodwill, and specialized training provided to Executive; and (iv) Employer would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 or 8 of this Agreement.

9.    Termination of Employment.

(a)    If Employer terminates Executive’s employment hereunder “For Cause,” all rights and obligations specified in Section 8(a) shall survive any such termination through the third (3rd) anniversary of the Effective Date, and Executive shall not be entitled to any further compensation or benefits from Employer. “For Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act on the part of Executive which constitutes fraud, malfeasance of duty or conduct grossly inappropriate to Executive’s office and is reasonably likely to lead to material injury to Bank, ANB or a successor or affiliate of Bank or ANB; (iii) a felony indictment of Executive; or (iv) the suspension or removal of Executive by federal or state banking regulatory authorities. In addition, the services of Executive and the obligations of ANB under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term “total disability” shall mean Executive’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

(b)    If Employer terminates Executive other than For Cause, or if Executive terminates his employment for “Good Reason,” Employer shall provide Severance Compensation (as defined below) until the third (3rd) anniversary of the Effective Date, and all rights and obligations specified in Section 8(a) shall survive such termination until the later of (i) the third (3rd) anniversary of the Effective Date, or (ii) the first (1st) anniversary of the date of such termination; provided, however, that the rights and obligations in Section 8(a) shall only extend past the third (3rd) anniversary of the Effective Date for so long as Employer continues to provide Severance Compensation. Other than the payment provided for in this Section 9(b), Executive acknowledges that he shall not be entitled to any other payments, benefits or damages from Employer in connection with a termination of Executive by Employer other than For Cause, and Executive hereby waives all rights and claims with respect thereto. “Good Reason” means a material breach of this Agreement by Employer, after Executive has provided written notice of such breach to Employer, and Employer has been afforded at least 30 days to remedy such breach.

(c)    If Executive terminates his employment hereunder for any reason (other than Good Reason) prior to the third (3rd) anniversary of the Effective Date, (i) all rights and obligations specified in Section 8(a) shall survive any such termination through the first (1st) anniversary of the date of such termination, (ii) Executive shall not be entitled to any further compensation or benefits from Employer, and (iii) Employer shall be entitled to all remedies available under this Agreement and applicable law; provided, however, that if the first (1st) anniversary of the date of termination occurs prior to the third (3rd) anniversary of the Effective Date, then, at Employer’s sole option and election, Employer may continue paying to Executive his base salary (as in effect on the date of termination) from and after the first (1st) anniversary of the date of termination, and all rights and obligations specified in Section 8(a) shall continue for so long as such payments are made, not to exceed the third (3rd) anniversary of the Effective Date. Notwithstanding the foregoing, if after the occurrence of a Change in Control (as defined below), (i) Executive is assigned duties materially inconsistent with Executive’s authorities, duties, responsibilities and status as President and Chief Executive Officer of Bank, and (ii)

Executive thereafter voluntarily terminates his employment hereunder, the rights and obligations specified in Section 8(a) shall terminate and shall not survive any such termination of employment. “Change in Control” means (1) any transaction, whether by merger, consolidation, tender offer or otherwise, which results in the acquisition of beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock of ANB; or (2) the sale of all or substantially all of the assets of ANB.

(d)    Upon the natural expiration of the employment term pursuant to Section 2 above, the rights and obligations of Section 8(a) shall survive for so long as Employer provides Executive with Severance Compensation, not to exceed the first (1st) anniversary of the date of such termination of employment.

(e)    The provisions of Section 7 and Section 8 shall survive the termination of this Agreement and the termination of Executive’s employment, whether voluntary or involuntary.

(f)    “Severance Compensation” means the following:

(i)    Continued payment of Executive’s base salary, as in effect on the date of termination, payable at the times and in the manner such base salary would have been paid if Executive had continued in the employment of the Bank; and

(ii)    Continuation of (A) the fringe benefits set forth in Sections 4(e) and 4(f) above and (B) medical and dental insurance coverage (through either an insurance policy or through self-insurance) comparable to the level of such coverage under Employer’s medical insurance plans under which the Executive and his family are eligible to receive coverage as of the date of termination. Such medical and dental coverage shall be provided to the Executive and his family at the same premium cost to other employees of Bank, as such may be adjusted from time to time. Upon any subsequent employment, “Severance Compensation” shall no longer include the fringe benefits identified in (A) above or, to the extent that Executive is eligible to receive substantially similar health and/or dental coverage from such subsequent employer, the coverage identified in (B) above.

10.    Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Bank to Millennium Bank, Attention: Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to his last known address of record contained in the Bank’s personnel files.

11.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing by the parties. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and MLB, including but not limited to that certain Employment Agreement dated October 8, 2002.

12.    Validity. Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Employer the maximum protection permitted by law. The parties expressly deem the length of time and the size of the territory provided for in Section 8 of this Agreement to be reasonable. If, however, any court of competent jurisdiction decides, holds, adjudges or decrees that the length of time and/or the size of the territory provided for in Section 8 of this Agreement is/are unreasonable, then it is the express intent of the parties that such court determine the length of time and/or size of the territory that is/are reasonable and that such court enforce the terms of this Agreement in accordance with such determination.

13.    Default. In the event of any conduct by either party violating any provision of this Agreement, the non-breaching party shall be entitled, if it so elects, to injunctive relief and/or to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for such conduct, to enforce specific performance of such provision or to obtain any other relief or any combination of the foregoing that such party may elect to pursue. In the event legal proceedings are necessary for either party to enforce the terms of this Agreement, the prevailing party (by final judgment or other non-appealable order) shall be entitled to recover the cost of said legal proceedings, including, but not limited to reasonable attorney fees.

14.    Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

15.    Accounting Matters. The parties agree to work together in good faith to resolve any dispute regarding the calculation of the Bank’s total assets and/or 2003 Net Income for purposes of Sections 4(a) and 4(b). However, if the parties are unable to resolve any such dispute, the parties agree that the dispute shall be submitted to ANB’s certified public accountants (the “Accountants”) for a final and binding resolution. Any such determination shall be made in accordance with U.S. generally accepted accounting principles. Each party shall be responsible for the fees and expenses of its own counsel and advisors, but ANB shall pay the fees and expenses of the Accountants.

16.    Waiver of Claims. In consideration of the obligations of Employer hereunder, Executive, except as otherwise provided in this Agreement, unconditionally releases Employer, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of Executive’s employment by Employer, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on Employer’s right to terminate Executive’s employment, such as any alleged implied contract of employment or termination contrary to public policy. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than twenty-one days to consider this Agreement prior to execution hereof, and that he may revoke this Agreement at any time within seven days following the execution hereof by written notice to Employer.

17.    Tax Withholding. All compensation payable pursuant to this Agreement, including without limitation Severance Compensation, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.

“Executive”:

G. ANDREW WILLIAMS

STATE OF FLORIDA            )

ALACHUA COUNTY            )

I, the undersigned authority, a Notary Public in and for said County in said State, do hereby certify that G. Andrew Williams, whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this the              day of                 , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

“Bank”:

MILLENNIUM BANK

By:
[ ], Chairman

STATE OF FLORIDA            )

ALACHUA COUNTY            )

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that [            ], whose name as Chairman of Millennium Bank, a Florida banking corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily for and as the act of said banking corporation.

Given under my hand and official seal this the              day of                 , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

“ANB”:

ALABAMA NATIONAL BANCORPORATION

By:
John H. Holcomb, III, CEO

STATE OF ALABAMA            )

JEFFERSON COUNTY            )

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that John H. Holcomb III, whose name as Chief Executive Officer of Alabama National BanCorporation, a Delaware corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this the              day of                 , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

Exhibit E

Form of Maynard, Cooper & Gale, P.C. Opinion

[Letterhead of Maynard, Cooper & Gale, P.C.]

[            ], 2003

BY HAND DELIVERY

Millennium Bank

Gainesville, Florida
Attn:

Re:	Merger of Millennium Bank and MLB Interim Bank, a wholly-owned subsidiary of Alabama National BanCorporation

Gentlemen:

We are counsel to Alabama National BanCorporation (“ANB”), a corporation organized and existing under the laws of the State of Delaware, and have represented ANB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of [            ], 2003 (the “Agreement”), by and between Millennium Bank (“MLB”) and ANB.

This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meanings set forth in the Agreement.

[Mutually agreeable, customary assumptions and qualifications to be inserted here.]

Based upon and subject to the foregoing, we are of the opinion that:

1.    ANB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged, as described in the proxy statement used to solicit the approval by the MLB stockholders of the transactions provided for the Agreement, and to own the properties owned by it.

2.    The execution and delivery of the Agreement by ANB, and ANB’s compliance with its terms, do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of ANB. To the best of our knowledge but without any independent investigation, the execution and delivery of the Agreement, and compliance with its terms, do not and will not result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any ANB Company is a party or by which any ANB Company is bound.

3.    In accordance with the Bylaws of ANB and pursuant to resolutions duly adopted by its Board of Directors, the Agreement has been duly adopted and approved by the Board of Directors of ANB.

4.    The Agreement has been duly and validly executed and delivered by ANB. Assuming valid authorization, execution and delivery by MLB, the Agreement constitutes the valid and binding agreement of ANB, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

5.    The authorized capital stock of ANB consists of 27,500,000 shares of ANB Common Stock, of which [            ] shares were issued and outstanding as of [            ], 2003, and 100,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The shares of ANB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Delaware General Corporation Law. The shares of ANB Common Stock to be issued to the stockholders of MLB as contemplated by the Agreement are duly authorized, and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and nonassessable.

This opinion is delivered solely for reliance by MLB.

Sincerely,
MAYNARD, COOPER & GALE, P.C.

By:

APPENDIX B

PLAN OF MERGER

of

MILLENNIUM BANK

with and into

MLB INTERIM BANK

Dated as of

January 28, 2003

PLAN OF MERGER OF

MILLENNIUM BANK WITH AND INTO

MLB INTERIM BANK

THIS PLAN OF MERGER (this “Plan of Merger”) dated as of January 28, 2003, describing a merger by and between MILLENNIUM BANK (“MLB”), a Florida state chartered bank having its principal office at 4340 West Newberry Road, Gainesville, Florida 32607, and MLB INTERIM BANK (“Interim”), an interim banking corporation in organization under the laws of the State of Florida.

W I T N E S S E T H

WHEREAS, MLB is a banking corporation chartered under the laws of the State of Florida, the authorized capital stock of which consists of 2,000,000 shares of common stock, $5.00 par value per share (“MLB Common Stock”) of which, at the date hereof, 739,067 shares are issued and outstanding, and 127,400 of which are reserved for issuance pursuant to outstanding options;

WHEREAS, Interim, which is an interim Florida banking corporation in organization pursuant to Section 658.42(2) of the Florida Statutes for purposes of facilitating the transactions provided for herein, will be a wholly-owned subsidiary of Alabama National BanCorporation, a Delaware corporation and a bank holding company registered under the Bank Holding Company Act of 1956 (“ANB”);

WHEREAS, the respective Boards of Directors of MLB, Interim and ANB deem the merger of MLB with and into Interim, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective banks, corporations and stockholders, and the respective Boards of Directors have adopted resolutions approving the Agreement and Plan of Merger (which includes this Plan of Merger) of even date herewith by and among MLB and ANB (“Merger Agreement”), providing for all the terms of the merger of MLB with and into Interim;

WHEREAS, the Merger Agreement and this Plan of Merger providing for the merger pursuant to Section 658.42 of the Florida Statutes having been approved by the Board of Directors of each of the parties thereto, the Board of Directors of MLB has directed the Merger Agreement and this Plan of Merger be submitted to the stockholders of MLB; and

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties do hereby agree that the Plan of Merger shall be as follows:

ARTICLE 1

TERMS OF THE MERGER

1.1    The Merger.    Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), MLB shall be merged with and into Interim pursuant to the provisions of, and with the effect provided under, Florida law (said transaction being hereinafter referred to as the “Merger”), such that from and after the Effective Time, MLB shall be a wholly-owned subsidiary of ANB. On the Effective Time, the separate existence of MLB shall cease and Interim, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Interim as existing on and after the Effective Time being hereinafter sometimes referred to as the “Surviving Bank.”)

1.2    Effective Time.    The Articles of Merger evidencing the transactions contemplated herein shall be delivered for filing to the Secretary of State of the State of Florida (the “Secretary”). The Merger shall become effective at the time and on the date the Articles of Merger are accepted for filing by the Secretary, or such later time and date as agreed to by the parties and specified in the Articles of Merger (such date being referred to herein as the “Effective Time”).

1.3    Effect of the Merger.    The Merger shall have the effects specified in Section 658.45 of the Florida Statutes.

ARTICLE 2

ARTICLES OF INCORPORATION AND BYLAWS

The Articles of Incorporation of Interim in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until amended in accordance with applicable law; provided, however, that upon the Effective Time, the Articles of Incorporation of the Surviving Bank shall be amended to change its name to “Millennium Bank.” The complete text of the Articles of Incorporation of the Surviving Bank, as amended, is set forth at Exhibit A hereto, which such Exhibit is incorporated by reference herein. The Bylaws of MLB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.

ARTICLE 3

BOARD OF DIRECTORS

At the Effective Time, the Officers of the Surviving Bank shall consist of those persons serving as executives of MLB immediately prior to the Effective Time, and the Board of Directors shall consist of those persons serving as directors of MLB immediately prior to the Effective Time, together with John H. Holcomb III. The name and address of each such officer and director is set forth on Exhibit B hereto. Directors of the Surviving Bank will be elected annually and shall serve until the next election of directors or until their successors are duly elected and qualified.

ARTICLE 4

BUSINESS OF BANK AND OFFICES

4.1    Business of Surviving Bank.    The business of the Surviving Bank shall be that of a state banking corporation. The Surviving Bank shall not have trust powers as of the Effective Time.

4.2    Principal Office and Branches.    The principle offices of the Surviving Bank shall be located at 4340 Newberry Road, Gainesville, Florida 32607. A list of the principal office and branches of the Surviving Bank is attached hereto as Exhibit C.

ARTICLE 5

CAPITAL STOCK

5.1    Conversion of Shares.    Subject to the provisions of this Article 5, at the Effective Time, by virtue of the Merger and without any action on the part of ANB, MLB or Interim, or their respective stockholders, the shares of the constituent corporations shall be converted in the manner set forth in Exhibit D attached hereto and incorporated herein by reference, and stockholders of MLB shall be entitled to shares of ANB common stock and cash as provided therein, except to the extent that such stockholders of MLB have properly exercised dissenters’ rights or as otherwise provided in the Merger Agreement.

5.2    Capital of Surviving Bank.    At the Effective Time, the Surviving Bank shall have authorized capital stock of 2,000,000 shares of common stock, par value $5.00 per share, of which 739,067 shall be issued and outstanding to ANB. The Surviving Bank shall have surplus and retained earnings equal to the capital accounts of MLB and Interim immediately prior to the Effective Time. All such amounts of surplus and retained earnings shall be adjusted for normal earnings and expenses and for any accounting adjustments relating to the Merger provided for herein.

ARTICLE 6

CONDITIONS TO MERGER

This Plan of Merger is subject to the following terms and conditions:

6.1    Merger Agreement Conditions.    The obligations of MLB and Interim to effect the Merger as herein provided shall be subject to the satisfaction, unless duly waived, of the conditions set forth in the Merger Agreement, including without limitation those set forth in Article 9 thereof, which conditions are incorporated herein by reference to the Merger Agreement.

6.2    Regulatory Approvals.    The Florida Department of Financial Services shall have approved this Plan of Merger and shall have issued all other necessary authorizations and approvals for the Merger, including the Certificate of Merger. The appropriate federal regulatory agencies shall have approved the Merger and the transactions provided for in the Merger Agreement and shall have issued all other necessary authorizations and approvals for the Merger and the transactions provided for in the Merger Agreement, and any statutory waiting period shall have expired.

ARTICLE 7

STOCKHOLDER APPROVAL

As a condition precedent to the Merger, this Plan of Merger shall have been approved by the written consent of ANB, the sole shareholder of Interim, and the affirmative vote of holders of at least a majority of the outstanding MLB Common Stock at a meeting of stockholders duly called by the Directors of MLB or as otherwise provided in its bylaws. MLB and Interim shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of actions, and the satisfaction of all other requests prescribed by law or otherwise necessary or appropriate for consummation of the Merger and the transactions contemplated thereby, including, without limitation, any necessary regulatory approvals and consents.

ARTICLE 8

FURTHER ASSURANCES

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances, or assurances are necessary or desirable to vest, perfect, or confirm in the Surviving Bank title to any property or rights of MLB, or otherwise carry out the provisions hereof, the proper officers and directors of MLB, as of the Effective Time, and thereafter the officers of the Surviving Bank, acting on behalf of MLB, shall execute and deliver any and all property or assignments, conveyances, and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE 9

ABANDONMENT AND TERMINATION

Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the stockholders of MLB, this Plan of Merger may be terminated and the Merger abandoned as provided in the Merger Agreement. Any termination of the Merger Agreement pursuant to the terms thereof shall for all purposes constitute a termination of this Plan of Merger.

ARTICLE 10

MISCELLANEOUS

10.1    This Plan of Merger may be amended or supplemented at any time by mutual agreement of MLB and Interim. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and shall be subject to the proviso in Section 11.3 of the Merger Agreement.

10.2    Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Merger Agreement.

10.3    The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

10.4    This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent federal law may applicable.

10.5    Notwithstanding anything to the contrary herein or elsewhere, this Plan of Merger is subject to the terms and conditions of the Merger Agreement, which are incorporated herein by reference. In the event of any inconsistency or conflict in the terms or conditions of this Plan of Merger and those of the Merger Agreement, the terms and conditions of the Merger Agreement shall control.

IN WITNESS WHEREOF, MLB and Interim have caused the signatures and seals of said constituent banks to be affixed hereto as of the date first set forth above, each hereunto set by its President or a Vice President and attested by its Cashier or Secretary, pursuant to a resolution of its Board of Directors, acting by a majority thereof.

ATTEST:		MILLENNIUM BANK

By:	/s/ CYNTHIA J. DELAPARTE	By:	/s/ G. ANDREW WILLIAMS
	Its: Secretary	Its:	G. Andrew Williams President and Chief Executive Officer

[BANK SEAL]

ATTEST:		MLB INTERIM BANK (IN ORGANIZATION)

By:	/s/ CYNTHIA J. DELAPARTE	By:	/s/ G. ANDREW WILLIAMS
	Its: Secretary	Its:	G. Andrew Williams President

APPENDIX C

PROVISIONS OF FLORIDA STATUTES

RELATING TO DISSENTERS’ RIGHTS

PROVISIONS OF THE FLORIDA STATUTES RELATING TO

DISSENTERS’ RIGHTS

The 2000 Florida Statutes

Title XXXVIII

BANKS AND BANKING

Chapter 658

Banking Code: Banks And Trust Companies

658.44    Approval by stockholders; rights of dissenters; preemptive rights.

(1)    The department shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved:

(a)    By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

(b)    After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.

(2)    Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

(a)    Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

(b)    As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or

(c)    With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

Hereinafter in this section, the term “dissenting shares” means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

(3)    On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

(4)    The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

(5)    The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

(6)    Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

(7)    The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

(8)    The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

(9)    After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

APPENDIX D

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

[Letterhead of Keefe, Bruyette & Woods, Inc.]

January 28, 2003

The Board of Directors

Millennium Bank

4340 Newberry Road

Gainesville, Florida 32607

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Millennium Bank (“Millennium”) of the Dollar Equivalent Per Share Consideration in the proposed merger (the “Merger”) of Millennium into Alabama National BanCorporation (“Alabama National”), pursuant to the Agreement and Plan of Merger, dated as of January 28, 2003, between Millennium and Alabama National (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock of Millennium, par value $5.00 per share, (the “Common Shares”) will be converted into the right to receive, at the election of a Millennium shareholder, (a) a combination of $1.52 in cash and 0.63115 shares of common stock of Alabama National, par value $1.00 per share, or (b) all cash with the same value as calculated in (a). Subject to the formulas and certain adjustments as set forth in the Agreement, amounts calculated in (a) and (b) will be fixed at $29.29 if the Average Quoted Price, as defined in the Agreement, of Alabama National’s common stock is between $39.00 and $44.00.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Millennium and Alabama National, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Millennium and Alabama National for our own account and for the accounts of our

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customers. We have acted exclusively for the Board of Directors of Millennium in rendering this fairness opinion and will receive a fee from Millennium for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Millennium and Alabama National and the Merger, including among other things, the following: (i) the Agreement; (ii) the Audited Financial Reports for the two years ended December 31, 2001 and 2000 of Millennium; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2001, 2000 and 1999 of Alabama National; (iv) certain interim reports to stockholders of Millennium and certain other communications from Millennium to its respective shareholders; (v) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Alabama National and certain other communications from Alabama National to its respective stockholders; and (vi) other financial information concerning the businesses and operations of Millennium and Alabama National furnished to us by Millennium and Alabama National for purposes of our analysis. We have also held discussions with senior management of Millennium and Alabama National regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Millennium and Alabama National with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Millennium and Alabama National as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Millennium and Alabama National are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Millennium or Alabama National, nor have we examined any individual credit files.

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We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Millennium and Alabama National; (ii) the assets and liabilities of Millennium and Alabama National; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof, and does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Millennium or any other business combination in which Millennium might engage.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Dollar Equivalent Per Share Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/    KEEFE, BRUYETTE & WOODS, INC.

Keefe, Bruyette & Woods, Inc.

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